Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 2 TO FACILITY DOCUMENTS, dated as of October 10, 2024 (this “Amendment”), among Tech Income Funding II LLC, as borrower (the “Borrower”), Owl Rock Technology Income Corp., as collateral manager (the “Collateral Manager”) and as equityholder (the “Equityholder”), Citibank, N.A., as lender (the “Lender”) and as administrative agent (the “Administrative Agent”), Alter Domus (US) LLC, as the resigning custodian (the “Resigning Custodian”) and State Street Bank and Trust Company, as the successor custodian (the “Successor Custodian”).

WHEREAS, the Borrower, the Collateral Manager, the Equityholder, the lenders from time to time parties thereto, the Administrative Agent, Resigning Custodian, Successor Custodian and State Street Bank and Trust Company, as collateral agent and as collateral administrator, are party to the Credit and Security Agreement, dated as of May 31, 2023 (the “Credit Agreement”);

WHEREAS, the parties hereto desire to amend the Credit Agreement in accordance with Section 12.01 of the Credit Agreement and subject to the terms and conditions set forth herein;

WHEREAS, in accordance with Section 13.10 of the Credit Agreement: (i) the Resigning Custodian is resigning as Custodian under the Credit Agreement, (ii) the Administrative Agent, the Collateral Manager, the Collateral Agent and the Borrower consent to and waive the thirty (30) day prior written notice requirement for such resignation, (iii) the Borrower, the Collateral Manager, the Lender and the Administrative Agent wish to appoint the Successor Custodian as the Custodian under the Credit Agreement and (iv) the Successor Custodian desires to accept the appointment as successor Custodian as expressly set forth herein;

WHEREAS, the Borrower, the Administrative Agent and the Lender are party to the Administrative Agent Fee Letter, dated as of May 31, 2023 (the “Agent Fee Letter”); and

WHEREAS, the parties to the Agent Fee Letter desire to terminate the Agent Fee Letter in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

ARTICLE II

Amendments

SECTION 2.1. Amendments to the Credit Agreement. As of the date of this Amendment, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Credit Agreement attached as Appendix A hereto.

SECTION 2.2. Amendment to the Schedules and Exhibits to the Credit Agreement. As of the date of this Amendment, the Schedules and Exhibits to the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example : ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Credit Agreement attached as Appendix B hereto.

SECTION 2.3. Amendment to the Facility Documents. (a) As of the date of this Amendment, the Facility Documents (other than the Credit Agreement) are hereby amended to delete all references to “Alter Domus (US) LLC” and “ALTER DOMUS (US) LLC” and replace with “State Street Bank and Trust Company” and “STATE STREET BANK AND TRUST COMPANY” respectively.

(b) As of the date of this Amendment, the Facility Documents (other than the Credit Agreement) are hereby amended, to the extent applicable, by replacing the notice information of the Custodian with the following:

State Street Bank and Trust Company

1776 Heritage Drive, Mail Stop: JAB0527

North Quincy, Massachusetts 02171

Attention: Structured Trust and Analytics

Email: StructuredTrustandAnalytics@StateStreet.com

ARTICLE III

SECTION 3.1. Resignation of Resigning Custodian and Appointment of Successor Custodian.

(a)  Pursuant to Sections 13.10 and 13.11 of the Credit Agreement, (i) Alter Domus (US) LLC hereby resigns as Custodian, (ii) the Administrative Agent, the Borrower, the Lender and the Servicer hereby appoint State Street Bank and Trust Company as successor Custodian and (iii) State Street Bank and Trust Company hereby accepts such appointment as successor Custodian effective as of the date of this Amendment. The Borrower, the Administrative Agent, the Collateral Manager and the Collateral Agent hereby waive any prior notice requirement with respect to such resignation and appointment and hereby consent to the appointment of State Street Bank and Trust Company as successor Custodian as of the date of this Amendment.

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(b)  Alter Domus (US) LLC is hereby discharged from its duties and obligations as Custodian under the Credit Agreement and the other Facility Documents, provided that the rights, protections, indemnities and immunities of the Custodian under the Facility Documents shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Custodian under the Facility Documents.

(c)  Alter Domus (US) LLC hereby agrees that it shall execute and deliver further instruments prepared by and at the expense of the Borrower and shall do such other things as State Street Bank and Trust Company may reasonably require at the expense of the Borrower so as to more fully and certainly vest and confirm in State Street Bank and Trust Company all of the rights, powers, trusts, duties and obligations hereby assigned, transferred, delivered and confirmed by Alter Domus (US) LLC to State Street Bank and Trust Company in its role as successor Custodian. Alter Domus (US) LLC shall deliver all of the Loan Files for each Collateral Asset in its possession to State Street Bank and Trust Company as successor Custodian on the date of this Amendment.

(d)  State Street Bank and Trust Company hereby accepts the appointment as Custodian and hereby assumes all of the rights, powers, trusts, duties and obligations of the Custodian under and in respect of the Credit Agreement on the date of this Amendment.

(e) In no event shall Alter Domus (US) LLC be liable for any acts or omissions of State Street Bank and Trust Company and each of the other parties hereto releases Alter Domus (US) LLC for any acts and omissions of State Street Bank and Trust Company. In no event shall State Street Bank and Trust Company be liable for any acts or omissions of Alter Domus (US) LLC and each of the other parties hereto (other than Alter Domus (US) LLC) releases State Street Bank and Trust Company for any acts or omissions of Alter Domus (US) LLC. Notwithstanding anything herein to the contrary, the resignation and appointment set forth herein shall not affect any rights, protections, duties or obligations of the Borrower with respect to any payments or other obligations due and payable or due to Alter Domus (US) LLC on or prior to the date of this Amendment, and all such payments and obligations shall be paid by the Borrower to Alter Domus (US) LLC, as applicable, in accordance with the terms of the Credit Agreement.

(f) In no event shall State Street Bank and Trust Company be liable for any acts or omissions of Alter Domus (US) LLC (and, without limitation to the foregoing, State Street Bank and Trust Company shall not be liable for the contents of any reports provided to it) and each of the parties hereto (other than Alter Domus (US) LLC) releases State Street Bank and Trust Company for any acts and omissions of Alter Domus (US) LLC. All of the rights, reliances, privileges, protections, immunities and indemnities afforded to Alter Domus (US) LLC as Custodian shall be afforded to State Street Bank and Trust Company in its capacities as successor Custodian as though fully set forth herein.

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ARTICLE IV

Termination of Agent Fee Letter

SECTION 4.1. As of the date of this Amendment, the Agent Fee Letter shall be terminated and have no further force or effect.

ARTICLE V

Representations and Warranties

SECTION 5.1. The Borrower hereby represents and warrants to each other party hereto that, as of the date first written above, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the Credit Agreement and the other Facility Documents are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

ARTICLE VI

Conditions Precedent

SECTION 4.1  This amendment shall become effective upon satisfaction of each of the following conditions:

(a) the execution and delivery of this Amendment by the parties hereto;

(b) the Administrative Agent’s receipt of a good standing certificate for the Borrower issued by the applicable office body of its jurisdiction of organization and a certified copy of the resolutions of the board of managers or directors (or similar items) of the Borrower approving this Amendment and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer;

(c) the Administrative Agent’s receipt of the executed legal opinion of Dechert LLP counsel to the Borrower, in form and substance acceptable to the Administrative Agent in its reasonable discretion; and

(d) the payment of all fees and expenses (including legal fees) of the Resigning Custodian.

ARTICLE VII

Miscellaneous

SECTION 7.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

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SECTION 7.2. Severability Clause. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.3. Ratification. Except as expressly amended hereby, the Credit Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Credit Agreement for all purposes.

SECTION 7.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Counterparts may be executed and delivered via facsimile, electronic mail or other transmission method and may be executed by electronic signature (including, without limitation, any .pdf file, ..jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act or the New York Electronic Signatures and Records Act, which includes any electronic signature provided using Orbit, Adobe Sign, Adobe Fill & Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to U.S. Bank National Association) and any counterpart so delivered shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 7.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

TECH INCOME FUNDING II LLC,
as Borrower

By:	/s/ Bryan Cole
Name: Bryan Cole
Title: Authorized Signatory

[Signature Page to Amendment No. 2 to Credit and Security Agreement]

BLUE OWL TECHNOLOGY INCOME CORP., as Collateral Manager and as Equityholder

By:	/s/ Bryan Cole
Name: Bryan Cole
Title: Authorized Signatory

[Signature Page to Amendment No. 2 to Credit and Security Agreement]

CITIBANK, N.A.,
as Administrative Agent and as a Lender

By:	/s/ Vincent Nocerino
Name: Vincent Nocerino
Title: Vice President

[Signature Page to Amendment No. 2 to Credit and Security Agreement]

STATE STREET BANK AND TRUST COMPANY, as Successor Custodian

By:	/s/ Scott Berry
Name: Scott Berry
Title: Vice President

[Signature Page to Amendment No. 2 to Credit and Security Agreement]

ALTER DOMUS (US) LLC, as Resigning Custodian

By:	/s/ Pinju Chiu
Name: Pinju Chiu
Title: Associate Counsel

[Signature Page to Amendment No. 2 to Credit and Security Agreement]

Appendix A

EXECUTION VERSION

Conformed through Amendment No. ~~1~~2 dated ~~April 8~~October 10, 2024

CREDIT AND SECURITY AGREEMENT

Dated as of May 31, 2023

among

TECH INCOME FUNDING II LLC,

as Borrower,

BLUE OWL ~~ROCK~~ TECHNOLOGY INCOME CORP.,

as Collateral Manager and Equityholder,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

CITIBANK, N.A.,

as Administrative Agent,

~~ALTER DOMUS (US) LLC,~~

~~as Custodian~~

and

STATE STREET BANK AND TRUST COMPANY,

as Custodian, Collateral Agent and Collateral Administrator

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01	Representations and Warranties of the Borrower	93
Section 4.02	Additional Representations and Warranties of the Borrower	97
Section 4.03	Representations and Warranties of the Equityholder and the Collateral Manager	100
Section 4.04	Representations and Warranties of the Collateral Agent, the Custodian and the Collateral Administrator	103

ARTICLE V

COVENANTS

Section 5.01	Affirmative Covenants of the Borrower	104
Section 5.02	Negative Covenants of the Borrower	111
Section 5.03	Affirmative Covenants of the Equityholder and the Collateral Manager	115
Section 5.04	Negative Covenant of the Equityholder and the Collateral Manager	118
Section 5.05	Certain Undertakings Relating to Separateness	118

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01	Events of Default	120
Section 6.02	Remedies	123
Section 6.03	Power of Attorney	124
Section 6.04	Sales	125

ARTICLE VII

PLEDGE OF COLLATERAL;
RIGHTS OF THE COLLATERAL AGENT

Section 7.01	Grant of Security	127
Section 7.02	Release of Security Interest	128
Section 7.03	Rights and Remedies	128
Section 7.04	Remedies Cumulative	129
Section 7.05	Related Documents	130
Section 7.06	Borrower Remains Liable	130
Section 7.07	Protection of Collateral	130

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Section 11.07	Erroneous Payments	155

ARTICLE XII

MISCELLANEOUS

Section 12.01	No Waiver; Modifications in Writing	156
Section 12.02	Notices, Etc.	159
Section 12.03	Taxes	161
Section 12.04	Costs and Expenses; Indemnification	165
Section 12.05	Execution in Counterparts	166
Section 12.06	Assignability	167
Section 12.07	Governing Law	170
Section 12.08	Severability of Provisions	170
Section 12.09	Confidentiality	170
Section 12.10	Merger	171
Section 12.11	Survival	171
Section 12.12	Submission to Jurisdiction; Waivers; Etc.	172
Section 12.13	IMPORTANT WAIVERS	173
Section 12.14	PATRIOT Act Notice	174
Section 12.15	Legal Holidays	174
Section 12.16	Non-Petition	175
Section 12.17	Waiver of Setoff	175
Section 12.18	Reserved	175

ARTICLE XIII

CUSTODIAN

Section 13.01	Appointment of Custodian	176
Section 13.02	Duties of Custodian. From the Closing Date until its removal or resignation pursuant to the terms of this Agreement, the Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations.	177
Section 13.03	Delivery of Collateral Assets to Custodian	177
Section 13.04	Release of Documents/Control By Agents	178
Section 13.05	Records	178
Section 13.06	Reporting	178
Section 13.07	Certain General Terms	179
Section 13.08	Compensation and Reimbursement of Custodian	180
Section 13.09	Responsibility of Custodian	181
Section 13.10	Resignation and Removal; Appointment of Successor	184
Section 13.11	Acceptance and Appointment by Successor	185
Section 13.12	Merger, Conversion, Consolidation or Succession to Business of Custodian	186

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SCHEDULES

Schedule 1	Initial Commitments and Percentages
Schedule 2	Contents of Monthly Report
Schedule 3	Reserved
Schedule 4	GICS Industry Classifications
Schedule 5	Approved Broker Dealers
Schedule 6	Notice Information
Schedule 7	Authorized Persons
Schedule 8	Diversity Score Calculations
Schedule 9	Loan Tape Information
Schedule 10	Reserved
Schedule 11	Moody’s Ratings Definitions
Schedule 12	S&P Ratings Definitions

EXHIBITS

Exhibit A	Form of Approval Request
Exhibit B	Form of Notice of Borrowing (with attached form of Borrowing Base Calculation Statement)
Exhibit C	Form of Notice of Prepayment
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Note
Exhibit F	Form of Tax Compliance Certificates
Exhibit G	Reserved
Exhibit H	Form of Request for Release and Receipt
Exhibit I	Form of Monthly Report

CREDIT AND SECURITY AGREEMENT

CREDIT AND SECURITY AGREEMENT, dated as of May 31, 2023, by and among TECH INCOME FUNDING II LLC, a Delaware limited liability company, as borrower (the “Borrower”), BLUE OWL ~~ROCK~~ TECHNOLOGY INCOME CORP., a Maryland corporation, as Collateral Manager (in such capacity, the “Collateral Manager”) and as Equityholder (in such capacity, the “Equityholder”), the LENDERS from time to time party hereto, CITIBANK, N.A. (“Citibank”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), STATE STREET BANK AND TRUST COMPANY (the “Bank”), as custodian (in such capacity, the “Custodian”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and as collateral administrator (in such capacity, the “Collateral Administrator”)~~, and ALTER DOMUS (US) LLC, a Delaware limited liability company, as custodian (the “Custodian”)~~.

W I T N E S E T H:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01 Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Account Control Agreement” means the Account Control Agreement, dated as of the Closing Date, by and among the Borrower, the Collateral Agent and the Bank, as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Accredited Investor” has the meaning assigned to such term in Section 12.06(e).

“Acquisition Date” means, for any Collateral Asset, the date on which such Collateral Asset is committed to be acquired by the Borrower.

“Additional Amounts” has the meaning assigned to such term in Section 12.03(a).

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of the Closing Date, between the Administrative Agent and the Borrower, setting forth certain fees payable by the Borrower to the Administrative Agent and the Lenders in connection with the transactions contemplated by this Agreement.

“Administrative Expense Cap” means, for any Payment Date, an amount equal (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or, in the case of the first Payment Date, the Closing Date) to $150,000 plus (b) 0.02% of the sum of (i) Aggregate Principal Balance of all Eligible Collateral Assets and (ii) aggregate amount of funds on deposit in Collection Account representing Principal Proceeds, per annum, pro-rated for the related Interest Accrual Period on the basis of a 360-day year and the actual number of days elapsed.

“Administrative Expenses” means the reasonable and documented fees and expenses (including indemnities) and other amounts of the Borrower due or accrued with respect to any Payment Date and payable in the following order:

(a) first, to the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Custodian, the Collateral Administration and Agency Fees, and any other amounts and indemnities payable to the Collateral Administrator, the Collateral Agent, the Securities Intermediary or the Custodian, as applicable, pursuant to the terms hereof and any other Facility Documents;

(b) second, to the Collateral Manager for expenses incurred by the Collateral Manager in connection with the services provided under this Agreement, excluding any Collateral Management Fee; and

(c) third, on a pro rata basis, to:

(i) the Independent Accountants, agents (other than the Collateral Manager) and counsel of the Borrower for fees and expenses related to the Collateral and the Facility Documents;

(ii) any other Person (other than the Agents or the Lenders) in respect of any other fees or expenses permitted under or incurred pursuant to or in connection with the Facility Documents; and

(iii) indemnification obligations owing by the Borrower to the Borrower’s independent directors under its Constituent Documents;

provided that, for the avoidance of doubt, (1) amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses shall not constitute Administrative Expenses and (2) expenses paid for on the Closing Date shall not constitute Administrative Expenses.

“Advance Rate” means, as of any date of determination, the lower of (i) the Maximum Advance Rate and (ii) the Weighted Average Advance Rate.

“Advances” has the meaning assigned to such term in Section 2.01(c).

“Advances Outstanding” means, as of any date of determination, the aggregate principal amount in Dollars or the equivalent in Dollars, as determined by the Administrative Agent using the Applicable Conversion Rate, of all Advances outstanding on such date, after giving effect to all repayments of Advances made on or prior to such date and any new Advances made on such date; provided, that for purposes of the determination of Interest and in connection with any reduction pursuant to Section 2.06(b) or any payments made in accordance with Section 9.01(a), “Advances Outstanding” shall refer only to Advances outstanding in the applicable Eligible Currency.

“Adviser” means (i) initially, Blue Owl ~~Rock~~ Technology Credit Advisors II LLC (in its capacity as adviser to the Equityholder pursuant to that certain Investment Advisory Agreement, dated as of November 30, 2021, by and between Blue Owl ~~Rock~~ Technology Credit Advisors II LLC and the Equityholder) and (ii) any other Permitted Adviser which acts as adviser to the Equityholder.

“Affected Person” means (a) the Administrative Agent, each Lender and each of their respective Affiliates and (b) any assignee or participant of any Lender (unless the benefit of any particular provision hereof to any such Affected Person is otherwise expressly excluded herein).

“Affiliate” or “Affiliated” means, with respect to a Person, (a) any other Person who, directly or indirectly, including through one or more intermediaries, is in Control of, or Controlled by, or is under common Control with, such Person or (b) any other Person who is a director, executive officer, managing member or general partner of (i) such Person or (ii) any such other Person described in clause (a) above; provided that a Person shall not be deemed to be an “Affiliate” of an Obligor solely because it is under the common ownership or Control of the same financial sponsor or affiliate thereof as such Obligor (except if any such Person or Obligor provides collateral for, guarantees or otherwise provides payment support to the obligations of the other such Person or Obligor).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Asset Value” means, when used with respect to all or a portion of the Collateral Assets, the sum of the Asset Values of all or of such portion of such Collateral Assets (other than Ineligible Collateral Assets).

“Aggregate Funded Spread” means, as of any date, the sum (for all Eligible Collateral Assets) of, in the case of each Eligible Collateral Asset that bears interest at a spread over an index, (i) the stated interest rate spread over such index multiplied by (ii) the Principal Balance of such Eligible Collateral Asset; provided that, with respect to any Floor Obligation, the stated interest rate spread on such Eligible Collateral Asset over such index shall be deemed to be equal to the sum of (x) the stated interest rate spread over such index and (y) the excess, if any, of the specified “floor” rate relating to such Collateral Asset over the Applicable Reference Rate as in effect.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Assets, the sum of the Principal Balances of all or of such portion of such Collateral Assets (other than Ineligible Collateral Assets).

“Aggregate Unfunded Spread” means, as of any date, the sum of the products obtained by multiplying (a) for each Delayed Drawdown Collateral Asset and Revolving Collateral Asset, the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect for such Delayed Drawdown Collateral Asset or Revolving Collateral Asset as of such date and (b) the unfunded commitments of each such Delayed Drawdown Collateral Asset and Revolving Collateral Asset as of such date.

“Agreement” means this Credit and Security Agreement.

“Amortization Period” means the period beginning on the Commitment Termination Date and ending on the earlier of (i) the Final Maturity Date and (ii) the date on which all Obligations are Paid in Full.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any of its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which the Borrower or any of its Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Conversion Rate” means, with respect to any Collateral Asset denominated and payable in an Eligible Currency (other than Dollars) on any date of determination (x) for an actual currency exchange, the applicable currency-Dollar spot rate obtained by the Collateral Manager through customary banking channels or (y) for all other purposes, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency (i) if such date is a Determination Date, at the end of such day if such day is a Business Day or if such date is not a Business Day, the end of the immediately preceding Business Day or (ii) otherwise, at the end of the immediately preceding Business Day.

“Applicable Law” means any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” ~~means, on any day with respect to any Advance, 3.05% per annum~~has the meaning assigned to such term in the Lender Fee Letter.

“Applicable Reference Rate” means, collectively or individually and as applicable, Term SOFR, the Canadian Benchmark, SONIA or the EURIBOR Rate.

“Approval Request” has the meaning assigned to such term in Section 2.01(a).

“Approved Broker Dealer” means each qualified broker-dealer listed on Schedule 5 or approved by the Administrative Agent in its reasonable discretion.

“Approved Valuation Firm” means each of Duff & Phelps Corp., Kroll, Inc., FTI Consulting, Inc., Houlihan Lokey, Lincoln International LLC, Murray Devine, Valuation Research Corp., and any other nationally recognized accounting firm or valuation firm requested by the Borrower and approved by the Administrative Agent in its reasonable discretion.

“Asset Advance Rate” means, as of any date of determination with respect to each Eligible Collateral Asset (x) with respect to any Eligible Collateral Asset acquired prior to the Second Amendment Closing Date, its Asset Advance Rate determined prior to the Second Amendment Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion) and (y) for any other Eligible Collateral Asset, the Asset Advance Rate set forth on the related Approval Request by the Administrative Agent, which shall be ~~based on~~within the ~~lowest applicable indicative levels~~upper and lower bounds for the type of such Eligible Collateral Asset set forth below based on the Diversity Score below:

Type of Eligible Collateral Asset	Asset Advance Rate
	Diversity Score < 15		Diversity Score ≥ 15
	Lower	Upper	Lower	Upper
Broadly Syndicated Loans that are First Lien Loans with either (x) a Moody’s Rating of “B3” or higher and an S&P Rating of “B-” or higher, (y) a Moody’s Rating of “B3” or higher and no S&P Rating or (z) or an S&P Rating of “B-” or higher and no Moody’s Rating;	65.0%	75.0%	70.0%	75.0%
Middle Market Loans that are First Lien Loans	60.0%	70.0%	65.0%	70.0%
Senior Secured Bonds	55.0%	65.0%	60.0%	65.0%
Broadly Syndicated Loans that are First Lien Loans with a Moody’s Rating of “B3” or higher and an S&P Rating of “CCC+” or lower as of the related Acquisition Date; and Broadly Syndicated Loans that are First Lien Loans with a Moody’s Rating of ~~“Caa1” or~~ lower than	40.0%	50.0%	45.0%	50.0%

Type of Eligible Collateral Asset	Asset Advance Rate
	Diversity Score < 15		Diversity Score ≥ 15
	Lower	Upper	Lower	Upper
“B3” and an S&P Rating of ~~“B-” or~~ higher than “CCC+” as of the related Acquisition Date
Broadly Syndicated Loans that are First Lien Loans with a Moody’s Rating of “B3” or higher and an S&P Rating downgraded after the related Acquisition Date to “CCC+” or lower; and Broadly Syndicated Loans that are First Lien Loans with a Moody’s Rating downgraded after the related Acquisition Date to ~~“Caa1” or~~ lower than “B3” and an S&P Rating of ~~“B-” or~~ higher than “CCC+”	30.0%	40.0%	35.0%	40.0%
MRR Loans	45.0%	55.0%	50.0%	55.0%
First Lien Loan (Higher Leverage)	40.0%	50.0%	45.0%	50.0%
First Lien Last Out Loans or Second Lien Loans	30.0%	40.0%	35.0%	40.0%

provided that, (1) Eligible Collateral Assets which are PIK Loans (excluding High Cash Pay PIK Loans and MRR Loans) in excess of 10% of the Concentration Denominator shall have an Asset Advance Rate equal to the lower of the Asset Advance Rate as determined above and 55% and (2) for purposes of the foregoing, any Broadly Syndicated Loan which is rated by a nationally recognized rating agency but is not rated by Moody’s or S&P (with an equivalent rating of any of the foregoing ratings set forth in the above table) shall have an Asset Advance Rate as determined by the Administrative Agent in its sole discretion.

“Asset Value” means, with respect to any Collateral Asset on the relevant date of determination,

(a) prior to the occurrence of an Asset Value Adjustment Event its Original Asset Value; and

(b) (i) after the occurrence of an Asset Value Adjustment Event set forth in clause (a), (c) or (d) of the definition thereof below, zero (unless otherwise expressly determined by the Administrative Agent in its sole discretion); and

(ii) after the occurrence of an Asset Value Adjustment Event (other than set forth in clause (a), (c) or (d) of the definition thereof below), (i) if such Collateral Asset is a Broadly Syndicated Loan, (x) its Observable Market Price or (y) if the Administrative

Agent determines in its commercially reasonable discretion that the Observable Market Price for such Collateral Asset is not representative of the market value of such Collateral Asset, the value determined by the Administrative Agent in its commercially reasonable discretion based on intervening adverse facts or circumstances related to such Collateral Asset after receipt by the Administrative Agent from the Collateral Manager of the applicable financial information with respect to such Collateral Asset or (ii) if such Collateral Asset is not a Broadly Syndicated Loan, the value determined by the Administrative Agent in its commercially reasonable discretion based on intervening adverse facts or circumstances related to such Collateral Asset after receipt by the Administrative Agent from the Collateral Manager of the applicable financial information with respect to such Collateral Asset; provided that the Administrative Agent may re-determine the value for a Collateral Asset subject to an Asset Value Adjustment Event arising pursuant to clause (b) of the definition thereof only one time following each occurrence of such Asset Value Adjustment Event; provided, further, that, for any other Asset Value Adjustment Event, once such Asset Value Adjustment Event is no longer continuing, the Asset Value of the related Collateral Asset shall no longer be subject to any ongoing redetermination that has arisen solely from such Asset Value Adjustment Event that is no longer continuing; provided, further, that, if an Asset Value Adjustment Event set forth in clause (i) of the definition thereof below is continuing and the applicable Collateral Asset has an Observable Market Price from two nationally recognized loan pricing services (as determined by the Administrative Agent in its sole discretion) that exceeds 90.0% for thirty (30) consecutive days, then (A) such Asset Value Adjustment Event shall no longer be continuing and (B) the Asset Value of such Collateral Asset shall be automatically adjusted to the lower of (x) the Original Asset Value and (y) the average Observable Market Price (calculated as an average of both such nationally recognized loan pricing services) during such thirty (30) day period.

If the Borrower (or the Collateral Manager on behalf of the Borrower) disputes the Asset Value of any Collateral Asset determined by the Administrative Agent pursuant to the preceding paragraph (each such Collateral Asset, a “Disputed Collateral Asset”), the Collateral Manager shall notify the Administrative Agent of such dispute at or before 2:00 p.m. on the second (2nd) Business Day to occur after the day on which the Collateral Manager receives a notice of valuation from the Administrative Agent with respect to such Collateral Asset. Upon receipt of such notification, the Administrative Agent and the Collateral Manager shall consult with each other in an attempt to resolve such dispute in a timely and reasonable manner. If such consultation does not resolve the dispute within one (1) day after notice of such dispute is provided to the Administrative Agent, the following mechanism shall apply:

(1) if the Disputed Collateral Asset is a Broadly Syndicated Loan, the Borrower shall provide the Administrative Agent with Firm Bids from at least two Approved Broker Dealers for each Disputed Collateral Asset, and the Asset Value shall be recalculated to be the highest of such Firm Bids (or, if two Firm Bids for the relevant date of determination are not available, the Asset Value shall be determined in accordance with the following clause (2));

(2) if clause (1) does not apply, the Collateral Manager shall hire an Approved Valuation Firm to provide a fair market value for such Disputed Collateral Asset; and, effective as of the date of delivery of the valuation report from the Approved Valuation Firm to the Administrative Agent, the Asset Value shall equal the fair market value provided by such Approved Valuation Firm; provided that such value may not exceed the Original Asset Value.

Until an Asset Value is determined for any Disputed Collateral Asset pursuant to clause (1) or (2) above, the applicable Asset Value shall be the Administrative Agent’s most recent valuation.

Upon the occurrence of an MRR Reclassification Date with respect to an MRR Loan, the Borrower (or Collateral Manager on behalf of the Borrower) may submit the affected Collateral Asset to the Administrative Agent, and the Administrative Agent may assign a higher Asset Value to such Collateral Asset in its sole discretion (but may not, for the avoidance of doubt, assign a lower Asset Value to such Collateral Asset).

“Asset Value Adjustment Event” means, with respect to any Collateral Asset, each occurrence of one or more of the following:

(a) a payment default (i) with respect to such Collateral Asset (after giving effect to any applicable grace period) or (ii) under any other debt obligation of such Obligor which is senior or pari passu in right of payment to such Collateral Asset (after giving effect to any applicable grace period);

(b) a Material Modification without the prior approval of the Administrative Agent;

(c) a determination by the Collateral Manager in accordance with the Collateral Management Standard that such Collateral Asset is on a non-accrual status or is not collectible;

(d) an Insolvency Event with respect to any related Obligor;

(e) with respect to a Collateral Asset other than an MRR Loan, the Senior Net Leverage Ratio of the related Obligor for any Relevant Test Period has increased by 0.75x (or, on a Collateral Asset by Collateral Asset basis, such other multiple as may be agreed to by the Administrative Agent in its sole discretion) or more above such Senior Net Leverage Ratio as of the related Acquisition Date or MRR Reclassification Date;

(f) with respect to a Collateral Asset other than an MRR Loan, the Cash Interest Coverage Ratio of the related Obligor for any Relevant Test Period is (x) less than 85% of the Cash Interest Coverage Ratio of such Obligor as of the related Acquisition Date or MRR Reclassification Date and (y) less than ~~1.75~~1.35x (or, on a Collateral Asset by Collateral Asset basis, such other multiple as may be agreed to by the Administrative Agent in its sole discretion as set forth on the related Approval Request);

(g) (i) with respect to a Collateral Asset other than an MRR Loan, EBITDA of the related Obligor for any Relevant Test Period has decreased by 20.0% or more below such EBITDA as of such Acquisition Date or (ii) with respect to an MRR Loan, Recurring Revenue of the related Obligor for any Relevant Test Period has decreased by 20.0% or more below such Recurring Revenue as of such Acquisition Date;

(h) ~~such Collateral Asset starts to defer or capitalize interest or the percentage of interest due with respect to such Collateral Asset that is deferred or capitalized increases, other than, in each case, any deferral or capitalization expressly permitted by the terms of the Related Documents as of the date such Collateral Asset was acquire and to which the Collateral Manager certifies that such deferral or capitalization is unrelated to the credit-worthiness of such Collateral Asset~~[reserved];

(i) if such Collateral Asset is a Broadly Syndicated Loan or a Senior Secured Bond, its Observable Market Price from two nationally recognized loan pricing services (as determined by the Administrative Agent in its sole discretion) declines by ~~7.5~~10.0 percentage points or more from its Purchase Price; ~~provided that~~

(j)  if such Collateral Asset is a Broadly Syndicated Loan ~~has an Observable Market Price from two nationally recognized loan pricing services (as determined by the Administrative Agent in its sole discretion) that exceeds 95% for thirty (30) consecutive days, then the Borrower may request that the Administrative Agent amend the Asset Value of such Collateral Asset (in its sole discretion);~~

~~(j) [reserved]~~or a Senior Secured Bond, it fails to have at least one (1) bid quotation from a nationally recognized independent dealer as reported by an independent nationally recognized pricing service;

~~(k)~~ if such Collateral Asset is an MRR Loan, the Net Debt to Recurring Revenue Ratio of the related Obligor for any Relevant Test Period has increased by ~~(i) 0.25~~0.50x or more ~~(determined based upon the related Obligor’s annualized revenue for the most recently reported quarter) or (ii) more than 0.50x~~ (determined based upon the related Obligor’s revenue during the preceding twelve (12) months and calculated pursuant to the methodology provided in the related Underlying Loan Agreement), in each case, above the Net Debt to Recurring Revenue Ratio of such Obligor at the time such Collateral Asset was acquired by the Borrower;

~~(l)~~ if such Collateral Asset is an MRR Loan, the related Obligor’s trailing twelve month Recurring Revenue as of the most recent Relevant Test Period is less than $25,000,000;

~~(m)~~ if such Collateral Asset is an MRR Loan, the occurrence of any other reasonable event (including any event modifying any of the above) specified by the Administrative Agent to the Collateral Manager in writing as part of its Administrative Agent’s approval of such MRR Loan;

~~(n)~~ any failure of the related Obligor to deliver any quarterly or annual financial statements required to be delivered to the Borrower or the Collateral Manager pursuant to the relevant Underlying Loan Agreement within the time period for delivery thereof set forth in the relevant Underlying Loan Agreement for the relevant fiscal quarter or fiscal year, subject to any applicable grace period therein and such failure continues for (i) if (x) such failure is caused by operational delays of a third party, (y) is unrelated to the performance of the Collateral and (z) written notice thereof has been provided to the

Administrative Agent, 60 days or such longer period of time as has been approved by the Administrative Agent in its sole discretion or (ii) otherwise, 30 days or such longer period of time as has been approved by the Administrative Agent in its sole discretion; or

~~(o)~~ to the knowledge of the Collateral Manager, any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim with respect to any Collateral Asset.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“Authorized Person(s)” has the meaning assigned to such term in Section 13.07(d)(i).

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any currency, as applicable, (x) if any then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Accrual Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Bank” has the meaning assigned to such term in the introduction to this Agreement.

“Base Rate” means, on any date, the greater of (x) 0.00% and (y) a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% or (c) the applicable Benchmark for a three-month period plus 1.0%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clauses (a), (b) and (c) above will be determined based on a year of 360 days and actual days elapsed.

“Benchmark” means, initially, with respect to any Eligible Currency, the Applicable Reference Rate; provided that if a replacement of an initial or subsequent Benchmark has occurred pursuant to Section 12.01(c), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for syndicated credit facilities at such time denominated in the applicable currency; provided that, if any Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of a then-current Benchmark with an Unadjusted Benchmark Replacement for the Available Tenor, the spread adjustment determined by the Administrative Agent and the Borrower giving due consideration to (x) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the reference time such Benchmark Replacement is first set for such Interest Accrual Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable corresponding tenor; or (y) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark for syndicated credit facilities in the applicable currency.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to a then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of one or more of the following events:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event with respect to any then-current Benchmark, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 12.01(c) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 12.01(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Block Notice” has the meaning assigned to such term in Section 13.04(b).

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower Information” has the meaning assigned to such term in Section 12.09.

“Borrower Interest Collections” means, with respect to the Borrower, as of any Payment Date, an amount calculated in Dollars (and converted to Dollars, if necessary, by the Collateral Manager using the Applicable Conversion Rate) equal to the aggregate amount of Interest Proceeds received in the Collection Accounts with respect to the Collateral Assets for the related Interest Accrual Period.

“Borrower Interest Coverage Ratio” means, with respect to the Borrower, for any Payment Date, the ratio of (i)(A) the Borrower Interest Collections during the related Interest Accrual Period, minus (B) all Collateral Management Fees payable by the Borrower on such Payment Date to (ii) Borrower Interest Expense for such Payment Date.

“Borrower Interest Expense” means, as of any Payment Date, an amount calculated in Dollars (and converted to Dollars, if necessary, by the Collateral Manager using the Applicable Conversion Rate) equal to the aggregate amount payable (whether or not actually paid) by the Borrower in interest and Commitment Fees pursuant to Section 9.01 on such Payment Date.

“Borrowing” has the meaning assigned to such term in Section 2.01(c).

“Borrowing Base (Aggregate)” means, on any date of determination, an amount calculated in Dollars (and converted to Dollars, if necessary, by the Collateral Manager using the Applicable Conversion Rate) equal to the least of:

(a) (i) the Facility Amount minus (ii) the Unfunded Exposure Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account), in each case, as of such date;

(b) (i)(A) the Aggregate Asset Value of all Eligible Collateral Assets minus the Excess Concentration Amount multiplied by (B) the Advance Rate, plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Collection Account, minus (iii) the Unfunded Reserve Required Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account), in each case, as of such date; and

(c) (i) the Aggregate Asset Value of all Eligible Collateral Assets minus the Excess Concentration Amount minus (ii) the Minimum Equity Amount, plus (iii) the amount of Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Collection Account, minus (iv) the Unfunded Reserve Required Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account), in each case, as of such date.

“Borrowing Base (CAD)” means, on any date of determination, an amount equal to (i) the sum of the products, for each Eligible Collateral Asset denominated in CAD (including any such Eligible Collateral Assets to be funded or acquired by Borrower on such date of determination) of (A) its Principal Balance multiplied by (B) its Asset Advance Rate, plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds denominated in CAD on deposit in the Collection Account.

“Borrowing Base (EUR)” means, on any date of determination, an amount equal to (i) the sum of the products, for each Eligible Collateral Asset denominated in EUR (including any such Eligible Collateral Assets to be funded or acquired by Borrower on such date of determination) of (A) its Principal Balance multiplied by (B) its Asset Advance Rate plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds denominated in EUR on deposit in the Collection Account.

“Borrowing Base (GBP)” means, on any date of determination, an amount equal to (i) the sum of the products, for each Eligible Collateral Asset denominated in GBP (including any such Eligible Collateral Assets to be funded or acquired by Borrower on such date of determination) of (A) its Principal Balance multiplied by (B) its Asset Advance Rate plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds denominated in GBP on deposit in the Collection Account.

“Borrowing Base Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified by the Administrative Agent with the consent of the Collateral Manager from time to time to the extent such form does not, in the good faith opinion of the Administrative Agent, accurately reflect the calculation of the Borrowing Base Test required hereunder.

“Borrowing Base Deficiency” means a condition occurring on any day on which the Borrowing Base Test is not satisfied.

“Borrowing Base Deficiency Cure Period” means a period beginning on the date of the occurrence of any Borrowing Base Deficiency and ending at (i) with respect to a cure of such Borrowing Base Deficiency solely by taking the actions described in Section 2.05(c)(i)(A)(1) or (A)(2), either (A) if a Cure Report has been delivered, 3:00 p.m. on the second (2nd) Business Day after the delivery of such Cure Report or (B) otherwise, 3:00 p.m. on the second (2nd) Business Day after the occurrence of such Borrowing Base Deficiency or (ii) with respect to any other cure of such Borrowing Base Deficiency, either (A) if a Capital Raise Notice has been delivered, 3:00 p.m. on the seventh (7th) Business Day after the first day of the calendar month immediately following the date of such Capital Raise Notice or (B) otherwise, 3:00 p.m. on the seventh (7th) Business Day following the occurrence of such Borrowing Base Deficiency (which period shall include the two (2) Business Days permitted for delivery of the Cure Report, if any)

“Borrowing Base Test” means a test that will be satisfied at any time if (i) Advances Outstanding are less than or equal to the Borrowing Base (Aggregate) at such time, (ii)

the aggregate principal balance (in CAD) of all CAD Advances outstanding hereunder are less than the Borrowing Base (CAD), (iii) the aggregate principal balance (in EUR) of all EUR Advances outstanding hereunder are less than the Borrowing Base (EUR) and (iv) the aggregate principal balance (in GBP) of all GBP Advances outstanding hereunder are less than the Borrowing Base (GBP).

“Borrowing Base” means, collectively, the Borrowing Base (Aggregate), the Borrowing Base (CAD), the Borrowing Base (EUR) and the Borrowing Base (GBP).

“Borrowing Date” means the date of a Borrowing.

“BOTIC Participation Interest” means any Collateral Asset held in the form of a Participation Interest from the Equityholder acquired by the Borrower.

“Broadly Syndicated Loan” means any Collateral Asset that meets the following criteria on any date of determination: (i) is a First Lien Loan, a First Lien Last Out Loan or a Second Lien Loan, (ii) has a Tranche Size on the related Acquisition Date of at least $250,000,000, (iii) has a Moody’s Rating (without giving effect to the proviso to such definition) or an S&P Rating (without giving effect to the proviso to such definition) and (iv) has at least three (3) bid quotations from a nationally recognized independent dealer in the related loan as reported by an independent nationally recognized pricing service; provided that such Collateral Asset shall be deemed to have satisfied this clause (iv) if it has at least three (3) bid quotations from a nationally recognized independent dealer in the related loan as reported by an independent nationally recognized pricing service within a ten (10) Business Day period of any date of determination.

“Business Day” means any day of the year except a Saturday, Sunday or other day on which commercial banks in New York City or the city in which the Corporate Trust Office is located are authorized or required by law to close; provided that when used in connection with any interest rate setting as to an Advance determined by reference to the Applicable Reference Rate, any fundings, disbursements, settlements and payments in respect of any such Advance, or any other dealings to be carried out pursuant to this Agreement in respect of any such Advance (or any Advance determined by reference to the Base Rate as to which such Base Rate is determined by reference to the applicable Benchmark), the term “Business Day” shall exclude any day on which banks are not open for dealings in deposits in the applicable Eligible Currency in the applicable interbank market.

“CAD” means the lawful currency for the time being of Canada.

“Canadian Benchmark” means, for any day, a rate per annum equal to the sum of (i) Daily Compounded CORRA and (ii) 0.2846% (28.46 basis points).

“Capital Raise Notice” means a notice from the Equityholder addressed to the Administrative Agent which satisfies each of the following conditions:

(a) such notice is delivered to the Administrative Agent not later than 3:00 p.m. on the second Business Day following the delivery of notice from the Borrower of its intent to cure a Borrowing Base Deficiency in accordance with Section 2.05(c)(i); and

(b) such notice sets forth evidence satisfactory to the Administrative Agent in its reasonable discretion that (x) the Equityholder has received commitments to fund capital from investors the proceeds of which will be made available to the Equityholder on or about the fifth Business Day after the first day of the calendar month immediately following the date of such notice, (y) either all or a portion of such capital raise proceeds constitute a sufficient amount to cure the applicable Borrowing Base Deficiency and (z) such proceeds will be contributed by the Equityholder to the Borrower in an amount sufficient to cure the applicable Borrowing Base Deficiency.

“Cash” means cash or legal currency in any Eligible Currency immediately available on the day in question.

“Cash Interest Coverage Ratio” means, with respect to any Collateral Asset for any Relevant Test Period, the meaning of “Cash Interest Coverage Ratio” or comparable term set forth in the Related Documents for such Collateral Asset.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Law” means the occurrence, after the Closing Date (or, with respect to any Lender not a party hereto on the date hereof, after the date such Lender becomes a party hereto), of any of the following: (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, the occurrence of any of the following events:

(a) unless otherwise agreed by the Administrative Agent in its sole discretion, the Equityholder ceases, at any time, to directly own 100% of the outstanding equity interests in the Borrower free and clear of any and all Liens; or

(b) Blue Owl ~~Rock~~ Technology Credit Advisors II LLC (or any Permitted Adviser) ceases to be the Adviser to, and otherwise control the investment management and investment policies of, the Equityholder.

“Citibank” has the meaning assigned to such term in the introduction of this Agreement.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“CLO Takeout” means any securitization in a capital market transaction or private placement offering in which the Borrower (with the consent of the Administrative Agent in its sole discretion) sells Collateral pledged hereunder, directly or indirectly, to an Affiliate or an affiliated entity that issues or arranges for the issuance of asset-backed debt obligations (whether in the form of notes or revolving and/or term loans) collateralized, in whole or in part, by such Collateral.

“Closing Date” means May 31, 2023.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Administration and Agency Fee Letter” means the fee letter, dated on or about the Closing Date, by and among the Borrower and the Collateral Administrator, the Collateral Agent, and the Securities Intermediary setting forth the amounts payable by the Borrower to the Collateral Administrator, the Collateral Agent and the Securities Intermediary in connection with the transactions contemplated by this Agreement.

“Collateral Administration and Agency Fees” means the fees payable to the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Custodian pursuant to the Collateral Administration and Agency Fee Letter and the Custodian Fee Letter, respectively.

“Collateral Administrator” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Asset” means a commercial loan or bond (or Participation Interest therein) owned or, as set forth in Section 1.04, committed to be acquired or funded, by the Borrower.

“Collateral Management Fee” means the Senior Collateral Management Fee and the Subordinated Collateral Management Fee, collectively.

“Collateral Management Standard” means, with respect to any Collateral Asset included in the Collateral, to service and administer such Collateral Asset (on behalf of the Borrower for the benefit of the Secured Parties) in accordance with Applicable Law and the Related Documents in good faith and with reasonable care using a degree of skill and care no less than that exercised by institutional managers of national standing relating to assets of the nature and character of the Collateral Assets. To the extent not inconsistent with the foregoing, the Collateral Manager shall, in performing its duties under the Facility Documents, follow its customary standards, policies and procedures and exercise a degree of skill and attention no less than that which it exercises with respect to comparable assets that it manages for itself and for other clients having similar investment objectives and restrictions.

“Collateral Manager” has the meaning assigned to such term in Section 14.01(a).

“Collateral Manager Default” means any one or more of the following:

(a) (i) any failure by the Collateral Manager to make any payment, transfer or deposit into any Covered Account as required by this Agreement on or prior to the date that such payment, transfer or deposit is required to be made (after giving effect to the greater of (x) a grace period of two (2) Business Days and (y) any related grace period or applicable notice period or requirement) or (ii) the Collateral Manager makes any withdrawal from a Covered Account not in accordance with the terms of the Facility Documents;

(b) any failure by the Collateral Manager to deliver (i) with respect to any Monthly Report or Borrowing Base Calculation Statement required to be delivered by it under this Agreement or the other Facility Documents, on or before the date that is two (2) Business Days after the earlier of (x) the date that the Administrative Agent provides written notice of the failure of such Monthly Report or Borrowing Base Calculation Statement to be delivered and (y) the date that the Collateral Manager obtains actual knowledge of such failure and (ii) with respect to any other report required to be delivered by it under this Agreement or the other Facility Documents, on or before the date that is five (5) Business Days after the Administrative Agent provides written notice of such failure to the Collateral Manager;

(c) except as otherwise provided in this definition, a default in any material respect in the performance, or breach in any material respect, of any covenant or agreement of the Collateral Manager under any Facility Document to which it is a party, or the failure of any representation or warranty of the Collateral Manager made in any Facility Document to be correct, in each case, in all material respects when the same shall have been made, and (if such default, breach or failure can be remedied) the continuation of such default, breach or failure for a period of thirty (30) days after the earlier of (i) the date on which written notice to the Collateral Manager (which may be by email) of such failure, requiring the same to be remedied, shall have been given to the Collateral Manager by the Administrative Agent, and (ii) the date on which a Responsible Officer of the Collateral Manager acquires actual knowledge thereof; provided that, any inaccurate representation that a Collateral Asset is an Eligible Collateral Asset hereunder or under the Sale Agreement cease to constitute a Collateral Manager Default if the Equityholder complies with Section 6.1 of the Sale Agreement;

(d) an Insolvency Event shall occur with respect to the Collateral Manager;

(e) the occurrence of an Event of Default;

(f) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $10,000,000 against the Collateral Manager (exclusive of judgment amounts to the extent covered by applicable insurance), and the Collateral Manager shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within sixty (60) days from the date of entry thereof;

(g) the failure of the Collateral Manager to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party and the Indebtedness for borrowed money thereunder is in an amount in excess of $25,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such Indebtedness;

(h) the occurrence of a Change of Control with respect to the Collateral Manager; or

(i) Blue Owl ~~Rock~~ Technology Income Corp. (or Blue Owl ~~Rock~~ Technology Credit Advisors II LLC or any Permitted Collateral Manager) ceases to be the Collateral Manager other than in the case where a successor Collateral Manager becomes the Collateral Manager in accordance with this Agreement.

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination, ~~(a) the Ramp-Up Period has not ended or (b)~~ in the aggregate, the Eligible Collateral Assets owned (or, in relation to a proposed purchase of an Eligible Collateral Asset, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated, in each case, in accordance with Section 1.04:

(a) the Minimum Weighted Average Spread Test;

(b) the Maximum Weighted Average Life Test;

(c) the Minimum Diversity Score Test; and

(d) the Minimum Weighted Average EBITDA Test;

provided that, for purposes of calculating the Collateral Quality Tests, the Principal Balance of any Collateral Asset denominated in an Eligible Currency other than Dollars shall be calculated using the Applicable Conversion Rate as of the applicable Acquisition Date ~~unless such Applicable Conversion Rate as of the applicable Acquisition Date varies by more than 2% from the then-current Applicable Conversion Rate, in which case, the then-current Applicable Conversion Rate shall be used~~.

“Collection Account” has the meaning assigned to such term in Section 8.02.

“Collection Period” means, with respect to (a) the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date, and (b) any subsequent Payment Date, the period from but excluding the Determination Date immediately preceding the previous Payment Date to and including the Determination Date immediately preceding the current Payment Date (or, in the case of the final Payment Date, to and including such Payment Date).

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Asset constituting Collateral, including any cash equity contributions received pursuant to Section 10.06, all principal, interest, fees, distributions, recoveries and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Assets and all Proceeds from any sale or disposition of any such Collateral Assets, but excluding (a) any amounts received by the Borrower from an Obligor or any other party obligated to make payments in respect of such Collateral Asset following the sale of a Collateral Asset by the Borrower that the Borrower is required to pay to the purchaser of such Collateral Asset so long as such amounts are not included in the net proceeds reported to be received by the Borrower from such sale, (b) any amounts in respect of indemnities received by the Borrower but owing to parties other than the Borrower in accordance with the Related Documents for any Collateral Asset and (c) any Excluded Amounts.

“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01(c) in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06, increased pursuant to Section 2.22 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

“Commitment Fee” has the meaning assigned to such term in the Lender Fee Letter.

“Commitment Termination Date” means the last day of the Reinvestment Period; provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Competitor” means (a) any Person primarily engaged in the business of private asset management as a business development company, mezzanine fund, private debt fund, hedge fund or private equity fund, which is in direct or indirect competition with the Borrower, the Collateral Manager, or any Affiliate thereof that is an investment advisor, (b) any Person controlled by, or controlling, or under common control with, a Person referred to in clause (a)

above, or (c) any Person for which a Person referred to in clause (a) above serves as an investment advisor with discretionary investment authority; provided that, in no event shall the term “Competitor” include any commercial bank, investment bank or insurance company (including any investment account or fund managed by such insurance company’s adviser unless such investment account or fund is investing in a separately managed account, a fund or other vehicle advised by a Person that would otherwise be a Competitor).

“Concentration Denominator” means (x) during the Ramp-Up Period, $~~417,000,000~~833,000,000 and (y) after the end of the Ramp-Up Period, the sum of (1) the Aggregate Principal Balance of the Eligible Collateral Assets owned (and, solely in relation to a proposed purchase of an Eligible Collateral Asset, proposed to be owned) by the Borrower and (2) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Principal Collection Account as of such date, and in each case in accordance with the procedures set forth in Section 1.04; provided that, for purposes of calculating the Concentration Denominator, the Principal Balance of any Collateral Asset denominated in an Eligible Currency other than Dollars shall be calculated using the Applicable Conversion Rate as of the applicable Acquisition Date unless such Applicable Conversion Rate as of the applicable Acquisition Date varies by more than 2% from the then-current Applicable Conversion Rate, in which case, the then-current Applicable Conversion Rate shall be used.

“Concentration Limitations” means, as of any date of determination, the following limitations measured by Principal Balance and calculated as a percentage of the Concentration Denominator:

(a) not more than 5.0% consists of Collateral Assets of any one (1) Obligor (and Affiliates thereof); provided that, Collateral Assets to the largest two Obligors (and Affiliates thereof), may each constitute up to 7.5%;

(b) not more than 35.0% consists of Collateral Assets with Obligors in any one Industry Classification;

(c) not more than 35.0% consists of MRR Loans; provided that, for the avoidance of doubt, this clause (c) shall not include any MRR Loans after the related MRR Reclassification Date;

(d) not more than ~~10.0~~30.0% consists of Collateral Assets denominated in a currency other than Dollars;

(e) not more than 15.0% consists of Revolving Collateral Assets and Delayed Drawdown Collateral Assets;

(f) not more than 15.0% consists of Collateral Assets that provide for payment of interest in cash less frequently than quarterly;

(g) not more than 15.0% consists of First Lien Last Out Loans and Second Lien Loans (excluding (x) the portion of any Collateral Assets that are considered Second Lien Loans pursuant to the final proviso of the definition thereof ~~and~~, (y) any MRR Loans and (z) any portion of any Collateral Asset that is considered a First Lien Loan (Higher Leverage) pursuant to the definition thereof);

(h) not more than 40.0% consists of First Lien Last Out Loans and Second Lien Loans (including ~~only~~(x) the portion of any Collateral Assets that are considered Second Lien Loans pursuant to the final proviso of the definition thereof and (y) any portion of any Collateral Asset that is considered a First Lien Loan (Higher Leverage) pursuant to the definition thereof, but excluding MRR Loans);

(i) not more than 60.0% consists of Covenant Lite Loans; provided that not more than 25% consists of Covenant Lite Loans with an EBITDA as of the related Acquisition Date of less than $75,000,000; provided, further, that not more than 0.0% consists of Covenant Lite Loans with an EBITDA as of the related Acquisition Date of less than $50,000,000;

(j) not more than ~~10.0~~17.5% consists of PIK Loans (excluding ~~Permitted~~High Cash Pay PIK Loans and MRR Loans); provided that not more than ~~2.5~~5.0% ~~may consist~~consists of PIK Loans that ~~(x) provide for a minimum current cash pay rate of less than 2.00% per annum or (y) have been deferring interest for longer than four consecutive payment dates (or, if shorter, one year)~~are Low Cash Pay PIK Loans;

(k) not more than 7.5% consists of Fixed Rate Obligations and Senior Secured Bonds;

(l) not more than 5.0% consists of Senior Secured Bonds;

(m) ~~(l)~~ not more than ~~10.0~~30.0 % consists of Participation Interests (excluding ~~ORTIC~~BOTIC Participation Interests);

(n)  ~~(m)~~ not more than 25.0% consists of Collateral Assets of Obligors under the common ownership or Control of the same financial sponsor or affiliate thereof;

(o)  ~~(n)~~ not more than ~~10.0~~15.0% consists of Broadly Syndicated Loans with a Moody’s Rating of ~~“Caa1~~less than “B3” or ~~lower or~~ an S&P Rating of ~~“CCC+” or lower~~less than “B-”; provided that, not more than 7.5% may consist of Broadly Syndicated Loans with a Moody’s Rating less than “B3” or an S&P Rating less than “B-” as of the related Acquisition Date;

~~(o)  not more than 5.0% consists of Senior Secured Bonds;~~

~~(p)~~  not more than 5.0% consists of DIP Loans; and

~~(q)~~ not more than 2.5% consists of Collateral Assets of Obligors organized in Tax Haven Jurisdictions;

provided that, for purposes of calculating the Concentration Limitations, the Principal Balance of any Collateral Asset denominated in an Eligible Currency other than Dollars shall be calculated using the Applicable Conversion Rate as of the applicable

Acquisition Date unless such Applicable Conversion Rate as of the applicable Acquisition Date varies by more than 2% from the then-current Applicable Conversion Rate, in which case, the then-current Applicable Conversion Rate shall be used.

“Conforming Changes” means, with respect to the use or administration of any Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Accrual Period,” the definition of “U.S. Government Securities Business Day,” the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement” (including whether such formula shall be cumulative or non-cumulative), the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Constituent Documents” means, in respect of any Person, the trust agreement, certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of trust, certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Continued Errors” has the meaning assigned to such term in Section 14.08(c).

“Contractual Currency” has the meaning assigned to such term in Section 2.21.

“Control” means (i) the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person whether through ownership, by contract, arrangement or understanding, or otherwise or (ii) ownership of more than 20% of the equity securities of a Person. “Controlled” and “Controlling” have the meaning correlative thereto.

“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Custodian, as applicable, specified on Schedule 6, or such other address within the United States as it may designate from time to time by notice to the Administrative Agent.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Rate Day” has the meaning assigned to such term in the definition of “Daily Compounded CORRA.”

“Covenant Lite Loan” means a Collateral Asset with respect to which the related Obligor is not subject to financial covenants; provided that a Collateral Asset shall not constitute a Covenant Lite Loan if (a) the Related Documents require the obligor thereunder to comply with one or more Maintenance Covenants (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Related Documents), (b) the Related Documents contain a cross default provision to, or such Collateral Asset is pari passu with, another loan of the Obligor that requires the Obligor to comply with one or more financial covenants or Maintenance Covenants or (c) such Collateral Asset is a Broadly Syndicated Loan.

“Covered Account” means each of the Collection Account, the Payment Account and the Unfunded Reserve Account, each of which shall be comprised of a securities account and a deposit account.

“Covered Party” has the meaning assigned to such term in Section 12.19.

“Custodian” has the meaning assigned to such term in the introduction to this Agreement.

“Custodian Fee Letter” means the fee letter dated as of the date hereof, between the Borrower and the Custodian, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

~~“Data File” has the meaning specified in Section 8.09(a).~~

“Daily Compounded CORRA” means, for any day and accruing on a compounded daily basis, (a “CORRA Rate Day”), a rate per annum equal to the greater of (a) CORRA for the day that is 5 Business Days prior to (i) if such CORRA Rate Day is a Business Day, such CORRA Rate Day or (ii) otherwise, the Business Day immediately preceding such CORRA Rate Day an (b) 0.0%. If by 5:00 pm (Toronto time) on the second (2nd) Business Day immediately following any day “i”, CORRA in respect of such day “i” has not been published and a Benchmark Replacement Date with respect to Daily Compounded CORRA has not occurred, then CORRA for such day “i” will be CORRA as published in respect of the first preceding U.S. Government Securities Business Day for which CORRA was published; provided that CORRA determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Compounded CORRA for no more than three (3) consecutive Business Days. Any change in Daily Compounded CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower.

“Data File” has the meaning specified in Section 8.09(a).

“Deemed Second Lien Portion” means, as of the related Acquisition Date, with respect to any Collateral Asset that is also a First Lien Loan or a First Lien Last Out Loan, as applicable, the portion of the Principal Balance of such Collateral Asset (including for this purpose any capitalized interest) which, if it were not outstanding as of such date, would cause the Senior Net Leverage Ratio of the Obligor thereunder for any Relevant Test Period to equal 5.00x; provided that, the Senior Net Leverage Ratio for each Obligor under a Deemed Second Lien Portion shall be recalculated on an ongoing basis upon receipt of updated financial information.

“Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to the rate of interest otherwise in effect pursuant to this Agreement (or, if no such rate is specified, the Base Rate) plus 2.00% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulted Loan” means any Collateral Asset:

(a) with respect to which a default as to the payment of principal and/or interest has occurred and is continuing (giving effect to any grace or cure period applicable thereto, but in no event exceeding five (5) Business Days);

(b) with respect to which a default as to the payment of principal and/or interest has occurred and is continuing with respect to another full recourse debt obligation of the same Obligor secured by the same collateral and which is senior to or pari passu with in right of payment to such Collateral Asset (giving effect to any grace or cure period applicable thereto, but in no event exceeding five (5) Business Days);

(c) except with respect to any DIP Loan, with respect to which the Obligor thereunder has become subject to an Insolvency Event (subject to the applicable grace period in clause (a) of such definition in the case of an involuntary proceeding);

(d) that has a published S&P Rating of “D” or below or “SD”, a published Fitch Rating of “D” or below or “SD” or a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or previously had such ratings before they were withdrawn by S&P, Fitch or Moody’s (in each case based on tranche rating not corporate family rating);

(e) that is pari passu in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has a published S&P Rating of “SD” or “D” or lower, published Fitch Rating of “RD” or “D” or lower or a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD”; provided that both the Collateral Asset and such other debt obligation are full recourse obligations of such Obligor;

(f) with respect to which a Responsible Officer of the Collateral Manager has received written notice or has actual knowledge that a default has occurred under the Related Documents and any applicable grace period has expired and the holders of such Collateral Asset have accelerated the repayment of such Collateral Asset (but only until such acceleration has been rescinded) in the manner provided in the Related Documents;

(g) with respect to which the Collateral Manager has, in its reasonable commercial judgment, otherwise declared such debt obligation to be a “Defaulted Loan”; or

(h) if such Collateral Asset is a Participation Interest, the related selling institution has become subject to an Insolvency Event (subject to the applicable grace period in clause (a) of such definition in the case of an involuntary proceeding).

“Defaulting Lender” means, at any time, any Lender that (a) has failed for two (2) or more Business Days after a Borrowing Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date (which condition precedent, together with any applicable default, has been specifically identified to the Administrative Agent in writing or in any public statement by such Lender)), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error.

“Delayed Drawdown Collateral Asset” means a Collateral Asset that (a) requires the Borrower to make one or more future advances to the Obligor under the Related Documents, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; provided that any such Collateral Asset will be a Delayed Drawdown Collateral Asset only to the extent of unfunded commitments and solely until all commitments by the Borrower to make advances on such Collateral Asset to the Obligor under the Related Documents expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a) with respect to such of the Collateral as constitutes an instrument that does not constitute a Financial Asset forming the basis of a Security Entitlement Delivered to the Custodian pursuant to the other clauses of this definition, causing the Custodian to take and continuously maintain possession of such instrument indorsed to the Collateral Agent or in blank by an effective indorsement;

(b) with respect to such of the Collateral as constitutes a Certificated Security, (i) causing the delivery of such Certificated Security to the Custodian registered in the name of the Custodian or its affiliated nominee or endorsed to the Custodian or its affiliated nominee or endorsed in blank, (ii) causing the Custodian to continuously identify on its books and records that such Certificated Security is credited to the appropriate Covered Account and (iii) causing the Custodian to maintain continuous possession of such Certificated Security;

(c) with respect to such of the Collateral as constitutes an Uncertificated Security, (i) causing the issuer of such Uncertificated Security to register the Collateral Agent as the registered owner of such Uncertificated Security, (ii) causing the issuer of such Uncertificated Security to agree to comply with instructions of the Collateral Agent without further consent of the Borrower, upon original issue or registration of transfer by the issuer of such Uncertificated Security or (iii)(A) causing the issuer of such Uncertificated Security to register the Custodian as the registered owner of such Uncertificated Security and (B) causing the Custodian to continuously identify on its books and records that such Uncertificated Security is credited to the appropriate Covered Account;

(d) with respect to such of the Collateral as constitutes a Security Entitlement, causing the Securities Intermediary to indicate by book entry that the Financial Asset relating to such Security Entitlement has been credited to the appropriate Covered Account;

(e) with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be maintained in the name of the Collateral Agent and causing the bank with which such deposit account is maintained to agree in writing with the parties hereto that (i) such bank shall comply with instructions originated by the Collateral Agent directing disposition of the funds in the deposit account without further consent of any other Person, (ii) such bank will not agree with any Person other than the Collateral Agent to comply with instructions originated by any Person other than the Collateral Agent or the Borrower, (iii) such deposit account and the funds on deposit therein shall not be subject to any Lien or right of set-off in favor of such bank or anyone claiming through it (other than the Collateral Agent) other than as permitted by the Account Control Agreement, (iv) such agreement shall be governed by the laws of the State of New York, and (v) with respect to such bank, the State of New York shall be the “bank’s jurisdiction” for purposes of Article 9 of the UCC;

(f) with respect to such of the Collateral as constitutes an account or a general intangible or is not otherwise described in the foregoing clauses (a)-(e), causing to be filed with the Secretary of State of the State of Delaware a properly completed UCC financing statement that names the Borrower as debtor and the Collateral Agent as secured party and that describes such Collateral (including as “all assets” or similar, and which financing statement may have been previously filed) or any equivalent filing in any applicable jurisdiction; or

(g) in the case of each of clauses (a) through (f) above, such additional or alternative procedures as may hereafter become necessary or desirable to perfect the security interest granted to the Collateral Agent hereunder in such items of the Collateral, consistent with Applicable Law.

The Collateral Manager on behalf of the Borrower shall obtain any and all consents required by the Related Documents to permit any Collateral Asset to be pledged in favor of the Collateral Agent hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 or 9-408 of the UCC).

“Determination Date” means, with respect to any Payment Date, the date that is 10 Business Days prior to such Payment Date.

“DIP Loan” means a Collateral Asset made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and fully secured by senior liens on which the related Obligor is required to pay interest and/or principal on a current basis.

“Disputed Collateral Asset” has the meaning assigned to such term in the definition of “Asset Value.”

“Disruption Event” means the occurrence of any of the following with respect to any Eligible Currency: (a) any Lender shall have notified the Administrative Agent of the commercially reasonable determination by such Lender that it would be contrary to Law or to the directive of any Governmental Authority (whether or not having the force of law) to obtain such

Eligible Currency to fund any Advance, (b) the Administrative Agent shall have notified the Borrower and each Lender of the inability, acting in a commercially reasonable manner, to determine the applicable Benchmark for Advances in such Eligible Currency, (c) the Required Lenders shall have notified the Administrative Agent of the commercially reasonable determination by such Lenders that the rate at which deposits of such Eligible Currency are being offered to such Lenders does not accurately reflect the cost to such Lenders of making, funding or maintaining any Advance in such Eligible Currency or (d) any Lender shall have notified the Administrative Agent of the inability of such Lender, acting in a commercially reasonable manner, to obtain such Eligible Currency to make, fund or maintain any Advance in such Eligible Currency.

“Diversity Score” means, as of any day, a single number that indicates Collateral Asset concentration in terms of both Obligor and industry concentration, calculated as set forth in Schedule 8, as such diversity scores shall be updated at the mutual agreement of the Administrative Agent and the Borrower if MSCI Inc. publishes revised criteria.

“Dollars” and “$” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Collateral Asset in accordance with its terms.

“EBITDA” means, with respect to any Relevant Test Period (or other period set forth herein) and any Collateral Asset, the meaning of the term “Adjusted EBITDA”, the term “EBITDA” or any comparable term in the Related Documents for such period and Collateral Asset (or, in the case of a Collateral Asset for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Asset, until the first testing period after the Related Documents have been executed), and in any case that the term “Adjusted EBITDA”, the term “EBITDA” or such comparable term is not defined in such Related Document or marketing materials or financial model, an amount, for the principal Obligor thereunder and any of its parents that are obligated as guarantor or co-borrower pursuant to the Related Documents and any of their respective subsidiaries for such Collateral Asset (determined in good faith by the Collateral Manager in accordance with the Collateral Management Standard on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis as determined in good faith by the Collateral Manager in accordance with the Collateral Management Standard in case of any acquisitions)) equal to earnings from continuing operations for such period plus, in each case to the extent deducted in determining earnings from continuing operations for such period, interest expense, income taxes, depreciation and amortization for such period, other non-cash charges and organization costs, extraordinary, one-time and/or non-recurring losses or charges and any other item the Collateral Manager and the Administrative Agent mutually deem to be appropriate.

“Eligible Collateral Asset” means a Collateral Asset that (A) subject to Section 2.05(c), has been approved by the Administrative Agent, in its sole discretion, prior to the date on which the Borrower commits to acquire such Collateral Asset, and (B) satisfies each of the following eligibility requirements on any date of determination or, to the extent specified below, the Acquisition Date (unless otherwise expressly waived by the Administrative Agent in its sole discretion):

(a) is a First Lien Loan, a Second Lien Loan, a First Lien Last Out Loan, an MRR Loan or a Senior Secured Bond;

(b) is denominated and payable in an Eligible Currency and does not permit the currency in which such loan is payable or the place of payment to be changed other than to an Eligible Currency;

(c) the related Obligor is organized or incorporated in (i) the United States (or any state thereof or the District of Columbia), (ii) any Qualified Jurisdiction, (iii) Israel only if the Related Documents are governed by the laws of the United States (or any state thereof) or England or (iv) any other jurisdiction approved by the Administrative Agent in its reasonable discretion; provided that for purposes of this clause (c), for any Obligor organized in a Tax Haven Jurisdiction, such Obligor shall be deemed to be organized or incorporated in the domicile of its headquarters or in which a substantial portion of its operations is located or in which a substantial portion of its revenue or value is derived (each as determined in good faith by the Collateral Manager), in each case either directly or through subsidiaries;

(d) the Related Documents for which are governed by the laws of (i) the United States (or any state thereof), (ii) any Qualified Jurisdiction or (iii) any other jurisdiction approved by the Administrative Agent in its reasonable discretion;

(e) as of the related Acquisition Date, (i) has a remaining term to maturity of not more than 8 years and (ii) if it is a Second Lien Loan, has an original term to maturity of not more than 9 years;

(f) reserved;

(g) as of the Acquisition Date, has an Original Asset Value of at least ~~85~~75% of par;

(h) is not an obligation (other than a Delayed Drawdown Collateral Asset or a Revolving Collateral Asset) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower and, as of the Acquisition Date, no claims of any other present or future, actual or contingent, monetary liabilities have been made by the Obligor with respect to such Collateral Asset and are then outstanding;

(i) is not an Equity Security or a component thereof and does not provide for mandatory or optional conversion or exchange into an Equity Security; provided that (i) any equity security purchased as part of a “unit” or “package” with a Collateral Asset (including any attached warrants) and that itself is not eligible for purchase by the Borrower as a Collateral Asset shall not cause the Collateral Asset portion to lose its eligibility hereunder and (ii) Equity Securities may be received by the Borrower in exchange for a Collateral Asset or a portion thereof in connection with an Insolvency Event, reorganization, debt restructuring or workout of the Obligor thereof;

(j) is not a Defaulted Loan;

(k) unless such Collateral Asset is a DIP Loan, the related Obligor on the Collateral Asset is not insolvent, is not the subject of an Insolvency Event, and there are no proceedings pending (or, to the knowledge of a Responsible Officer of the Borrower, threatened) wherein the related Obligor or (solely in the case of the following clause (i)) any other party or any Governmental Authority (i) has asserted insolvency of the related Obligor on such Collateral Asset (and, in the case of an involuntary insolvency proceeding, such proceeding has not been dismissed for sixty (60) days), or (ii) has alleged that such Collateral Asset or any of the Related Documents is illegal or unenforceable, and as of the related Acquisition Date, such Collateral Asset is not subject to any pending or threatened litigation or right or claim of rescission, set-off, netting, counterclaim or defense on the part of the related Obligor;

(l) as of the Acquisition Date and to the actual knowledge of the Borrower, the Related Property has not been used by the related Obligor (or any parent entity, subsidiary or Affiliate thereof) in any manner or for any purpose that would result in any material risk of liability being imposed upon the Administrative Agent, Borrower, the Equityholder, the Collateral Manager or any Secured Party under any Applicable Law;

(m) the acquisition thereof by the Borrower will not (i) violate any Applicable Law or (ii) to the actual knowledge of the Borrower, cause the Administrative Agent or any Lender to fail to comply with any request or directive from any banking authority or governmental entity having jurisdiction over the Administrative Agent or such Lender;

(n) (i) except for Permitted Liens, the Borrower has good and marketable title to, and is the sole owner of, such Collateral Asset and the Related Security or, with respect to any Related Security securing such Collateral Asset, the Borrower has the benefit of a valid security interest therein of the priority required by the Related Documents free and clear of all Liens and (ii) the Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a valid and perfected first-priority security interest in such Collateral Asset;

(o) to the actual knowledge of the Borrower (after using reasonable inquiry under the circumstances, which may be based on representations by the Obligor and the other parties set forth in the related Underlying Loan Agreement or otherwise), such Collateral Asset and the Related Documents for such Collateral Asset constitute the legal, valid and binding obligations of the related Obligor thereunder and each guarantor thereof, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(p) provides for a fixed amount of principal to be payable in cash no later than its stated maturity;

(q) the related Obligor on such Collateral Asset (i) is a business entity (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is a legal operating entity or holding company, (iii) is not a Governmental Authority and (iv) is not an Affiliate of the Equityholder or the Collateral Manager;

(r) the proceeds of which are not permitted primarily to be used for personal, family or household purposes;

(s) is capable of being transferred to and owned by the Borrower (whether directly or by means of a security entitlement) and of being pledged, assigned or novated by the owner thereof or of an interest therein, subject to customary restrictions for assets of the type constituting the Collateral Assets (i) to the Collateral Agent, (ii) to any assignee of the Collateral Agent permitted or contemplated under this Agreement, (iii) to any Person at any foreclosure or strict foreclosure sale or other disposition initiated by a secured creditor in furtherance of its security interest and (iv) to commercial banks, financial institutions, offshore and other funds (in each case, including transfer permitted by operation of the UCC);

(t) does not contain restrictions on transfer which limit potential transferees, other than any such restrictions customary for assets of the type constituting the Collateral Assets;

(u) does not contain confidentiality restrictions that would prohibit the Administrative Agent, the Collateral Agent or the Lenders from accessing or receiving all material obligor information with regards to such Collateral Asset (subject to customary confidentiality provisions);

(v) is not a Structured Finance Obligation, an unsecured loan, a finance lease, chattel paper, unsecured bond or a bridge loan or other obligation that (i) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (ii) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancing;

(w) reserved;

(x) reserved;

(y) the Loan File with respect to such Collateral Asset has been delivered to the Custodian or the time period for such delivery under Section 13.03(a) has not yet expired;

(z) the acquisition of such Collateral Asset will not cause the Borrower or the pool of Collateral to be required to register as an “investment company” under Section 8 of the Investment Company Act;

(aa) is not a letter of credit (other than a Revolving Collateral Asset that includes a letter of credit sub-facility as long as the Borrower is not the letter of credit issuer with respect thereto);

(bb) is not a participation interest other than a Participation Interest;

(cc) the Borrower has all necessary Governmental Authorizations and Private Authorizations necessary to acquire and own such Collateral Asset and enter into the Related Documents with respect to such Collateral Asset;

(dd) is an “instrument” or “payment intangible” under the UCC;

(ee) provides for scheduled payments of interest in cash at least semi-annually;

(ff) the Related Documents for such Collateral Asset require each related Obligor to represent, warrant and/or covenant that it is not a “sanctioned person” (or similar term, as the same is customarily defined in the documentation pertaining to debt obligations such as the Collateral Assets) and, to the Collateral Manager’s knowledge (based on such representations, warranties and/or covenants), no related Obligor is a “sanctioned person”;

(gg) is not (i) underwritten as a real estate loan or principally secured by real property; (ii) a construction loan, (iii) a project finance loan or (iv) an asset-based credit facility;

(hh) its transfer may be effected pursuant to a form attached as an exhibit to the relevant Underlying Loan Agreement or other assignment documentation customary for assets of the type constituting such Collateral Asset (which may be an LSTA Par/Near Par Trade Confirmation, subject to Standard Terms and Conditions for Par/Near Par Trade Confirmations, as published by The Loan Syndications and Trading Association, Inc.);

(ii) no selection procedure intended to be adverse to the interests of the Secured Parties was utilized at the time of the selection of such Collateral Asset for acquisition by the Borrower;

(jj) such Collateral Asset requires the related Obligor to maintain, subject to market standard qualifications and exceptions (as determined by the Collateral Manager in accordance with the Collateral Management Standard), the Related Property in good repair (if appropriate) and to maintain adequate insurance with respect thereto;

(kk) unless it is a Covenant Lite Loan, such Collateral Asset requires the related Obligor to comply with one or more Maintenance Covenants;

(ll) unless such Collateral Asset is an MRR Loan, the related Obligor has EBITDA as of the Acquisition Date of not less than $25,000,000;

(mm) as of the Acquisition Date, (x) solely if such Collateral Asset is a First Lien Loan or a First Lien Last Out Loan but not an MRR Loan, the Obligor of such Collateral Asset has a Senior Net Leverage Ratio less than or equal to 7.0 to 1.00 or (y) solely if such Collateral Asset is a Second Lien Loan, the Obligor of such Collateral

Asset has a Total Net Leverage Ratio not greater than 7.5 to 1.00; provided that, in each case for purposes of determining compliance with this clause (mm), only the portion of such Collateral Asset that causes such Senior Net Leverage Ratio or Total Net Leverage Ratio, as applicable, to exceed the applicable limits shall be ineligible; provided, further that the Administrative Agent in its sole discretion may waive any of the leverage limits set forth in this clause (mm) (for the avoidance of doubt, the leverage limits set forth in this clause (mm) must be explicitly waived by the Administrative Agent and are not deemed to be waived upon a determination that the applicable Collateral Asset constitutes an Eligible Collateral Asset);

(nn) (i) such Collateral Asset was sourced or originated by the Equityholder or the Borrower in the ordinary course of the Equityholder’s business and in accordance with the Collateral Management Standard, and (ii) if such Collateral Asset is an Equityholder Collateral Asset, the Equityholder has caused its master computer records to be clearly and unambiguously marked to indicate that such Collateral Asset has been sold to the Borrower;

(oo) is not subject to material non-credit related risk (such as a loan, the payment of which is expressly contingent upon the non-occurrence of a catastrophe), as determined by the Collateral Manager in accordance with the Collateral Management Standard;

(pp) reserved;

(qq) does not have an interest rate basis exceeding six (6) months, except in the case of (i) Collateral Assets in which the Related Documents allow the interest rate basis to be extended to twelve (12) months with the underlying lenders’ consent, (ii) Collateral Assets in which the Related Documents provide for a base or prime rate option or (iii) Fixed Rate Obligations;

(rr) except with respect to any PIK Loan, if such Collateral Asset is a Fixed Rate Obligation, it has a cash pay interest rate of at least 8.00%;

(ss) is not a zero coupon obligation;

(tt) if such Collateral Asset is a Covenant Lite Loan, it (i) is not cyclical (as determined by the Collateral Manager in accordance with the Collateral Management Standard), (ii) is not (and is not expressly permitted by its terms to become) contractually subordinate in right of payment to any other obligation for borrowed money of the Obligor of such loan other than a Permitted Working Capital Facility, (iii) as of the Acquisition Date, has a loan to value ratio not in excess of 60% (as determined by the Collateral Manager in accordance with the Collateral Management Standard) and (iv) has EBITDA as of the related Acquisition Date of not less than $50,000,000;

(uu) if such Collateral Asset is a Broadly Syndicated Loan, as of the related Acquisition Date, it has a Moody’s Rating of “Caa2” or higher and an S&P Rating of “CCC” or higher;

(vv) if such Collateral Asset is an MRR Loan, (A) the related Obligor (1~~) derives revenue primarily from software subscription services as certified by the Collateral Manager to the Administrative Agent in the related Approval Request or is otherwise approved as determined by the Administrative Agent in its sole discretion, (2~~) has a senior loan to value ratio of not more than ~~35.0~~40.0% on the related Acquisition Date, (~~3~~2) has a trailing twelve month Recurring Revenue of at least $~~25,000,000~~50,000,000 on the related Acquisition Date and (~~4~~3) has a Net Debt to Recurring Revenue Ratio not greater than 3.00x on the related Acquisition Date, unless otherwise approved by the Administrative Agent, (B) the Related Documents require compliance with at least two Maintenance Covenants, as determined by the Administrative Agent in its sole discretion (and including a covenant for minimum liquidity and a covenant for maximum ratio of outstanding balance to trailing twelve month Recurring Revenue) and (C) the MRR Reclassification Date shall have occurred or be expected to occur within four (4) years after the related Acquisition Date; and

(ww) does not subject the Borrower to withholding tax unless the Obligor is required to make “gross-up” payments constituting 100% of such withholding tax on an after-tax basis.

“Eligible Currency” means Dollars, CAD, EUR and GBP.

“Eligible Investment Required Ratings” means, (a) with respect to any obligation or security, with respect to ratings assigned by Moody’s, “Aa2” or higher or “P-1” for one month instruments, “Aa2” or higher and “P-1” for three month instruments, “Aa3” or higher and “P-1” for six month instruments and “Aa2” or higher and “P-1” for instruments with a term in excess of six months and (b) with respect to rating assigned by S&P, “A-1” or “A-1+” for short term instruments and “A” or higher for long term instruments.

“Eligible Investments” means any Dollar-denominated investment that, at the time it is Delivered, is Cash or one or more of the following obligations or securities:

(a) direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(b) demand and time deposits in, bank deposit products of, certificates of deposit of, trust accounts with, bankers’ acceptances payable within 183 days of issuance by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(c) non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; and

(d) money market funds that have, at all times, ratings in the highest credit rating category by Moody’s and S&P (based on tranche rating not corporate family rating);

provided that none of the foregoing obligations or securities shall constitute Eligible Investments if (A) such obligation or security has an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript assigned by S&P, (B) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (C) such obligation or security is subject to U.S. withholding or foreign withholding tax unless the issuer of the security is required to make “gross-up” payments for the full amount of such withholding tax, (D) such obligation or security is secured by real property, (E) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (F) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (G) in the Collateral Manager’s judgment in accordance with the Collateral Management Standard, such obligation or security is subject to material non-credit related risks. Any such investment may be made or acquired from or through the Collateral Agent or any of its Affiliates, or any entity for whom the Collateral Agent or any of its Affiliates provides services (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Eligible Investment at the time of acquisition).

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, reorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership or membership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant (other than a detachable warrant) or right to subscribe to or purchase such a security; or any such warrant or right.

“Equityholder” means Blue Owl ~~Rock~~ Technology Income Corp., a Maryland corporation.

“Equityholder Collateral Asset” means each Collateral Asset sold and/or contributed by the Equityholder to the Borrower pursuant to the Sale Agreement, including any Collateral Assets acquired or originated directly by the Borrower which are deemed to be sold or contributed by the Equityholder to the Borrower pursuant to Section 2.4 of the Sale Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f)(i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan under Section 4042 of ERISA, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or terminated, within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.

“Errors” has the meaning assigned to such term in Section 14.08(c).

“EUR” means the single currency of the Participating Member States.

“EURIBOR Rate” means, for any day during the Interest Accrual Period with respect to Advances denominated in EUR, the rate per annum appearing on Reuters Screen EURIBOR Page (or any successor or substitute page) applicable to bankers’ acceptances for deposits in EUR for a period equal to three months; provided that, if no such rate appears on Reuters Screen EURIBOR Page (or any successor or substitute page), the EURIBOR Rate shall be the rate per annum determined by the Administrative Agent using the average of the rates for bankers’ acceptances for deposits in EUR for a three month period in EUR at approximately 11:00 a.m. (Brussels time) for such date. If the EURIBOR Rate is less than zero percent then the EURIBOR Rate shall be deemed to equal zero percent for all purposes of this Agreement.

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Excess Concentration Amount” means, at any time in respect of which any one or more of the Concentration Limitations are exceeded, the portions (calculated without duplication) of each Collateral Asset that cause such Concentration Limitations to be exceeded, as calculated by the Collateral Manager and certified to as required hereunder.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Amounts” means (i) any amount deposited into the Collection Account with respect to any Collateral Asset, which amount is attributable to the reimbursement of payment by the Borrower not using Collections of any Tax, fee or other charge imposed by any Governmental Authority on such Collateral Asset or on any Related Security, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Asset to the extent such amount is attributable to a time before the Acquisition Date thereof, (iii) any reimbursement of insurance premiums not paid by the Borrower using Collections, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Asset which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements as Related Security under the Related Documents securing the obligations represented by such Collateral Asset or (v) any amount deposited into the Collection Account in error (including any amounts relating to any portion of an asset sold by the Borrower in accordance with this Agreement, in each case to the extent such amount is attributable to a time after the effectiveness of such sale).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment or an Advance pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in such Commitment or Advance or (ii) such Lender designates a new lending office, except in each case to the extent that, pursuant to Section 12.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 12.03(f), and (d) Taxes imposed by FATCA.

“Facility Amount” means during the Reinvestment Period, $~~250,000,000~~500,000,000 (as such amount may be reduced from time to time pursuant to Section 2.06, increased pursuant to Section 2.22 or as otherwise agreed to by the Borrower, the applicable Lenders, the Collateral Manager and the Administrative Agent); provided, that following the Commitment Termination Date, the Facility Amount will equal the Advances Outstanding as of the applicable date of determination.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Sale Agreement, the Administrative Agent Fee Letter, the Lender Fee Letter, the

Custodian Fee Letter, the Collateral Administration and Agency Fee Letter and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower in favor of the Collateral Agent, the Administrative Agent or any Lender from time to time pursuant to this Agreement.

“Facility Increase” has the meaning specified in Section 2.22.

“Fair Market Value” means, with respect to any Collateral Asset, the value of such Collateral Asset as reflected on the books and records of the Equityholder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rule or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing any of the foregoing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Basis Amount” means, for any Payment Date, the quotient of (a) the arithmetic mean of (i) the Aggregate Principal Balance of all Eligible Collateral Assets plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Collection Account, in each case, on the first day and on the last day of the related Interest Accrual Period, divided by (b) the number of days during such Interest Accrual Period.

“Final Maturity Date” means the earliest to occur of (i) the date on which the Borrower (or the Collateral Manager on its behalf) reduces the Facility Amount in full pursuant to Section 2.06(b); (ii) the day that is two (2) years after the Commitment Termination Date; and (iii) the date on which the Administrative Agent provides notice of the declaration of the Final Maturity Date after the occurrence and during the continuance of an Event of Default; provided, that, in the case of the foregoing clauses (i) and (ii), if such day is not a Business Day, then the Final Maturity Date shall be the next succeeding Business Day.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Firm Bid” means with respect to any Collateral Asset, a good and irrevocable bid for value requested by the Administrative Agent, to purchase the par amount of such Collateral Asset, expressed as a percentage of the par amount of such Collateral Asset and exclusive of accrued interest and premium, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Collateral Asset, submitted as of 11:00 a.m. on the date of determination or as soon as practicable thereafter.

“First Lien Last Out Loan” means, as of any date of determination, any Collateral Asset that would constitute a First Lien Loan but that, at any time prior to and/or after an event of default under the related Underlying Loan Agreement of such Collateral Asset, will be paid after one or more tranches of First Lien Loans issued by the same Obligor have been paid in full in accordance with a specified waterfall or other priority of payments specified in the applicable Related Documents or an agreement among lenders; provided that, solely for the purposes of determining the relevant Asset Advance Rate, the Deemed Second Lien Portion of any First Lien Last Out Loan shall be excluded from the balance of such First Lien Last Out Loan.

“First Lien Loan” means any Collateral Asset that meets the following criteria: (i) is not (and is not expressly permitted by its terms to become) contractually subordinate in right of payment to any other obligation for borrowed money of the Obligor of such loan other than a Permitted Working Capital Facility; (ii) is secured by a valid first-priority perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such Collateral Asset (whether or not such Collateral Asset is also secured by any lower priority Lien on other collateral) subject to customary permitted Liens (including any such Lien securing a Permitted Working Capital Facility); and (iii) the Collateral Manager determines in good faith in accordance with the Collateral Management Standard that the value of the collateral securing such Collateral Asset together with other attributes of the Obligor (including, without limitation, the Obligor’s cash flow, enterprise value and general financial condition) on or about the Acquisition Date is at all times adequate to repay the outstanding Principal Balance of such Collateral Asset plus the aggregate outstanding Principal Balances of all other loans of equal seniority secured by a first priority Lien in the same collateral; provided that, solely for the purposes of determining the relevant Asset Advance Rate, the Deemed Second Lien Portion of any First Lien Loan shall be excluded from the balance of such First Lien Loan.

“Fitch” means Fitch Ratings, Inc., Fitch Ratings Ltd. and their subsidiaries, including Derivative Fitch Inc. and Derivative Fitch Ltd. and any successor thereto.

“Fitch Rating” means, with respect to any Collateral Asset, the public rating issued by Fitch (based on tranche rating and not corporate family rating).

“Fixed Rate Obligation” means any Collateral Asset that bears a fixed rate of interest.

“Floor” means, with respect to any Eligible Currency, the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the applicable initial Benchmark for such Eligible Currency provided for hereunder.

“Floor Obligation” means, as of any date:

(a) a Collateral Asset (i) for which the Related Documents provides for a London interbank offered rate (or any successor index therefor) option and that such rate is calculated as the greater of a specified “floor” rate per annum and such rate for the applicable Interest Accrual Period and (ii) that, as of such date, bears interest based on such rate option, but only if as of such date the applicable rate for the applicable Interest Accrual Period is less than such floor rate; and

(b) a Collateral Asset (i) for which the Related Documents provides for a base or prime rate option and such base or prime rate is calculated as the greater of a specified “floor” rate per annum and the base or prime rate for the applicable Interest Accrual Period and (ii) that, as of such date, bears interest based on such base or prime rate option, but only if as of such date the base or prime rate for the applicable Interest Accrual Period is less than such floor rate.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would (as determined by the Administrative Agent in consultation with the Borrower) (a) increase or extend the term of the Commitments or change the Final Maturity Date, (b) alter the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any scheduled payment of principal or the amount of any other payment due to any Lender, (d) reduce the rate at which interest is payable thereon or any fee is payable hereunder (other than any waiver or rescission of the Default Rate), (e) release any material portion of the Collateral, except in connection with dispositions expressly permitted hereunder, (f) alter the terms of Section 9.01 or Section 12.01(b) or, for purposes of Sections 9.01 or 12.01(b), alter any defined term or alter any other provision of this Agreement to the extent such alteration would alter the order of application of proceeds or the pro rata sharing of payments required thereby or (g) modify the definitions of the terms “Required Lenders” or “Fundamental Amendment” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States or, with respect to an Obligor located outside the United States, such other generally accepted accounting principles in effect from time to time in the jurisdiction of such Obligor.

“GBP” means the lawful currency of the United Kingdom.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the SEC, the stock exchanges, any federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“High Cash Pay PIK Loan” means any PIK Loan with a minimum current cash pay rate that is at least the Collateral Asset Benchmark plus 4.00% per annum.

“Incurrence Covenant” means a covenant by any Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of such Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness” means, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives or hedges, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above (in each case excluding any unfunded commitments of the Borrower with respect to any Delayed Drawdown Collateral Asset or any Revolving Collateral Asset). Notwithstanding the foregoing, “Indebtedness” does not include indebtedness of the Borrower on account of the sale by the Borrower of the first out tranche of any First Lien Loan that arises solely as an accounting matter under ASC 860, provided that such indebtedness (i) is nonrecourse to the Borrower and (ii) would not represent a claim against the Borrower in a bankruptcy, insolvency or liquidation proceeding of the Borrower, in each case in excess of the amount sold or purportedly sold.

“Indemnified Party” has the meaning assigned to such term in Section 12.04(b).

“Independent Accountants” has the meaning assigned to such term in Section 8.11(a).

“Independent Director” means a manager of the Borrower who, (a) is an employee of, or is a special purpose corporation which is an Affiliate of or is operated by, employees of, or is otherwise provided by, any one of CT Corporation, Citadel SPV, Maples Fiduciary Services, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Lord Securities Corporation, The Corporation Trust Company, or an Affiliate thereof, or, if none of those companies is then providing professional independent directors or managers, another nationally-recognized company, in each case that is not an Affiliate of the Borrower and that provides professional independent directors or managers and other corporate services in the ordinary course of its business; (b) in the case of any natural person, has prior experience as an independent director for a corporation, or as an independent director or independent manager or independent trustee for a limited liability company or trust, whose organizational documents required the unanimous consent of all independent directors (or independent managers or independent trustees) thereof before such corporation or limited liability company or trust could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (c) in the case of any natural person, is not, and has not been for a period of five (5) years prior to his or her appointment as an Independent Director, in each case to the knowledge of the Borrower: (i) a director, manager, member, officer or partner, of (A) the Borrower, (B) the Collateral Manager, (C) the Equityholder, or (D) any Affiliate of the Equityholder, the Borrower or the Collateral Manager or (ii) a spouse, parent, sibling or child of any Person referred to in clause (i) above; provided, however, such Independent Director may be an independent director, independent trustee or independent manager of one or more other special purpose entities affiliated with the Equityholder, the Borrower or the Collateral Manager or their respective Affiliates.

“Industry Classification” means the industry classification set forth in Schedule 4 that the Collateral Manager, with the approval of the Administrative Agent in its ~~sole~~reasonable discretion, assigns such Collateral Asset based on the predominant end-user of the applicable Obligor’s product, as such industry classifications shall be updated at the mutual agreement of the Administrative Agent and the Borrower if MSCI Inc. publishes revised industry classifications.

“Ineligible Collateral Asset” means, at any time, a loan or other obligation, or any portion thereof, that fails to satisfy any criteria of the definition of “Eligible Collateral Asset” (unless otherwise expressly waived by the Administrative Agent in its sole discretion).

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such Law, or the consent by such Person to the appointment of or taking possession by a receiver, an administrator, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, for each day during an Interest Accrual Period and each Advance outstanding by a Lender on such day, the sum of the products (for each day during such Interest Accrual Period) of:

IR		P	x	1
	x			–
				D

where:

IR	=	the Interest Rate for such Advance on such day;

P	=	the principal amount of such Advance on such day;

D	=	and 360 days, or, to the extent the applicable Interest Rate is the Base Rate, 365 or 366 days, as applicable.

“Interest Accrual Period” means (a) with respect to the first Payment Date, the period from and including the Closing Date to but excluding the Determination Date prior to the first Payment Date, and (b) with respect to any subsequent Payment Date, the period from and including the Determination Date prior to the preceding Payment Date to but excluding the Determination Date prior to such Payment Date; provided, that the final Interest Accrual Period hereunder shall end on and include the day of the Payment in Full of the Advances hereunder.

“Interest Collection Account” has the meaning assigned to such term in Section 8.02(a).

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a) all payments of interest and other income received by the Borrower during such Collection Period on the Collateral Assets (including interest and other income received on Ineligible Collateral Assets and the accrued interest received in connection with a sale of any such Collateral Asset during such Collection Period), less any such amount that represents Principal Financed Accrued Interest;

(b) all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds;

(c) all amendment and waiver fees, late payment fees, prepayment fees and all protection fees and other fees and commissions received by the Borrower during such Collection Period unless the Collateral Manager has determined that such payments are to be treated as Principal Proceeds;

(d) commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Collateral Manager has determined that such payments are to be treated as Principal Proceeds;

(e) all amounts received in respect of Equity Securities held by the Borrower in respect of any Obligor; and

(f) any cash equity contributions received pursuant to Section 10.06 which are designated by the Equityholder as Interest Proceeds.

Any amounts received in respect of any Defaulted Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the outstanding principal balance of such Collateral Asset at the time it became a Defaulted Loan; thereafter, any such amounts will constitute Interest Proceeds.

“Interest Rate” means, for each day during any Interest Accrual Period and for each Advance outstanding in any Eligible Currency, for each day during such Interest Accrual Period, the Applicable Reference Rate for such Interest Accrual Period plus the Applicable Margin; provided that if a Disruption Event has occurred and is continuing with respect to a particular Eligible Currency, then subject to Section 12.01(c), “Interest Rate” with respect to Advances denominated in the affected Eligible Currency means the Base Rate (determined without giving effect to clause (c) of the definition thereof) plus the Applicable Margin.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lender Fee Letter” means each fee letter among the Administrative Agent, the Lenders party thereto and the Borrower, setting forth certain fees payable by the Borrower to one or more Lenders in connection with the transactions contemplated by this Agreement.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable Law of any jurisdiction); provided that “Lien” does not include (i) customary restrictions on assignments or transfers thereof on customary and market based terms pursuant to the Related Documents relating to any Collateral Asset or (ii) in the case of any Equity Securities, customary drag-along, tag-along, right of first refusal and other similar rights in favor of other equity holders of the same issuer.

“Loan File” means, with respect to each Collateral Asset delivered to the Custodian, each of the Required Loan Documents in original or copy and any other document delivered in connection therewith.

“Low Cash Pay PIK Loan” means any PIK Loan with a minimum current cash pay rate less than the Collateral Asset Benchmark plus 2.50% per annum.

“Maintenance Covenant” means a covenant by any Obligor to comply with one or more financial covenants during each reporting period (but not less frequently than quarterly), whether or not such Obligor has taken any specified action.

“Mandatory Amortization Advances Outstanding” means the Advances Outstanding as of the Commitment Termination Date.

“Mandatory Amortization Amount” means, with respect to the applicable Mandatory Amortization Dates set forth below and regardless of whether sufficient funds are on deposit in the Collection Account in respect of such Mandatory Amortization Date, an amount equal to the product of (x) the percentage set forth below opposite such Mandatory Amortization Date times (y) the Mandatory Amortization Advances Outstanding:

Mandatory Amortization Date	Cumulative Percentage of Mandatory Amortization Advances Outstanding to be Paid on or before Relevant Mandatory Amortization Date
First Mandatory Amortization Date	20.00%
Second Mandatory Amortization Date	26.25%
Third Mandatory Amortization Date	32.50%
Fourth Mandatory Amortization Date	38.75%

“Mandatory Amortization Date” means each Payment Date commencing with the first Payment Date to occur after the one-year anniversary of the Commitment Termination Date.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower, (b) the business, assets, financial condition or operations of the Collateral Manager or the Equityholder, (c) the validity or enforceability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Assets or the Related Documents generally or any material portion of the Collateral Assets or the Related Documents, (d) the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (e) the ability of each of the Borrower or the Collateral Manager to perform its obligations under any Facility Document to which it is a party or (f) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral (excluding in any case a decline in the asset value of the Borrower or a change in general market conditions or values of the Collateral Assets).

“Material Modification” means, with respect to any Collateral Asset (other than any Broadly Syndicated Loan), any amendment, waiver, consent, forbearance or modification of, or supplement to, a Related Document with respect thereto executed or effected after the related Acquisition Date, that (unless otherwise consented to by the Administrative Agent prior to the effective date of any such amendment, waiver, consent, forbearance or modification; provided that the Administrative Agent shall use reasonable efforts to reply to any such request for consent within seven (7) days of such request; provided, however, that any failure to provide consent within seven (7) days shall not in any way prejudice the consent rights of the Administrative Agent hereunder):

(a) (i) reduces, waives, defers or forgives any principal amount due with respect to such Collateral Asset or provides for any such principal amount to be deferred (other than any deferral already permitted by the terms of the Related Documents and, for the avoidance of doubt, excluding any mandatory excess cash flow sweep), (ii) reduces, waives or forgives any interest payment due with respect to such Collateral Asset, or provides for any such interest due in cash to be deferred or capitalized and added to the principal amount of such Collateral Asset, (iii) reduces the rate of interest payable on such Collateral Asset (other than pursuant to the application of any pricing grid or replacement of LIBOR or other applicable floating rate index) or (iv) extends any scheduled principal installment (but not, for the avoidance of doubt, any mandatory excess cash flow sweep) or the stated maturity date of such Collateral Asset by more than one year, unless such extension is not due to a deterioration in the credit worthiness of the related Obligor or of the Obligor’s general industry as determined by the Collateral Manager in accordance with the Collateral Management Standard and certified by the Collateral Manager to the Administrative Agent; provided that, the interest rate payable with respect to a Collateral Asset may be decreased by up to 10% from its original amount at the time of acquisition by the Borrower if (i) the cash spread after giving effect to such amendment is at least ~~3.05~~2.35% and (ii) such decrease in interest is not due to a deterioration in the credit worthiness of the related Obligor as determined by the Collateral Manager in accordance with the Collateral Management Standard and certified to the Administrative Agent;

(b) contractually or structurally subordinates such Collateral Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or releases any material guarantor or co-obligor from its obligations with respect thereto or, in the case of a First Lien Last Out Loan or a Second Lien Loan, increases the commitment amount of any loan senior to or pari passu with such Collateral Asset, in each case other than as permitted by the terms of the Related Documents as in effect on the related Acquisition Date;

(c) substitutes, releases or terminates (in a manner that materially and adversely affects the Secured Parties) all or a material portion of the underlying assets securing such Collateral Asset, unless such substitution, release or termination is expressly permitted by the Related Documents as of the related Acquisition Date;

(d) amends, waives, forbears, supplements or otherwise modifies (x) the meaning of “Senior Net Leverage Ratio,” “Net Debt to Recurring Revenue Ratio,” “Recurring Revenue,” “EBITDA,” “Cash Interest Coverage Ratio,” “Total Net Leverage Ratio,” “Minimum Liquidity” or “Permitted Liens” or any respective comparable terms in the Related Documents for such Collateral Asset or (y) any term, provision or threshold of such Related Documents referenced in or utilized in the calculation of any financial covenant, including “Senior Net Leverage Ratio,” “Net Debt to Recurring Revenue Ratio,” “Recurring Revenue,” “EBITDA,” “Cash Interest Coverage Ratio,” “Permitted Liens” “Minimum Liquidity” or “Total Net Leverage Ratio” or, in each case, any respective comparable terms for such Collateral Asset, in each case of clauses (x) and (y) above, in a manner that, in the commercially reasonable discretion of the Administrative Agent, is materially adverse to the Secured Parties; or

(e) amends, waives, forbears, supplements or otherwise modifies the meaning of “Default” or “Event of Default” or any respective comparable terms in the Related Documents for such Collateral Asset.

“Maximum Advance Rate” means, on any date of determination, (a) if the ~~number of Obligors~~Diversity Score is ~~5 or~~ less than 5, ~~25~~50%, (b) if the ~~number of Obligors~~Diversity Score is ~~6~~5 or ~~greater and~~higher but less than ~~12~~17, ~~60~~65 % and (c) if the ~~number of Obligors~~Diversity Score is ~~12~~17 or ~~greater~~higher , 70%; ~~provided, for the purposes of this definition, (i) any Obligors that are Affiliated and (ii) multiple Obligors with respect to a single Collateral Asset, in each case, shall be deemed to be a single Obligor;~~ provided that for purposes of calculating the Maximum Advance Rate, with respect to any Collateral Asset which has been sold in accordance with this Agreement or has been prepaid, such Collateral Asset shall be treated as outstanding until the earlier of (x) its related maturity date and (y) the date on which all or any portion of the related Principal Proceeds has been reinvested in one or more additional Collateral Assets or otherwise disbursed from the Collection Account pursuant to Section 9.01.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Eligible Collateral Assets as of such date is less than or equal to ~~six and a half~~seven (~~6.5~~7) years.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Determination Date, (d) each Monthly Report Determination Date, (e) the date on which a Collateral Asset is acquired or disposed of by the Borrower, (f) the date that the Asset Value of any Collateral Asset is adjusted~~,~~ and (g) the Commitment Termination Date~~, and (h) any other dates reasonably requested by the Borrower or the Administrative Agent with five (5) Business Days’ notice~~.

“Middle Market Loan” means any Collateral Asset that meets the following criteria on any date of determination: (i) does not otherwise meet the definition of “Broadly Syndicated Loan”, (ii) is a First Lien Loan, First Lien Last Out Loan or a Second Lien Loan and (iii) is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates; provided that the limitation set forth in this clause (iii) shall not apply with respect to a Collateral Asset made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) violate Law applicable to such subsidiary (whether the obligation secured is such Collateral Asset or any other similar type of indebtedness owing to third parties), (2) cause such subsidiary to suffer adverse economic consequences under capital adequacy, liquidity coverage or other similar rules or (3) result in material adverse tax consequences to such subsidiary or such parent in the form of a deemed dividend by such subsidiary to such parent entity for such tax purposes, in each case, so long as (x) such subsidiary does not have any indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness payable in the ordinary course of business) or the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“Minimum Diversity Score Test” means a test that will be satisfied on any date of determination if the Diversity Score as of such date equals or exceeds ~~13~~17; provided that for purposes of calculating compliance with the Minimum Diversity Score Test, with respect to any Collateral Asset which has been sold in accordance with this Agreement or has been prepaid, such Collateral Asset shall be treated as outstanding until the earlier of (x) its related maturity date and (y) the date on which all or any portion of the related Principal Proceeds has been reinvested in one or more additional Collateral Assets or otherwise disbursed from the Collection Account pursuant to Section 9.01.

“Minimum Equity Amount” means, on any date of determination, an amount equal to the greater of (a) the Aggregate Asset Value of the Eligible Collateral Assets of the four (4) largest Obligors (by Asset Value) and (b) $20,000,000.

“Minimum Liquidity” means, with respect to any Collateral Asset for any Relevant Test Period, the meaning of “Minimum Liquidity” or comparable term set forth in the Related Documents for such Collateral Asset.

“Minimum Weighted Average EBITDA Test” means a test that will be satisfied on any date of determination if the Weighted Average EBITDA equals or exceeds $75,000,000.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread (inclusive of any index floors in respect of Floor Obligations that are Eligible Collateral Assets) equals or exceeds ~~4.50~~4.25%.

“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Monthly Report” has the meaning specified in Section 8.09(a).

“Monthly Report Determination Date” has the meaning specified in Section 8.09(a).

“Monthly Reporting Date” has the meaning specified in Section 8.09(a).

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Moody’s Rating” means, with respect to any Collateral Asset, the public rating issued by Moody’s (based on tranche rating and not corporate family rating); provided that if a Collateral Asset does not have a public rating issued by Moody’s, such rating shall be determined in accordance with Schedule 11.

“MRR Loan” means a First Lien Loan that (i) is underwritten to recurring revenue, (ii) requires the related Obligor to comply with a financial covenant related to recurring revenue, (iii) at the time of its origination, does not include and would not customarily be expected to include (as determined by the Collateral Manager in accordance with the Collateral Management Standard) a financial covenant based on “debt to EBITDA” or a similar multiple of debt to operating cash flow and (iv) is not subordinate to a working capital loan; provided that a Collateral Asset will no longer be classified as an “MRR Loan” on and after the date (the “MRR Reclassification Date”) on which the following conditions are satisfied as determined by the Administrative Agent in its sole discretion: (i) such Collateral Asset satisfies the definition of “Eligible Collateral Asset” without regard to any provisions specifically applicable to MRR Loans set forth in such definition and (ii) the Administrative Agent consents to the reclassification in its sole discretion.

“MRR Reclassification Date” has the meaning specified in the definition of “MRR Loan”.

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001 (a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Net Debt to Recurring Revenue Ratio” means, with respect to any MRR Loan and the related Obligor for the Relevant Test Period, the ratio obtained by dividing (a) the “funded indebtedness” or comparable term (including the full drawn but not the undrawn amount of any revolving and delayed draw indebtedness) of the related Obligor as of the last day of the Relevant Test Period by (b) Recurring Revenue of such Obligor for the Relevant Test Period, as calculated by the Collateral Manager in accordance with the Collateral Management Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Loan Agreement (or, in the case of a Collateral Asset for which the related Underlying Loan Agreement has not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Asset).

“Non-Excluded Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Non-U.S. Lender” has the meaning assigned to such term in Section 12.03(f)(i)(B).

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit E hereto.

“Noteless Loan” means a Collateral Asset with respect to which (a) the related loan agreement does not require the Obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Collateral Asset and (b) no Underlying Notes issued to the Borrower are outstanding with respect to the portion of the Collateral Asset transferred to the Borrower.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02(a).

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05(a).

“Obligations” means all Indebtedness and all other amounts owed, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person solely to the extent arising under or in connection with this Agreement, the Notes or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon and all other amounts payable hereunder or thereunder by the Borrower.

“Obligor” means, in respect of any Collateral Asset, any Person obligated to pay Collections in respect of such Collateral Asset, including any applicable guarantors.

“Observable Market Price” means the most recent quoted bid-side price from MarkIt Partners or another independent nationally recognized loan pricing service selected by the Administrative Agent and acceptable to the Collateral Manager in its reasonable discretion.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Asset Value” means, with respect to any Collateral Asset on any date of determination, (i) the Purchase Price of such Collateral Asset on the related Acquisition Date multiplied by (ii) such Collateral Asset’s Principal Balance at such date of determination; provided that, if the Purchase Price is in excess of 100%, it shall be deemed to have been acquired at par; provided, further, that, if a Collateral Asset (other than a Broadly Syndicated Loan) has an original issue discount of 3% of par or less or is otherwise acquired for a Purchase Price of 97% or greater (expressed as a percentage of par), it shall be deemed to have been acquired at par.

~~“ORTIC Participation Interest” means any Collateral Asset held in the form of a Participation Interest from the Equityholder acquired by the Borrower.~~

“Other Connection Taxes” means, in the case of any Secured Party, any Taxes imposed by any jurisdiction by reason of such Secured Party having any present or former connection with such jurisdiction (other than a connection arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received any payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced its rights under this Agreement, the Notes or any other Facility Document or sold or assigned an interest in any Collateral Asset or Facility Document).

“Other Taxes” has the meaning assigned to such term in Section 12.03(b).

“Paid in Full” or “Payment in Full” means, with respect to any Obligations (a) the payment in full in cash of all such Obligations (other than contingent indemnification and expense reimbursement obligations to the extent no claim giving rise thereto has been asserted) and (b) the termination or expiration of all of the Commitments.

“Participant” means any bank or other Person to whom a participation is sold as permitted by Section 12.06(c).

“Participant Register” has the meaning assigned to such term in Section 12.06(c)(ii).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Participation Interest” means a participation interest in a loan, debt obligation or other obligation that satisfies each of the following criteria: (i) such loan would constitute a Collateral Asset were it acquired directly, (ii) the seller of the participation is the lender on the loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition (or, in the case of a participation in a Revolving Collateral Asset or Delayed Drawdown Collateral Asset, at the time of the funding of such loan), (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation, (vii)(x) other than with respect to a ~~ORTIC~~BOTIC Participation Interest, such participation shall be elevated to a full assignment within sixty (60) days of the sale of such participation and (y) with respect to a ~~ORTIC~~BOTIC Participation Interest, such participation shall be elevated to a full assignment within ninety (90) days of the sale of such participation and (viii) such participation is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants (or, in the case of the ~~ORTIC~~BOTIC Participation Interests, the Sale Agreement). For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“PATRIOT Act” means Title III of Pub. L. 107 56 (signed into Law on October 26, 2001).

“Payment” has the meaning specified in Section 11.07(a)(1).

“Payment Account” has the meaning assigned to such term in Section 8.03.

“Payment Date” means the 25th day of each March, June, September and December, beginning in September 2023, and if such day is not a Business Day, the next succeeding Business Day. The Final Maturity Date shall also be a Payment Date.

“Payment Notice” has the meaning specified in Section 11.07(a)(1).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a) with respect to any Lender party hereto on the Closing Date, the percentage set forth opposite such Lender’s name on Schedule 1, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor in accordance with the terms of this Agreement, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Adviser” means (a) Blue Owl ~~Rock Capital~~Credit Advisors LLC; (b) any other Affiliate thereof that (i) either (x) has demonstrated an ability to professionally and competently perform duties similar to those of the Adviser under its advisory agreement with the Equityholder or (y) is both an Affiliate of Blue Owl Credit Advisors LLC and has a Tangible Net Worth of at least $250,000,000,000, (ii) is legally qualified and has the capacity to act as Adviser to the Equityholder, (iii) causes the Collateral Manager to perform its obligations under this Agreement using substantially the same credit underwriting policy and substantially the same personnel immediately prior to the change in Adviser (subject to the right of the Adviser to remove, replace or substitute any such individuals in the ordinary course of its business) and (iv) has provided all documentation and other information that the Administrative Agent, the Custodian or any Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation; or (c) any other entity approved in writing by the Required Lenders.

“Permitted Collateral Manager” means (a) Blue Owl ~~Rock Capital~~Credit Advisors LLC or Blue Owl Technology Credit Advisors II LLC; (b) any other Affiliate thereof that (i) has demonstrated an ability to professionally and competently perform duties similar to those of the Collateral Manager under this Agreement, (ii) is legally qualified and has the capacity to act as Collateral Manager under this Agreement, (iii) performs its obligations under this Agreement using substantially the same credit underwriting policy and substantially the same personnel immediately prior to the change in Collateral Manager under this Agreement as Blue Owl ~~Rock~~ Technology Income Corp. (or the Adviser performing such obligations on its behalf) (subject to the right of any such entity to remove, replace or substitute any such individuals in the ordinary course of its business) and (iv) has provided all documentation and other information that the Administrative Agent, the Custodian or any Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation; or (c) any other entity approved in writing by the Required Lenders.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens created in favor of the Collateral Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; (b) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (c) with respect to agented Collateral Assets, security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of Indebtedness of the related Obligor under the related facility; (d) any security interests, liens and other rights or encumbrances granted under any governing documents or other agreement between or among or binding upon the Borrower as the holder of equity in an Obligor; (e) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar

Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith; (f) as to Related Security, any Liens on the Related Security permitted pursuant to the applicable Related Documents or otherwise; and (g) as to any Covered Account, customary Liens in favor of the Securities Intermediary to the extent permitted in the Account Control Agreement.

~~“Permitted PIK Loan” means any PIK Loan with a minimum current cash pay rate equal to 3.05% per annum.~~

“Permitted RIC Distribution” means distributions on any Payment Date to the Equityholder (from the Collection Account or otherwise) to the extent required to allow the Equityholder to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Equityholder in or with respect to any taxable year of the Equityholder (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Equityholder shall not exceed 115% of the amounts that the Borrower would have been required to distribute to the Equityholder to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code.

“Permitted Working Capital Facility” means, in respect of an Obligor and a Collateral Asset, a working capital facility incurred by the relevant Obligor that (a) has an aggregate commitment equal to not more than 25% of the sum of (i) the aggregate commitment amount of such working capital facility, (ii) the aggregate commitment amount of such Collateral Asset and (iii) the aggregate commitment amount of any other debt that is pari passu with, or senior to, such Collateral Asset less Unrestricted Cash; (b) has a ratio of the aggregate commitment amount of such working capital facility to EBITDA of such Obligor as of the Relevant Test Period most recently ended prior to the related Acquisition Date is not greater than 1.25x; and (c) is secured by inventory and/or trade receivables.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a Collateral Asset that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon; provided that, for the avoidance of doubt, once any PIK Loan is no longer permitted to defer or capitalize payment of accrued or unpaid interest pursuant to the terms of its Underlying Loan Agreement, such Collateral Asset shall no longer be considered a “PIK Loan”.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Potential Terminated Lender” has the meaning assigned to such term in Section 2.20(a).

“Predecessor Collateral Manager Work Product” has the meaning assigned to such term in Section 14.08(c).

“Prepayment Fee” has the meaning assigned to such term in the Lender Fee Letter.

“Prime Rate” means the rate announced by Citibank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Citibank in connection with extensions of credit to debtors.

“Principal Balance” means, with respect to any loan, as of any date of determination, the outstanding principal amount of such loan, excluding any capitalized interest; provided that, other than as expressly set forth herein, for all purposes of this Agreement and the other Facility Documents (other than in determining the Asset Value or the Aggregate Principal Balance of any Collateral Asset for purposes of calculating each Borrowing Base or compliance with the Borrowing Base Test), in determining the Principal Balance of any Delayed Drawdown Collateral Asset or Revolving Collateral Asset, any unfunded commitments in respect of such Delayed Drawdown Collateral Asset or Revolving Collateral Asset shall be assumed to have been fully funded as of such date of determination.

“Principal Collection Account” has the meaning assigned to such term in Section 8.02(a).

“Principal Financed Accrued Interest” means, with respect to any Collateral Asset purchased after the Closing Date, the amount of Principal Proceeds, if any, applied towards the purchase of accrued interest on such Collateral Asset; provided that Principal Financed Accrued Interest shall not include any accrued interest purchased with Interest Proceeds deemed to be Principal Proceeds as set forth in the definition of “Interest Proceeds;” provided, further, that once any Principal Financed Accrued Interest is actually received by the Borrower, it shall no longer constitute Principal Financed Accrued Interest hereunder.

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any amounts received by the Borrower as equity contributions (unless, in the case of any such equity contribution, designated as Interest Proceeds by the Collateral Manager pursuant to Section 10.05).

“Priority of Payments” has the meaning specified in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9-102(a)(64) of the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA or Section 4975 of the Code, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA.

“Proper Instructions” means instructions received by the Custodian, the Collateral Administrator or the Collateral Agent from the Borrower, or the Collateral Manager on behalf of the Borrower, in any of the following forms: (a) in writing signed by an Authorized Person (and delivered by hand, by mail, by overnight courier or by email); (b) by electronic mail from an Authorized Person; (c) in tested communication; (d) in a communication utilizing access codes effected between electro mechanical or electronic devices; or (e) such other means as may be agreed upon from time to time by the Custodian, the Collateral Administrator, the Administrative Agent or the Collateral Agent, as applicable, and the party giving such instructions.

“Purchase Price” means, with respect to any Collateral Asset, the purchase price paid (expressed as a percentage of par) by the Borrower to purchase such Collateral Asset.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 12.19.

“Qualified Institution” means a depository institution or trust company organized under the Laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) that has either (A) a long-term unsecured debt rating of “BBB” or better by S&P and “A3” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term unsecured debt rating of “BBB” or better by S&P and “A3” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-I” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent.

“Qualified Jurisdiction” means (i) Canada (ii) the United Kingdom, (iii) the European Union or any member state thereof, (iv) Australia and (v) New Zealand (or, in each case, any state, province or territory thereof).

“Qualified Purchaser” has the meaning assigned to such term in Section 12.06(e).

“Ramp-Up Period” means the period from and including the Second Amendment Closing Date through the earlier to occur of (a) the first date on which the Aggregate Principal Balance of the Collateral Assets equals or exceeds $~~417,000,000~~833,000,000 and (b) the ~~nine~~six-month anniversary of the Second Amendment Closing Date.

“Recurring Revenue” means, with respect to any MRR Loan, the meaning of “Recurring Revenue” or any comparable definition in the Related Documents relating to recurring maintenance or support revenues, subscription revenues, and recurring revenues attributable to software licensed or sold (excluding one-time license revenues) in the Related Documents for such Collateral Asset.

“Register” has the meaning assigned to such term in Section 12.06(d).

“Regulation T”, “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means, subject to the Lender Fee Letter, the period from and including the Closing Date to and including the earliest of (a) the date that is three (3) years after the Second Amendment Closing Date (unless extended with the consent of the Administrative Agent and each Lender)~~; (b) the date on which the Equityholder fails to maintain a minimum Tangible Net Worth of at least $500,000,000 (unless such failure is waived by the Administrative Agent);~~ and (~~c~~b) the Final Maturity Date (other than clause (ii) of the definition of Final Maturity Date).

“Related Documents” means, with respect to any Collateral Asset, the Underlying Loan Agreement, any Underlying Note, and all other agreements or documents evidencing, securing, governing or giving rise to such Collateral Asset.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Property” means, with respect to a Collateral Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Asset.

“Related Security” means, with respect to each Collateral Asset:

(a) any Related Property securing a Collateral Asset and all recoveries related thereto, all payments paid to the Borrower in respect thereof and all monies due, to become due and paid to the Borrower in respect thereof accruing after the applicable Acquisition Date and all related liquidation proceeds;

(b) all Liens, guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such Indebtedness;

(c) all Collections with respect to such Collateral Asset and any of the foregoing;

(d) any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Asset, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

(e) all records and Related Documents with respect to such Collateral Asset and any of the foregoing; and

(f) all recoveries and proceeds of the foregoing.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto. and (b) with respect to a Benchmark Replacement in respect of any other currency, (1) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Test Period” means, with respect to any Collateral Asset, the relevant test period for the calculation of Senior Net Leverage Ratio, Total Net Leverage Ratio, Cash Interest Coverage Ratio or EBITDA, as applicable, for such Collateral Asset in the applicable Underlying Loan Agreement or, if no such period is provided for therein, for Obligors delivering monthly financial statements, each period of the last twelve consecutive reported calendar months, and for Obligors delivering quarterly financial statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Collateral Asset; provided that, with respect to any Collateral Asset for which the relevant test period is not provided for in the applicable Underlying Loan Agreement, if an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Replacement Lender” has the meaning assigned to such term in Section 2.20(a).

“Request for Release and Receipt” means a form substantially in the form of Exhibit H completed and signed by the Borrower (or the Collateral Manager on its behalf).

“Requested Amount” has the meaning assigned to such term in Section 2.02(b).

“Required Lenders” means, as of any date of determination, (a) the Administrative Agent and (b) Lenders (including Lenders specified in clause (a)) whose aggregate principal amount of Advances Outstanding plus unused Commitments exceed 50% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, Lenders whose aggregate principal amount of Advances Outstanding exceed 50% of the aggregate principal amount of all Advances Outstanding; provided that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders any Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Commitments.

“Required Loan Documents” means, for each Collateral Asset:

(a) an executed copy of the assignment from the prior owner to the Borrower, if applicable, for such Collateral Asset;

(b) unless such Collateral Asset is a Noteless Loan, the original executed Underlying Note (if any) or, in the case of a lost note, a copy of the executed Underlying Note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such Underlying Note to the Borrower);

(c) an executed copy of the Underlying Loan Agreement, together with a copy of all material amendments and modifications thereto as of the related Acquisition Date to the extent actually in the possession of the Collateral Manager, and any other material agreement related to such Collateral Asset (as determined by the Collateral Manager in its reasonable discretion) to the extent reasonably requested by the Administrative Agent and actually in the possession of the Collateral Manager;

(d) if requested by the Administrative Agent, the funding memo in respect of the Collateral Asset; and

(e) for any Participation Interest, the related participation agreement between the participation seller and the Borrower.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, president, executive vice president, treasurer, chief financial officer, secretary, or vice president, (b) without limitation of clause (a), in the case of a corporation or a limited partnership, a Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a), in the case of a limited liability company that, pursuant to its Constituent Documents, does not have officers, any director or any manager or any Responsible Officer of the sole member, administrative manager or managing member, acting on behalf of the sole member, administrative manager or managing member in its capacity as sole member, administrative manager or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer, (f) in the case of the Administrative Agent, an officer of the Administrative Agent, responsible for the administration of this Agreement, (g) in the case of a Lender or the Custodian, an “authorized signatory” or “authorized officer” of such Lender or Custodian that has been so authorized pursuant to customary corporate or similar proceedings and that has responsibilities commensurate with the matter for which such “authorized signatory” or “authorized officer” is acting as a Responsible Officer on behalf of such Lender or Custodian, as applicable and (h) in the case of the Collateral Agent, the Collateral Administrator, or the Securities Intermediary, any officer assigned to the applicable corporate trust group (or any successor thereof), as applicable, authorized to act for and on behalf of the Collateral Agent, the Collateral Administrator, or the Securities Intermediary, as applicable, including any vice president of the Collateral Agent, the Collateral Administrator, or the Securities Intermediary customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any matter is referred within such corporate trust group (or any successor thereof), because of such person’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend or distribution paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, and (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding. For the avoidance of doubt, payments and reimbursements due to the Collateral Manager in accordance with this Agreement or any other Facility Document do not constitute Restricted Payments.

“Restricted Payment Condition” means, on any Business Day, a condition that is satisfied if (i) no Default or Event of Default has occurred and is continuing~~,~~ and (ii) ~~there are more than 25 un-Affiliated Obligors in respect of the Collateral Assets of the Borrower, (iii) the Diversity Score is greater than 15 and (iv)~~ each Collateral Quality Test is satisfied.

“Revolving Collateral Asset” means any Collateral Asset (other than a Delayed Drawdown Collateral Asset) that is a loan (including revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the related Obligor by the Borrower; provided that any such Collateral Asset will be a Revolving Collateral Asset only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“S&P” means S&P Global Ratings and any successor thereto.

“S&P Rating” means, with respect to any Collateral Asset, the public rating issued by S&P (based on tranche rating not corporate family rating); provided that if a Collateral Asset does not have a public rating issued by S&P, such rating shall be determined in accordance with Schedule 12.

“Sale Agreement” means the Sale and Contribution Agreement, by and between the Equityholder and the Borrower.

“Sanctioned Person” means any Person that is a target of Sanctions, including without limitation, a Person that is: (a) listed on OFAC’s Specially Designated Nationals (SDN) and Blocked Persons List; (b) listed on OFAC’s Consolidated Non-SDN List; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the ownership or control of such legal entity by Sanctioned Person(s); or (d) a Person that is organized, located, or resident in a country or territory that is subject to comprehensive country- or territory-wide Sanctions (as of this date, the Crimea, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; or (d) the United Kingdom.

“Scheduled Distribution” means, with respect to any Collateral Asset, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Asset.

“SEC” means the Securities and Exchange Commission or any other Governmental Authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

“Second Amendment Closing Date” means October 10, 2024.

“Second Lien Loan” means, subject to the definition of “Deemed Second Lien Portion”, any Collateral Asset that meets the following criteria:

(a) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money (other than one or more tranches of first lien debt and Permitted Working Capital Facilities of the related Obligor) of the Obligor of such loan;

(b) is secured by a valid second priority perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such loan (whether or not such loan is also secured by any higher or lower priority Lien on other collateral) subject to customary permitted Liens (including any such Lien securing a Permitted Working Capital Facility);

(c) the Collateral Manager determines in good faith in accordance with the Collateral Management Standard that the value of the collateral securing such Collateral Asset together with other attributes of the Obligor (including, without limitation, the Obligor’s cash flow, enterprise value and general financial condition) on or about the Acquisition Date is adequate to repay the outstanding Principal Balance of such Collateral Asset plus the aggregate outstanding Principal Balances of all other loans of equal or greater seniority secured by a first or second priority Lien in the same collateral; and

(d) is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates; provided that the limitation set forth in this clause (d) shall not apply with respect to a Collateral Asset made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) violate Law applicable to such subsidiary (whether the obligation secured is such Collateral Asset or any other similar type of indebtedness owing to third parties), (2) cause such subsidiary to suffer adverse economic consequences under capital adequacy, liquidity coverage or other similar rules or (3) result in material adverse tax consequences to such subsidiary or such parent in the form of a deemed dividend by such subsidiary to such parent entity for such tax purposes, in each case, so long as (x) such subsidiary does not have any indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness payable in the ordinary course of business) or the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary;

provided that, notwithstanding the foregoing, solely with respect to any Middle Market Loan that would otherwise constitute a First Lien Loan, (i) if such Middle Market Loan has an EBITDA of at least $100,000,000, any portion of such Middle Market Loan in respect of which the Senior Net Leverage Ratio of the related Obligor was greater than 5.00 to 1.00 but less than 7.00 to 1.00 as of the Acquisition Date (or such greater Senior Net Leverage Ratio as specified on the related Approval Request) shall be deemed a “First Lien Loan (Higher Leverage)” for purposes of the definition of “Asset Advance Rate” and (ii) if such Middle Market Loan has an EBITDA of less than $100,000,000, any portion of such Middle Market Loan in respect of which the Senior Net Leverage Ratio of the related Obligor was greater than 5.00 to 1.00 as of the Acquisition Date (or such greater Senior Net Leverage Ratio as specified on the related Approval Request) shall be deemed a Second Lien Loan.

“Secured Parties” means the Administrative Agent, the Custodian, the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Lenders.

“Secured Party Representative” has the meaning assigned to such term in Section 12.09.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” means a Person satisfying Section 8-102(a)(14) of the UCC with respect to the Covered Accounts. Initially, the Securities Intermediary shall be the Bank.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Collateral Management Fee” means the fee to the Collateral Manager for services rendered and performance of its obligations under this Agreement, in arrears on each Payment Date (subject to availability of funds and the Priority of Payments), in an amount equal to 0.15% per annum of the Fee Basis Amount; measured as of the Determination Date immediately preceding such Payment Date (calculated on the basis of a 360-day year and the actual number of days elapsed).

“Senior Net Leverage Ratio” means, with respect to any Collateral Asset and the related Obligor for the Relevant Test Period, either (a) the meaning of “Senior Net Leverage Ratio” or comparable term set forth in the Related Documents for such Collateral Asset, or (b) in the case of any Collateral Asset with respect to which the Related Documents do not include a definition of “Senior Net Leverage Ratio” or comparable term, the ratio obtained by dividing (i) the Indebtedness for borrowed money (including the full drawn but not the undrawn amount of any revolving and delayed draw indebtedness) of the related Obligor (other than indebtedness of such Obligor that is junior in terms of payment or lien priority to the Collateral Asset of such Obligor held by the Borrower) as of such date, minus the Unrestricted Cash of such Obligor as of such date by (ii) EBITDA of such Obligor for the Relevant Test Period, as calculated by the Collateral Manager in accordance with the Collateral Management Standard in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Loan Agreement (or, in the case of a Collateral Asset for which the related Underlying Loan Agreement has not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Asset or as otherwise determined by the Collateral Manager in accordance with the Collateral Management Standard).

“Senior Secured Bond” means a debt security (that is not a loan) that (i) if it is subordinated by its terms, is subordinated only with respect to liquidation, trade claims, capitalized leases or similar obligations, (ii) is secured by a valid first priority perfected security interest on specified collateral and (iii) the value of the collateral securing the debt security at the time of purchase together with other attributes of the obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the debt security in accordance with its terms and to repay all other debt obligations of equal seniority secured by a first lien or security interest in the same collateral.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the New York Debtor and Creditor Law.

“SONIA” means, for any day during the Interest Accrual Period with respect to Advances denominated in GBP, the rate per annum equal to the SONIA (GBP overnight index average) reference rate displayed on the relevant screen of any authorized distributor of that reference rate.

“Structured Finance Obligation” means any debt obligation owing by a special purpose finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations.

“Subordinated Collateral Management Fee” means the fee to the Collateral Manager for services rendered and performance of its obligations under this Agreement, in arrears on each Payment Date (subject to availability of funds and the Priority of Payments), in an amount equal to 0.25% per annum of the Fee Basis Amount; measured as of the Determination Date immediately preceding such Payment Date (calculated on the basis of a 360-day year and the actual number of days elapsed).

“Subsidiary” means any Person with respect to which the Borrower owns, directly or indirectly, more than 50% of the Equity Securities of such Person; provided that a Person whose Equity Securities were acquired by the Borrower in a workout or restructuring of a Collateral Asset shall not be deemed to be a “Subsidiary” for purposes of this Agreement.

“Successor Collateral Manager” has the meaning assigned to such term in Section 14.08(a).

“Supported QFC” has the meaning assigned to such term in Section 12.19.

“Tangible Net Worth” means, at any time, the excess of the value of total assets (excluding patents, trademarks, copyrights, trade names, deferred or capitalized research and development costs, goodwill (including any amounts, however designated, representing the cost of acquisition of business and investments in excess of the book value thereof), deferred research and development costs, any write-up of asset value associated with intangible assets under GAAP, uncalled capital and any other assets treated as intangible assets under GAAP) over total liabilities, determined in accordance with GAAP, of the Equityholder and its Subsidiaries.

“Tax Haven Jurisdiction” means The Bahamas, Bermuda, the British Virgin Islands, the U.S. Virgin Islands, Jersey, the Cayman Islands, the Channel Islands, the Marshall Islands or any other jurisdiction reasonably acceptable to the Administrative Agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any calculation with respect to an Advance (other than an Advance bearing interest at the Base Rate), the Term SOFR Reference Rate for a tenor of three months on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) with respect to the Interest Accrual Period in which the applicable Borrowing Date occurs, such Borrowing Date, and (b) for each subsequent Interest Accrual Period, the first day of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Terminated Lender” has the meaning assigned to such term in Section 2.20(b).

“Total Net Leverage Ratio” means, with respect to any Collateral Asset and the related Obligor for the Relevant Test Period, either (a) the meaning of “Total Net Leverage Ratio” or comparable term set forth in the Related Documents for such Collateral Asset, or (b) in the case of any Collateral Asset with respect to which the Related Documents do not include a definition of “Total Net Leverage Ratio” or comparable term, the ratio obtained by dividing (i) the total Indebtedness for borrowed money of the related Obligor as of such date, minus the Unrestricted Cash of such Obligor as of such date by (ii) EBITDA of such Obligor for the

Relevant Test Period, as calculated by the Collateral Manager in accordance with the Collateral Management Standard in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Loan Agreement (or, in the case of a Collateral Asset for which the related Underlying Loan Agreement has not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Asset).

“Tranche Size” means, in respect of any Collateral Asset, the aggregate principal amount of all of the borrowing facilities available to the Obligor under the terms of the relevant Underlying Loan Agreement as of the original effective date of the Underlying Loan Agreement. For purposes of determining the Tranche Size in respect of any Collateral Asset: (1) for Collateral Assets that are, in accordance with then-prevailing market practice, typically bought and sold together, the respective aggregate principal amount of the borrowing facilities available to the Obligor under the facilities evidenced by the relevant Underlying Loan Agreement shall be aggregated (and, for the avoidance of doubt, the respective aggregate principal amounts of all revolving facilities, term loan “A” tranches, term loan “B” tranches and similar loan tranches issued under a single credit agreement shall be aggregated); (2) the respective principal amounts of lines of credit and delayed draws that, in accordance with then-prevailing market practice, trade with any Collateral Asset shall be aggregated; and (3) the respective principal amount of any borrowing facilities that are, under then prevailing market practice, considered add-on facilities in respect of any Collateral Asset shall be aggregated with the principal amount of such Collateral Asset; provided that, in the case of clauses (1), (2) and (3) above, such facilities are pari passu in terms of repayment seniority.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Loan Agreement” means, with respect to any Collateral Asset, the document or documents evidencing the commercial loan agreement or facility pursuant to which such Collateral Asset is made.

“Underlying Note” means one or more promissory notes, if any, executed by an Obligor evidencing a Collateral Asset.

“Unfunded Exposure Amount” means on any date of determination, with respect to any Delayed Drawdown Collateral Assets and Revolving Collateral Assets, the aggregate amount (without duplication) in each Eligible Currency of all (a) unfunded commitments and (b) all standby or contingent commitments of the Borrower pursuant to such Collateral Asset.

“Unfunded Reserve Account” has the meaning specified in Section 8.05. “Unfunded Reserve Account Shortfall” has the meaning specified in Section 2.01.

“Unfunded Reserve Required Amount” means an amount equal to the aggregate sum of:

(a)  with respect to each Delayed Drawdown Collateral Asset included in the Collateral:

(i)  the aggregate sum of the unfunded commitments of the Borrower in respect of all such Delayed Drawdown Collateral Assets, minus

(ii) the aggregate sum of the unfunded commitments of the Borrower in respect of each such Delayed Drawdown Collateral Asset included in the Collateral times the Asset Value of such Delayed Drawdown Collateral Asset (expressed as percentage of par) times the Asset Advance Rate then in effect for such Delayed Drawdown Collateral Asset; plus

(b)  with respect to each Revolving Collateral Asset included in the Collateral:

(i) the aggregate sum of the unfunded commitments of the Borrower in respect of all such Revolving Collateral Assets, minus

(ii) the aggregate sum of the unfunded commitments of the Borrower in respect of each such Revolving Collateral Asset included in the Collateral times the Asset Value of such Revolving Collateral Asset (expressed as percentage of par) times the Asset Advance Rate then in effect for such Revolving Collateral Asset;

provided that after the Commitment Termination Date, the Unfunded Reserve Required Amount shall equal the Unfunded Exposure Amount.

“Unintended Recipient” has the meaning specified in Section 11.07(a)(i).

“Unrestricted Cash” means “Unrestricted Cash” or any comparable term in the Related Document for any Collateral Asset, and in any case that “Unrestricted Cash” or such comparable term is not defined in such Related Documents, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Related Documents), as reflected on the most recent financial statements of the related Obligor that have been delivered to the Borrower.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities as indicated on the SIFMA website.

“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 12.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 12.03(f)(i)(B)(3).

“Warranty Collateral Asset” has the meaning assigned to such term in the Sale Agreement.

“Weighted Average Advance Rate” means, as of any date of determination, an amount equal to (a) the aggregate sum of the products, for each Eligible Collateral Asset, of (i) the Asset Advance Rate for such Eligible Collateral Asset as of such date and (ii) the Asset Value of such Eligible Collateral Asset (less the portion, if any, of such Eligible Collateral Asset allocated by the Borrower to the Excess Concentration Amount) as of such date divided by (b)(i) the Aggregate Asset Value of all Eligible Collateral Assets minus (ii) the Excess Concentration Amount.

“Weighted Average EBITDA” means, as of any date, with respect to all Eligible Collateral Assets other than MRR Loans, the number obtained by dividing:

(a) the amount equal to the sum of the product of (i) the most recently reported EBITDA of the related Obligor as of such Collateral Asset’s date of acquisition by the Borrower and (ii) the Asset Value of such Eligible Collateral Asset, by

(b) the Aggregate Asset Value of all Eligible Collateral Assets as of such date.

“Weighted Average Life” means, as of any date of determination with respect to all Eligible Collateral Assets, the number of years following such date obtained by:

(a) summing the products of: (i) the Average Life at such time of each Eligible Collateral Asset multiplied by (ii) the Principal Balance of such Eligible Collateral Asset; and

(b) dividing such sum by the Aggregate Principal Balance of all Eligible Collateral Assets as of such date.

For the purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Eligible Collateral Asset, the quotient obtained by dividing (x) the sum of the products of (A) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the stated maturity date of the applicable Eligible Collateral Asset and (B) the respective amounts of principal of such Eligible Collateral Asset on such date by (y) the sum of all principal on such Eligible Collateral Asset.

“Weighted Average Spread” means, as of any date, the number, expressed as a percentage, obtained by dividing:

(a) the amount equal to (i) the Aggregate Funded Spread with respect to all Eligible Collateral Assets plus (ii) the Aggregate Unfunded Spread, by

(b) the Aggregate Principal Balance of all Eligible Collateral Assets as of such date.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Rules of Construction

For all purposes of this Agreement and the other Facility Documents, except as otherwise expressly provided or unless the context otherwise requires, (a) singular words shall connote the plural as well as the singular and vice versa (except as indicated), as may be appropriate, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in any Facility Document refer to such Facility Document as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision thereof, (c) the headings, subheadings and table of contents set forth in any Facility Document are solely for convenience of reference and shall not constitute a part of such Facility Document nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in any Facility Document to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (e) any definition of or reference to any Facility Document, agreement, instrument or other document shall be construed as referring to such Facility Document, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or any other Facility Document), (f) any reference in any Facility Document, including the introduction and recitals to such Facility Document, to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (g) any reference to any Law or regulation herein shall refer to such Law or regulation as amended, modified or supplemented from time to time, (h) unless otherwise specified herein, any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material, as determined by the Administrative Agent in its commercially reasonable discretion, (i) any use of “knowledge” or “actual knowledge” or words of similar meaning in this Agreement shall mean actual knowledge following reasonable inquiry, (j) an Event of Default shall be deemed to be continuing until it is waived in accordance with Section 12.01 or, if such Event of Default is capable of being remedied, has been remedied and remained so for five (5) consecutive Business Days, and (k) any reference to “execute”, “executed”, “sign”, “signed”, “signature” or any other like term hereunder shall include execution by electronic signature (including, with-out limitation, any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act (“E-SIGN”) or the New York Electronic Signatures and Records Act (“ESRA”), which includes any electronic signature provided using

Orbit, Adobe Fill & Sign, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower, the Collateral Manager, the Equityholder, the Administrative Agent or any Lender and reasonably available at no undue burden or expense to the Collateral Agent, the Custodian or the Collateral Administrator), except to the extent the Collateral Agent, the Custodian or the Collateral Administrator requests otherwise. Any such electronic signatures shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder.

Section 1.03 Computation of Time Periods

Unless otherwise stated in the applicable Facility Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in any Facility Document shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day.

Section 1.04 Collateral Value Calculation Procedures

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Asset, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Assets, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Assets and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) All calculations with respect to Scheduled Distributions on any Collateral Asset shall be made on the basis of information as to the terms of each such Collateral Asset and upon reports of payments, if any, received on such Collateral Asset that are furnished by or on behalf of the Obligor of such Collateral Asset and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b) For purposes of calculating the Borrowing Base Test, except as otherwise specified in the Borrowing Base Test, such calculations will not include (i) scheduled interest and principal payments on Ineligible Collateral Assets unless or until such payments are actually made and (ii) ticking fees and other similar fees in respect of Collateral Assets, unless or until such fees are actually paid.

(c) For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Asset (other than a Defaulted Loan or an Ineligible Collateral Asset, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be deemed to be the total amount of (i) payments and collections to be received during such Collection Period in respect of such Collateral Asset, (ii)

proceeds of the sale of such Collateral Asset received and, in the case of sales which have not yet settled, to be received during such Collection Period that are not reinvested in additional Collateral Assets or retained in a Collection Account for subsequent reinvestment pursuant to Article X, which proceeds, if received as scheduled, will be available in a Collection Account and available for distribution at the end of such Collection Period and (iii) amounts referred to in clause (i) or (ii) above that were received in prior Collection Periods but were not disbursed on a previous Payment Date or retained in a Collection Account for subsequent reinvestment pursuant to Article X.

(d) Except as otherwise expressly provided herein, each Scheduled Distribution receivable with respect to a Collateral Asset shall be assumed to be received on the applicable Due Date.

(e) References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(f) For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Ineligible Collateral Assets will be treated as having a Principal Balance of zero.

(g) Except as otherwise provided herein, Ineligible Collateral Assets will (i) not be included in the calculation of the Collateral Quality Test, (ii) be treated as having an Asset Value of zero and (iii) be excluded from the calculation of each Borrowing Base on and after the date such Collateral Asset constitutes an Ineligible Collateral Asset.

(h) For purposes of determining the Minimum Weighted Average Spread Test (and related computations of Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not paid in cash) will be excluded.

(i) Portions of the same Collateral Asset acquired by the Borrower on different dates (excluding subsequent draws under Revolving Collateral Assets or Delayed Drawdown Collateral Assets) will, for purposes of determining the Purchase Price of such Collateral Asset, be treated as separate acquisitions on separate dates (and not a weighted average purchase price for any particular Collateral Asset).

(j) For purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(k) For purposes of calculating compliance with the Borrowing Base Test, the Collateral Quality Test, or any Concentration Limitation under this Agreement in connection with the acquisition or disposition of a Collateral Asset or Eligible Investment, the trade date with respect to any such Collateral Asset or Eligible Investment acquired or disposed of or under consideration for acquisition or disposition shall be used to determine compliance with the Borrowing Base Test, the Collateral Quality Test or any Concentration Limitation and whether such acquisition or disposition is permitted hereunder; provided that, for purposes of calculating compliance with the Borrowing Base Test, the Collateral Quality Test or any Concentration

Limitation, the calculation thereof shall assume (and give pro forma effect to) (x) the making of an Advance to the Borrower (based on the Advance Rate applicable thereto) and any capital contribution to the Borrower by the Equityholder prior to or upon settlement of the acquisition of a Collateral Asset (based on the applicable Purchase Price) and (y) the repayment of an Advance to the Borrower upon settlement of the disposition of a Collateral Asset (based on the sale price therefor).

(l) At any time when any one or more of the Concentration Limitations are exceeded, the Borrower (or the Collateral Manager acting on its behalf) shall select (from among the Collateral Assets whose Principal Balance causes such Concentration Limitations to be exceeded) the Collateral Assets, or portions thereof, to be allocated to the Excess Concentration Amount, and revise such allocations from time to time.

(m) To the extent of any ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent more than one methodology can be used to make any of the determinations or calculations set forth herein, the Collateral Administrator shall request direction from the Administrative Agent and the Collateral Manager as to the interpretation and/or methodology to be used, and the Collateral Administrator shall follow such direction, and together with the Collateral Agent, the Custodian and the Securities Intermediary, shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

ARTICLE II

ADVANCES

Section 2.01 Revolving Credit Facility; Approval Requests

(a) The Borrower, shall, on or prior to each proposed Acquisition Date of any Collateral Asset (whether proposed to be funded by an Advance or by the use of the cash proceeds contributed by the Equityholder, or by an in-kind contribution of Collateral Assets contributed by the Equityholder) provide to the Administrative Agent (with a copy to the Equityholder and Collateral Agent) a notice by electronic mail either in the form of Exhibit A hereto or containing the information set forth in Exhibit A hereto (together with any attachments or responses required in connection therewith, an “Approval Request”). Such approval may take the form of a standing list of pre-approved assets containing the characteristics of each preapproved asset (other than purchase price), together with a notice of intention to trade containing the par amount and purchase price of the Collateral Asset(s) being acquired delivered on or prior to 11:00 a.m. on the proposed trade date.

(b) Subject to Section 2.05(c), the Administrative Agent shall have the right to approve or reject any Approval Request in its sole discretion and/or to request additional information regarding any proposed Collateral Asset. The Administrative Agent shall promptly after receipt by the Administrative Agent of all required information and documentation notify the Collateral Manager and the Borrower (with a copy to the Collateral Agent and the Collateral Administrator) in writing (including via electronic mail) whether each Approval Request has been approved or rejected; provided that if the Administrative Agent shall fail to so notify the Collateral Manager and the Borrower, the Administrative Agent shall be deemed to have rejected such Approval Request. Any approval may be withdrawn at any time at least five (5) Business Days prior to the time at which the Borrower actually becomes obligated to purchase or enter into documents governing such proposed Collateral Asset by written notice (including via e-mail) of such withdrawal from the Administrative Agent to the Collateral Manager. If the Borrower has not entered into a binding obligation to purchase such Collateral Asset (or, with respect to any Participation Interest in a Collateral Asset, to enter into a participation with respect thereto) within thirty (30) Business Days of the date of such approval or a material and adverse change occurs with respect to such Collateral Asset or the related Obligor, then, except as provided in the next succeeding sentence, the Borrower shall re-submit an Approval Request and shall not be authorized to purchase such proposed Collateral Asset until the Administrative Agent approves such updated Approval Request in its sole discretion. If the Administrative Agent has rejected an Approval Request, or withdrawn or withheld its approval of any such request, then the Borrower shall not be authorized to purchase such proposed Collateral Asset unless, in the case of a withdrawn approval (including any withdrawal or requirement to re-submit an Approval Request pursuant to the immediately preceding sentence), the Administrative Agent has not withdrawn its approval at least five (5) Business Days prior to the time at which the Borrower enters into a commitment to purchase such proposed Collateral Asset.

(c) On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make loans to the Borrower (an “Advance”) from time to time on any Business Day during the Reinvestment Period, on a pro rata basis in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Borrowing Base (Aggregate) as then in effect. Each such borrowing of an Advance on any single day is referred to herein as a “Borrowing”.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.

Notwithstanding anything to the contrary herein, if, upon the occurrence of an Event of Default and on the Commitment Termination Date, the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Exposure Amount (such amount, the “Unfunded Reserve Account Shortfall”), the Borrower shall cause to be deposited in the Unfunded Reserve Account an amount equal to the Unfunded Reserve Account Shortfall. Following receipt of a Notice of Borrowing relating to the foregoing (which shall specify the account details of the Unfunded Reserve Account where the funds will be made available), each Lender shall fund its pro rata portion of such Advances in accordance with Section 2.02(e), notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.02); provided that no such Advance may cause the Advances Outstanding to exceed the Borrowing Base (Aggregate).

Section 2.02 Making of the Advances

(a) If the Borrower desires to make a Borrowing under this Agreement it shall give the Administrative Agent and the Lenders (with a copy to the Collateral Agent and the

Collateral Administrator) a written notice (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt) not later than (i) if the Advance is denominated in Dollars, ~~2:00 p~~10:00 a.m. on the ~~Business Day prior to the~~ requested Borrowing Date and (ii) if the Advance is denominated in any Eligible Currency (other than Dollars), 2:00 p.m. three (3) Business Days prior to the requested Borrowing Date.

(b) Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, signed by a Responsible Officer of the Borrower (or the Collateral Manager on behalf of the Borrower), shall attach a Borrowing Base Calculation Statement, and shall otherwise be appropriately completed. Such Notice of Borrowing shall specify the proposed Borrowing Date and the Eligible Currency. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Commitment Termination Date and, with respect to Borrowings in Dollars, the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof (or, if less, the remaining unfunded Commitments hereunder or, in the case of Delayed Drawdown Collateral Assets or Revolving Collateral Assets, such lesser amount required to be funded by the Borrower in respect thereof); provided that, for the avoidance of doubt, in the case of a Borrowing in any Eligible Currency (other than Dollars), there is no required minimum amount or integral multiple.

(c) Each Lender shall, not later than 11:00 a.m. (or, if later, within three (3) hours of its receipt of the related Notice of Borrowing) on each Borrowing Date in respect of Advances, make its Percentage of the applicable Requested Amount available to the Borrower in immediately available funds by disbursing such funds to the account of the Borrower in accordance with the wiring instruction set forth in the notification of Notice of Borrowing delivered by the Borrower to the Lenders pursuant to Section 2.02(a).

Section 2.03 Evidence of Indebtedness; Notes

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement. The Collateral Agent shall be entitled to conclusively rely upon the information provided to it by the Administrative Agent with respect to the Advances Outstanding with respect to each Lender.

(b) Any Lender may request that its Advances to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender and otherwise appropriately completed. Thereafter, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section 12.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clause (a) of this Section 2.03.

(c) If any Lender elects not to receive a Note, all references herein and the other Facility Documents to such Lender’s Note shall be deemed to mean the Advances Outstanding with respect to such Lender. The parties hereto acknowledge and agree that the provisions herein and the other Facility Documents related to the Lenders hereunder shall apply to each Lender regardless of whether such Lender has received a Note.

Section 2.04 Payment of Amounts

The Borrower shall pay principal and Interest on the Advances and the fees set forth in the Facility Documents to the Lenders in accordance with the Priority of Payments as follows:

(a) 100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be payable on the Final Maturity Date.

(b) Interest shall accrue at the Interest Rate on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full.

(c) The Administrative Agent shall determine the unpaid Interest, Commitment Fees, and Prepayment Fees payable thereto prior to each Payment Date using the applicable Interest Rate for the related Interest Accrual Period to be paid by the Borrower with respect to each Advance on each Payment Date for the related Interest Accrual Period and shall advise each Lender and the Collateral Manager thereof and shall send a consolidated invoice of all such Interest, Commitment Fees, and Prepayment Fees to the Borrower (with copies to the Collateral Administrator and the Collateral Agent) at least two (2) Business Days prior to such Payment Date. The Collateral Administrator shall have no duty to verify or recalculate the amounts provided by the Administrative Agent pursuant to this Section 2.04 and is fully protected in relying on these amounts when preparing the Monthly Report.

(d) Accrued Interest on each Advance shall be payable in arrears (i) on each Payment Date, and (ii) in connection with any prepayment in full of the Advances pursuant to Section 2.05(a); provided that with respect to any prepayment in full of the Advances Outstanding, accrued Interest on such amount through the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrower. Accrued Commitment Fees shall be payable in arrears on each Payment Date.

(e) The obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.15), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

Section 2.05 Prepayment of Advances

(a) Optional Prepayments. The Borrower may, from time to time on any Business Day, voluntarily prepay Advances in whole or in part, without penalty or premium; provided that the Borrower (or the Collateral Manager on behalf of the Borrower) shall have delivered to the Collateral Agent and the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C hereto not later than 3:00 p.m. one (1) Business Day (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date of such prepayment (provided that same day notice may be given to cure any non-compliance with the Borrowing Base Test). The Administrative Agent shall promptly notify the Lenders of such Notice of Prepayment. Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower (or the Collateral Manager on behalf of the Borrower) and otherwise appropriately completed; provided that any such Notice of Prepayment may be conditioned upon the happening or occurrence of a specified event, and thereafter revoked in the event that such specified event does not occur. Each prepayment by the Borrower of any Advance denominated in Dollars pursuant to this Section 2.05(a) (other than a prepayment made in order to cure any non-compliance with the Borrowing Base Test) shall in each case be in a principal amount of at least $100,000 or, if less, the entire outstanding principal amount of the Advances Outstanding or, in the case of any prepayment of Advances with the proceeds of a prepayment or repayment of principal of Collateral Assets, such lesser amount as is paid by the applicable Obligor in respect thereof. Each prepayment by the Borrower of an Advance denominated in an Eligible Currency shall be made with such Eligible Currency. If a Notice of Prepayment is given by (or on behalf of) the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein unless such notice is rescinded in accordance with this paragraph.

(b) Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments, including as applicable and without limitation, an amount equal to the outstanding Mandatory Amortization Amount, if any, on or prior to each applicable Payment Date.

The Borrower shall provide, in each Monthly Report, notice of the aggregate amounts of Advances that are to be prepaid on the related Payment Date in accordance with the Priority of Payments.

(c) Borrowing Base Deficiency Cures.

(i) In addition to any other obligation of the Borrower to cure any Borrowing Base Deficiency pursuant to the terms of this Agreement, if any Borrowing Base Deficiency exists, then the Borrower shall within the applicable Borrowing Base Deficiency Cure Period either (A)(1) deposit into or credit to the Collection Account cash and Eligible Investments, (2) repay Advances (together with all accrued and unpaid costs and expenses of the Agents, Custodian, Collateral Administrator, Securities Intermediary and the Lenders for which the Borrower has received a reasonably detailed invoice prior to such date of repayment, in each case in respect of the amount so repaid), (3) sell Collateral Assets in accordance with Article X, (4) during the Reinvestment Period, pledge additional Collateral Assets as Collateral; provided that no Administrative Agent approval shall be required for a Collateral Asset pledged pursuant to this clause (4) to be treated as an “Eligible Collateral Asset” for a period not exceeding nine (9) months, so long as such additional Collateral Asset (I) is (x) a Broadly Syndicated Loan or (y) constitutes a portion of a pre-existing Eligible Collateral Asset that was approved by Administrative Agent, (II) has not been subject to an Asset Value Adjustment Event and (III) has not experienced a deterioration in the credit worthiness of the related Obligor or of the Obligor’s general industry, as determined by the Collateral Manager in accordance with the Collateral Management Standard and certified by the Collateral Manager to the Administrative Agent, and/or (5) deliver a Capital Raise Notice and/or (B) deliver to the Administrative Agent a written report (the “Cure Report”) showing a projected cure of any Borrowing Base Deficiency based on actions described in clause (A), if any, and pending purchases and sales of Collateral Assets by 3:00 p.m. on the second Business Day following the occurrence of the Borrowing Base Deficiency, which Cure Report shall (1) be satisfactory to the Administrative Agent, (2) give effect to all committed purchases of Collateral Assets and other financial assets by the Borrower and account in a manner satisfactory to the Administrative Agent for any change in the market value of any such Collateral Asset and (3) give effect to sales of Collateral Assets (including sales committed to on the date of such Cure Report) only if such sales are to Approved Broker Dealers or the Equityholder and Borrower reasonably expects such sales to be settled within twelve (12) Business Days of the Borrower’s commitment to such sale. For the avoidance of doubt, no Prepayment Fee shall be required in connection with any prepayment of an Advance made to cure a Borrowing Base Deficiency.

(ii) In connection with the proposed repayment of Advances or pledge of additional Collateral Assets as Collateral pursuant to Section 2.05(c)(i), the Borrower (or the Collateral Manager on its behalf) shall deliver in accordance with Section 2.05(a), (x) to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Custodian), notice of such repayment or pledge and a duly completed Borrowing Base Calculation Statement, updated to the date such repayment or pledge is being made and giving pro forma effect to such repayment or pledge, and (y) to the Administrative Agent, if applicable, a description of any Collateral Assets and each Obligor of such Collateral Asset to be pledged.

(iii) Until such time as any Borrowing Base Deficiency has been cured in full and no other Default or Event of Default has occurred and is continuing, the Borrower shall not request the right to transfer (by sale, dividend, distribution or otherwise), and the Borrower shall not request that the Collateral Agent grant the release of any Lien on, or the transfer of, any Collateral Asset from the Collateral, other than (i) any transfer that complies with Section 10.01(a) or (ii) in connection with the settlement of purchases or sales of Collateral Assets committed to be acquired or sold by the Borrower prior to the occurrence of such Borrowing Base Deficiency that have not yet settled.

(d) Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be subject to Section 2.04(d) and applied to the Advances in accordance with the Lenders’ respective Percentages (subject to Section 2.16(a)(ii)); provided that the Borrower may prepay any Defaulting Lender in connection with the reduction or termination of the Commitments of such Defaulting Lender without prepaying any non-Defaulting Lenders.

Section 2.06 Changes of Commitments

(a) Automatic Reduction and Termination. The Commitments of all Lenders shall be automatically reduced to zero at 5:00 p.m. on the Commitment Termination Date.

(b) Optional Termination or Reductions. Prior to the Final Maturity Date, the Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time without any fee or penalty, except as specified in Section 2.12(b), upon not less than two (2) Business Days’ prior notice (or such shorter period as the Administrative Agent may agree in its reasonable discretion) to the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Custodian of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that any notice received after 3:00 p.m. shall be deemed to be received on the next Business Day; provided, further, that (i) the amount of any such reduction of the Facility Amount shall be equal to at least $500,000 or an integral multiple of $10,000 in excess thereof or, if less, the remaining unused portion thereof (or, in the case of an Eligible Currency (other than Dollars), no minimum amount or integral multiple), and (ii) no such reduction will reduce the Facility Amount below the sum of (x) the aggregate principal amount of Advances Outstanding at such time and (y) the Unfunded Reserve Required Amount. Such notice of termination or reduction shall be irrevocable (provided that any such notice may be conditioned upon the happening or occurrence of a specified event, and thereafter revoked in the event that such specified event does not occur) and shall be effective only upon receipt by the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Custodian, and shall attach, in the case of a reduction of the Commitments, a Borrowing Base Calculation Statement. Each reduction of Commitments of the Lenders hereunder shall be applied pro rata to reduce the respective Commitments of each Lender; provided that the Borrower may reduce or terminate the Commitment of any Defaulting Lender without reducing or terminating the Commitments of any non-Defaulting Lenders.

(c) Effect of Termination or Reduction. The Commitments of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Facility Amount pursuant to this Section 2.06 shall be applied ratably among the Lenders in accordance with their respective Commitments.

Section 2.07 Maximum Lawful Rate

It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances Outstanding.

Section 2.08 Several Obligations

The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date. None of the Administrative Agent, the Collateral Agent, the Custodian, the Securities Intermediary or the Collateral Administrator, shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance required to be made by such other Lender.

Section 2.09 Increased Costs

(a)  Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Affected Person (except any such reserve requirement reflected in the applicable Benchmark);

(ii) subject any Secured Party to any Taxes (other than (A) Non-Excluded Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Affected Person or the London interbank market any other condition, cost or expense (other than Taxes), affecting this Agreement or Advances made by such Affected Person by reference to the applicable Benchmark or any participation therein;

and the result of any of the foregoing shall be to increase the cost to any Affected Person of making, continuing, converting into or maintaining any Advance (or of maintaining its obligation to make any Advance) or to increase the cost to, or to reduce the amount of any payment (whether of principal, interest, fees, compensation or otherwise) or sum received or receivable by, such Affected Person hereunder (whether of principal, interest, fees, compensation or otherwise), then the Borrower will pay to such Affected Person on the next Payment Date after receipt of a written demand by a Responsible Officer of such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered on the Payment Date following receipt of such demand. If a Lender requests compensation by the Borrower under this Section 2.09, the Borrower may, by notice to such Lender, suspend the obligation of such Lender to make or continue Advances by reference to the applicable Benchmark, until the event or condition giving rise to such request ceases to be in effect (in which case (x) all Advances of such Lender shall be made or continued by reference to the Base Rate and (y) such Lender shall have no obligation to make any Advances by reference to the applicable Benchmark); provided that such suspension shall not affect the right of such Lender to receive the compensation required in accordance with this Agreement.

(b) Capital Requirements. If any Affected Person determines that any Change in Law regarding capital or liquidity requirements has or would have (but for the operation of this Section 2.09) the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of this Agreement (or arising in connection herewith) or the Advances made by such Affected Person to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy or liquidity coverage) by an amount deemed to be material by such Affected Person, then any such Affected Person shall give the Borrower (and the Collateral Manager) prompt notice thereof and on the Payment Date following written demand by such Affected Person, the Borrower will pay to such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered or charge imposed on the Payment Date after the Borrower’s receipt of such demand.

(c) Reserved.

(d) Calculation. In determining any amount provided for in this Section 2.09, the Affected Person may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Person making a claim under this Section 2.09, shall submit to the Borrower and the Collateral Manager a certificate of a Responsible Officer of the Affected Person setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error. The Borrower shall pay such amount shown as due on any such certificate on the next Payment Date after receipt thereof.

(e) Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of such Affected Person right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section 2.09 for any increased costs or reductions incurred more than six months prior to the date that such Affected Person notifies the Borrower and the Collateral Manager of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Lending Office. Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clause (a) or (b) of this Section 2.09, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no material unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

Section 2.10 Compensation; Breakage Payments. The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates (or the applicable date of prepayment) following such Affected Person’s written request (which request shall set forth in reasonable detail the basis for requesting such amounts) in accordance with the Priority of Payments, for all reasonable and documented losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance bearing interest that was computed by reference to a Benchmark and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Advance bearing interest that was computed by reference to such Benchmark by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment, prepayment or conversion of any of the Borrower’s Advances bearing interest that was computed by reference to such Benchmark occurs on a date that is not a Payment Date, and (iii) if any payment or prepayment of any Advance bearing interest that was computed by reference to such Benchmark is not made on a Payment Date or pursuant to a Notice of Prepayment given by the Borrower; provided that, notwithstanding the foregoing, no amounts shall be due with respect to any payment of Advances made in connection with (i) curing any Borrowing Base Deficiency, (ii) a CLO Takeout (to the extent repaid within two (2) Business Days) or (iii) any payment required pursuant to Section 2.09. A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.11 Illegality; Inability to Determine Rates

(a) Notwithstanding any other provision in this Agreement, in the event of a Disruption Event, then the affected Lender shall promptly notify the Agents and the Borrower thereof, and such Lender’s obligation to make or maintain Advances hereunder based on the applicable Benchmark shall be suspended until such time as such Lender may again make and maintain Advances based on the applicable Benchmark.

(b) Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Advances based on the applicable Benchmark pursuant to Section 2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Advances based on such Benchmark; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c) If, prior to the first day of any Interest Accrual Period or prior to the date of any Advance, as applicable, either (i) the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the applicable Benchmark, or (ii) the Required Lenders determine and notify the Administrative Agent that such Benchmark with respect to such Advances does not adequately and fairly reflect the cost to such Lenders of funding such Advances, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Advances based on such Benchmark shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

(d) Upon receipt of any notice described in Section 2.11(a) or (c), the Borrower may revoke any pending request for the making or continuation of an Advance based on the Benchmark or, failing that, will be deemed to have converted such request into a request for an Advance based on the Base Rate. For the avoidance of doubt, no Advances shall be required to be repaid as a result of any circumstance or determination made pursuant to this Section 2.11.

Section 2.12 Fees

(a) Commitment Fee. On each Payment Date, the Borrower shall pay to the Collateral Agent (for the account of the Lenders on a pro rata basis) the Commitment Fee in the amount set forth in the Lender Fee Letter; provided, that the Borrower shall not be required to pay any Commitment Fee (i) during any period in which any Lender or the Administrative Agent suspends the obligation to make Advances pursuant to Section 2.11 or (ii) at any time to a Lender which is a Defaulting Lender.

(b) Prepayment Fee. If, at any time prior to the two-year anniversary of the Closing Date, the Facility Amount is reduced in whole or in part at the option or election of the Borrower, the Borrower shall pay to the Collateral Agent (for the account of the Lenders on a pro rata basis), a prepayment fee in the amount set forth in the Lender Fee Letter; provided that no prepayment fee shall be owed in connection with the termination or reduction of Commitment of any Defaulting Lender.

(c) Administrative Agent Fees. On each Payment Date, the Borrower agrees to pay to the Administrative Agent such fees as are mutually agreed to in writing from time to time by the Borrower and the Administrative Agent, including the fees set forth in the Administrative Agent Fee Letter.

(d) Collateral Agent, Collateral Administrator, Custodian and Securities Intermediary Fees. On each Payment Date, the Borrower agrees to pay to the Collateral Agent, the Collateral Administrator, the Custodian and the Securities Intermediary such fees as are mutually agreed to in writing from time to time by the Borrower and the Collateral Agent, the Collateral Administrator, the Custodian and the Securities Intermediary, including the fees set forth in the Collateral Administration and Agency Fee Letter.

Section 2.13 Rescission or Return of Payment

The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Facility Document shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.14 Default Interest

During the existence and continuance of an Event of Default arising pursuant to clause (a), clause (b) or clause (h) of Section 6.01, at the election of the Administrative Agent or Required Lenders (or, in the case of Section 6.01(h), automatically), all Obligations shall bear interest at the Default Rate until rescinded by the Administrative Agent or the Required Lenders. Interest payable at the Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.15 Payments Generally

(a) All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid on behalf and at the direction of the Borrower (or the Collateral Manager on behalf of the Borrower) by the Collateral Agent to the applicable recipient in an Eligible Currency in immediately available funds, on each Payment Date in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. Each Lender shall provide wire instructions to the Borrower and the Collateral Agent. Other than with respect to payments on a Payment Date, payments must be received by the Collateral Agent on or prior to 3:00 p.m. on a Business Day to be remitted by the Collateral Agent on such Business Day to the Lenders; provided that payments received by the Collateral Agent after 3:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day. At no time will the Collateral Agent have any duty (express or implied) to fund (or front or advance) any amount owing by the Borrower hereunder.

(b) Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed in computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s Interest shall be paid on such Advance. All computations made by the Collateral Agent or the Administrative Agent under this Agreement or any other Facility Document shall be conclusive absent manifest error.

(c) Eligible Currency.

(i) For purposes of Section 9.01(a), any amounts on deposit in the Collection Account denominated in any Eligible Currency shall be applied on any Payment Date (i) first, to make payments in such Eligible Currency and (ii) second, to make payments in any other Eligible Currency (pro rata based on available amounts from each other Eligible Currency), as converted by the Collateral Manager using the Applicable Conversion Rate; provided, that such payments shall be subject to availability of such funds pursuant to Section 9.01(a).

(ii) The Collateral Manager shall instruct the Collateral Agent, no later than the Determination Date immediately preceding each Payment Date, to convert amounts on deposit in the Collection Account into Dollars to the extent necessary to make payments pursuant to Section 9.01(a), as applicable (as determined by the Collateral Manager using the Applicable Conversion Rate).

(iii) Any Principal Proceeds on deposit in the Collection Account denominated in an Eligible Currency may be converted by the Collateral Manager into another Eligible Currency on any Business Day (other than a Payment Date) using the Applicable Conversion Rate so long as such conversion does not cause Advances outstanding in any Eligible Currency to exceed the applicable Borrowing Base for such Eligible Currency immediately after giving effect thereto. The Collateral Manager shall provide no less than one (1) Business Day’s prior written notice to the Administrative Agent and the Collateral Agent of any such conversion.

Section 2.16 Defaulting Lenders

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender pursuant to Section 2.16(b), to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default has occurred and is continuing), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; provided that if an Event of Default has occurred and is continuing, such amounts shall be applied to reduce the outstanding Obligations in accordance with the Priority of Payments; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.12(a) for any period during which that Lender is a Defaulting Lender and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances Outstanding to be held on a pro rata basis by the Lenders in accordance with their Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17 Right of Setoff

The Borrower agrees that, in addition to (and without limitation of) any right of set-off that the Agents or any Lender may otherwise have, after the occurrence and during the continuance of an Event of Default each of the Agents and the Lenders shall be entitled, at its option, to offset amounts owing by the Agents or such Lender, as the case may be, to the Borrower, in Dollars or in any other currency (irrespective of the place of payment or booking office of the obligation and regardless of whether such amounts are then due to the Borrower), against any amount payable by the Borrower to the Agents or such Lender, as the case may be, under this Agreement that is not paid when due; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agents a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. For this purpose, any amount owing by the Agents or any Lender to the Borrower may be converted by the Agents or such Lender, as the case may be, into the currency in which the amount payable by the Borrower to the Agents or such Lender, as the case may be, under this Agreement is denominated at the rate of exchange at which the Agents or such Lender, as the case may be, would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

Section 2.18 Lending Offices; Changes Thereto

Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule 1, one or more domestic or foreign lending offices (which, for this purpose, may include branches or Affiliates of the respective Lender) for the various Advances made by such Lender (including by designating a separate lending office (or Affiliate) to act as such); provided that, for designations made after the Closing Date to the extent such designation shall result in increased costs under Section 2.09 or additional amounts under Section 12.03 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrower shall not be obligated to pay such excess increased costs or additional amounts (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs or additional amounts which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder) and any designation of a lending office pursuant to this Section 2.18 shall not affect the obligation of the Borrower to repay any Obligations in accordance with the terms of this Agreement.

Section 2.19 Recourse Against Certain Parties

Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower (and not any of its Affiliates or any other party) payable solely from the Collateral in accordance with the Priority of Payments and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and, subject to Section 2.13, all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns for any amounts payable under this Agreement. It is understood that the foregoing provisions of this Section 2.19 shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any Indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this Section 2.19 shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against the Borrower.

Section 2.20 Replacement of Lenders.

(a) Notwithstanding anything to the contrary contained herein, in the event that (i) any Affected Person shall request reimbursement for amounts owing pursuant to Section 2.09, (ii) the Borrower shall be required to reimburse any Affected Person for any Non-Excluded Taxes or pay any additional amounts to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to Section 12.03, (iii) any Lender is a Defaulting Lender (any such Lender under clause (i), (ii) or (iii) above that is not affiliated with the Administrative Agent, a “Potential Terminated Lender”) or (iv) any Lender does not give or approve any consent, waiver or amendment that requires the approval of all Lenders or all affected Lenders in accordance with the terms hereof and has been approved by the Required Lenders (such non-consenting Lender, also, a “Potential Terminated Lender”), the Borrower, at its sole expense and effort, shall be permitted, upon written notice to the Administrative Agent and such Potential Terminated Lender, to require such Potential Terminated Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.09 and 12.03) and obligations under this Agreement and the related Facility Documents to an assignee permitted pursuant to Section 12.06 (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:

(A) such Potential Terminated Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Facility Documents (including any amounts under Section 2.10 but subject to Section 2.17) from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(B) in the case of any such assignment resulting from a claim for compensation under Section 2.09 or 12.03, such assignment will result in a reduction in such compensation or payments thereafter;

(C) such assignment does not conflict with Applicable Laws; and

(D) in the case of an assignment based on clause (iv) above, the Replacement Lender shall have consented to the applicable amendment, waiver or consent.

(b) Each Potential Terminated Lender hereby agrees to take all actions reasonably necessary, at the sole expense of the Borrower, to permit a Replacement Lender to succeed to its rights and obligations hereunder. Upon the effectiveness of any such assignment to a Replacement Lender, (i) such Replacement Lender shall become a “Lender” hereunder for all purposes of this Agreement and the other Facility Documents, (ii) the applicable Potential Terminated Lender shall have no further Commitment hereunder (such Person, a “Terminated Lender”) and (iii) such Replacement Lender shall have a Commitment in the amount not less than the Terminated Lender’s Commitment assumed by it.

(c) No Lender shall be required to make any assignment or delegation pursuant to Section 2.20(a) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.21 Contractual Currency

To the fullest extent permitted by Applicable Law, if any judgment or order expressed in a currency other than the currency in which a payment is required by this Agreement is to be made by the Borrower (the “Contractual Currency”) is rendered:

(a) for the payment of any amount owing in respect of this Agreement; or

(b) in respect of a judgment or order of another court for the payment of any amount described in the foregoing clause (a),

the recipient of such payment, after recovery in full of the aggregate amount to which the recipient of such payment is entitled pursuant to the judgment or order, will be entitled to receive promptly from the Borrower the amount of any shortfall of the Contractual Currency received by the recipient of such payment as a consequence of sums being paid in such other currency if such shortfall arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which the recipient of such payment is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by the recipient of such payment. The term “rate of exchange” includes any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

To the fullest extent permitted by Applicable Law, the obligations in this Section constitute separate and independent obligations from the other obligations in this Agreement and any related document, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the recipient of such payment and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement or any related document. To the extent permitted by Applicable Law, the Borrower hereby waives the right to invoke any defense of payment impossibility.

Section 2.22 Increase in Facility Amount

So long as no Default or Event of Default has occurred and is continuing, from time to time prior to the Commitment Termination Date the Borrower may request one or more increases to the Facility Amount (up to, in the aggregate, $750,000,000) (each such increase, a “Facility Increase”) subject to satisfaction of each of the following conditions:

(i) the Borrower has delivered to the Administrative Agent (with a copy to the Collateral Agent) a written request for such Facility Increase (which may be by email);

(ii) the Borrower has delivered to the Administrative Agent evidence that the Borrower is authorized to agree to such Facility Increase and all requested opinions in respect of the Borrower;

(iii) the Administrative Agent consents to such Facility Increase in its sole discretion; and

(iv) each of the representations and warranties of the Borrower contained in the Facility Documents shall be true and correct in all material respects as of such date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date).

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Closing Date

The occurrence of the Closing Date and the obligation of each Lender to make any Advance hereunder on the Closing Date shall be subject to the conditions precedent that the Administrative Agent shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Administrative Agent, or, as applicable, the events set forth below shall have occurred (or such applicable conditions precedent have been waived by the Administrative Agent):

(a) each of the Facility Documents (other than the Collateral Administration and Agency Fee Letter) duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b) true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings, if any, required in connection with the transactions contemplated by this Agreement and the other Facility Documents;

(c) each of the representations and warranties of the Borrower, the Collateral Manager and the Equityholder contained in the Facility Documents shall be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(d) one or more certificates of a Responsible Officer of each of the Borrower, the Equityholder and the Collateral Manager certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its general partner, board of directors or board of managers or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that each of such Person’s representations and warranties made by such Person in the Facility Documents to which it is a party are true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (iv) that no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(e) proper financing statements, in acceptable form for filing on the Closing Date, under the UCC with the Secretary of State of the State of Delaware and any other applicable filing office in any applicable jurisdiction that the Administrative Agent deems reasonably necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and such further instruments and such further actions that the Administrative Agent deems reasonably necessary or desirable in order to perfect the Collateral Agent’s first-priority security interest in the Collateral;

(f) legal opinions (addressed to each of the Secured Parties) of (i) counsel to the Borrower, the Collateral Manager and the Equityholder, covering customary corporate matters (including opinions regarding no conflict with covered Laws and non-contravention with organizational documents and the status of the Borrower under the Investment Company Act), substantive non-consolidation of the Borrower with the Equityholder, the true sale nature of any transfers to the Borrower of Collateral Assets from the Equityholder, perfection of the Collateral Agent’s security interest in the Collateral and such other matters as the Administrative Agent and its counsel shall reasonably request and (ii) counsel to the Collateral Administrator, the Collateral Agent and the Custodian, covering corporate and enforceability matters, and such other matters as the Administrative Agent and its counsel shall reasonably request;

(g) reserved;

(h) all of the Covered Accounts shall have been established and shall be subject to the Account Control Agreement;

(i) evidence reasonably satisfactory to it that (i) all fees and expenses due and owing to the Administrative Agent on or prior to the Closing Date have been received or will be received contemporaneously with the Closing Date; and (ii) the reasonable and documented fees and expenses of counsel to the Administrative Agent and the Lenders, of counsel to the Custodian and of counsel to the Collateral Agent, the Securities Intermediary and the Collateral Administrator in connection with the transactions contemplated hereby, shall have been paid by the Borrower;

(j) evidence reasonably satisfactory to it that an amount equal to the Unfunded Reserve Required Amount with respect to the Collateral Assets to be acquired on the Closing Date shall have been deposited into the Unfunded Reserve Account;

(k) a solvency certificate reasonably satisfactory to it from an authorized signatory of the Borrower and the Equityholder;

(l) with respect to any Advance to be made on the Closing Date, the Lenders and the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance demonstrating that immediately after the making of such initial Advance, the Borrowing Base Test shall be satisfied;

(m) the Borrower shall have instructed all Obligors or, if applicable, the administrative agents, on the Collateral Assets (or, in the case of Participation Interests, the related seller of such Participation Interest) that all payments shall be made directly to the Collection Account and all Collections received by the Borrower or its Affiliates with respect to the Collateral shall be held in trust for the benefit of the Collateral Agent on behalf of the Secured Parties; and

(n) sufficiently in advance of the Closing Date, (x) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (y) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.

Section 3.02 Conditions Precedent to Subsequent Advances

The obligation of each Lender to make each Advance to be made by it (other than any initial Advance on the Closing Date) on each Borrowing Date shall be subject to the fulfillment (or waiver by the Required Lenders) of the following conditions; provided that the conditions described in clauses (c) and (d) (other than a Default or Event of Default described in Section 6.01(h)) below need not be satisfied if the proceeds of the Borrowing are used to fund Delayed Drawdown Collateral Assets or Revolving Collateral Assets then owned by the Borrower or to fund the Unfunded Reserve Account to the extent required under Section 8.05:

(a) the Lenders and the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.02;

(b) with respect to any Borrowing Date occurring after the end of the Ramp-Up Period, immediately after the making of such Advance on the applicable Borrowing Date, each Collateral Quality Test shall be satisfied (or, if any such Collateral Quality Test was not satisfied immediately before the making of such Advance, such Collateral Quality Test is maintained or improved) (as demonstrated on the Borrowing Base Calculation Statement attached to such Notice of Borrowing);

(c) each of the representations and warranties of the Borrower, the Collateral Manager and the Equityholder contained in the Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent (x) such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date and (y) such representations and warranties are already qualified as to materiality or similar, in which case such representations and warranties shall be true and correct in all respects);

(d) no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(e) after the making of such Advance and the deposit of any portion thereof into the Unfunded Reserve Account, the amount on deposit therein is at least equal to the Unfunded Reserve Required Amount;

(f) if the proceeds of the Advance will be used to acquire a Collateral Asset, such Advance shall be denominated in the same Eligible Currency as such Collateral Asset; and

(g) immediately after the making of such Advance on the applicable Borrowing Date, (i) the Borrowing Base Test is satisfied and (ii) if such Advance is denominated in CAD, EUR or GBP, then the Advances Outstanding in the applicable Eligible Currency do not exceed the applicable Borrowing Base for such Eligible Currency.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date and each other date expressly provided under this Agreement or the other Facility Documents on which such representations and warranties are required to be (or deemed to be) made, as follows:

(a) Due Organization; Power and Authority. The Borrower is a Delaware limited liability company, duly formed under the laws of its jurisdiction of organization, with full power and authority to own and operate its assets and properties and to conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b) Due Qualification and Good Standing. The Borrower is validly existing and in good standing under the Laws of its jurisdiction of organization. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law in any material respect, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, constitute a default under, or permit the acceleration of any obligation or liability in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates).

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and has made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement and the other Facility Documents to which it is a party, other than such filings to be made in connection with the execution and delivery of the Facility Documents, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f) Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied with all Applicable Laws, except where the failure to so observe or comply would not reasonably be expected to have a Material Adverse Effect. The Borrower has preserved and kept in full force and effect its legal existence. The Borrower has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(g) Location. The Borrower’s office in which the Borrower maintains its corporate books and records is located at the address for notices to the Borrower as set forth on Schedule 6 (as such location may change from time to time as notified to the Administrative Agent in accordance with Section 12.02).

(h) Investment Company Act. Neither the Borrower nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act.

(i) Reserved.

(j) Taxes. The Borrower has filed all U.S. federal income Tax returns and all other material Tax returns which are required to be filed by it, if any, and has paid all U.S. federal income Taxes and all other material Taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(k) Tax Status. For U.S. federal income tax purposes, the Borrower is disregarded as an entity separate from its sole owner for U.S. federal income tax purposes, the Equityholder, within the meaning of Treasury Regulation Section 301.7701-3. The Equityholder is a United States person within the meaning of Section 7701(a)(30) of the Code.

(l) ERISA. Except as would not constitute a Material Adverse Effect, neither (i) the Borrower nor (ii) any member of its ERISA Group has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan.

(m) Plan Assets. The assets of the Borrower are not and, during the term of this Agreement and any transaction hereunder, will not be treated as “plan assets” for purposes of Section 3(42) of ERISA and the Collateral is not and, during the term of this Agreement and any transaction hereunder, will not be deemed to be “plan assets” for purposes of Section 3(42) of ERISA. The Borrower has not taken, or omitted to take, any action which could result in any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or, assuming that no portion of any Advance is funded with “plan assets” for purposes of Section 3(42) of ERISA, unless the applicable Lender is relying on a statutory or administrative or individual exemption pursuant to Section 408 of ERISA, the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(n) Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is and will be Solvent.

(o) Material Adverse Effect. Since its date of formation, no event or condition has occurred with respect to the Borrower that constitutes a Material Adverse Effect.

(p) Special Purpose Provision. The Borrower has complied in all material respects with (i) its Constituent Documents and the activities described in Section 5.05 hereof and (ii) each of the representations and warranties contained in the True Sale / Non-Consolidation Opinion in respect of the Borrower and the Equityholder delivered by Dechert LLP on the Closing Date.

(q) Exchange Act Compliance; Regulations T, U and X; Margin Regulations. None of the transactions contemplated herein or in the other Facility Documents (including, without limitation, the use of the proceeds from the transfer of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(r) No Proceedings. There are no proceedings or investigations pending or, to the knowledge of any Responsible Officer of the Borrower, threatened against it, before any Governmental Authority having jurisdiction over it or its properties (i) asserting the invalidity of any of the Facility Documents, (ii) seeking to prevent the making of the Advances or the consummation of any of the transactions contemplated by the Facility Documents or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect.

(s) Bulk Sales. The grant of the security interest in the Collateral by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, and the execution, delivery and performance of this Agreement and the other Facility Documents, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(t) Indebtedness. The Borrower has no Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (a) Indebtedness incurred under the terms of the Facility Documents; (b) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Facility Documents; and (c) any commitment arising in the ordinary course of business to make a future investment or fund subsequent draws under Revolving Collateral Assets or Delayed Drawdown Collateral Assets.

(u) Collections. The Borrower acknowledges that (a) except in connection with a Participation Interest (to the extent permitted hereunder and only while pending elevation to full assignment) all Obligors (and any related agents) have been directed to make all payments directly to the Collection Account and (b) all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the appropriate Collection Account in accordance with this Agreement.

(v) Sanctions. None of the Borrower, nor any Person directly or indirectly owning or controlling the Borrower (to the Borrower’s knowledge), nor any Person directly or indirectly owned or controlled by the Borrower, and any director, officer or employee of any the Borrower or such Person (i) is a Sanctioned Person; (ii) is owned or controlled by, or is acting for or on behalf of, directly or knowingly indirectly, a Sanctioned Person; (iii) is, to the Borrower’s knowledge, under investigation for an alleged breach of Sanction(s) by a Governmental Authority that enforces Sanctions; or (iv) will fund any repayment of the Obligations with proceeds derived, directly or knowingly indirectly, from any transaction that is prohibited by Sanctions or that would otherwise cause any Lender or any other party to this Agreement to be in violation of any Sanctions. To the Borrower’s knowledge, no investor in the Borrower is a Sanctioned Person. The Borrower is in compliance with all applicable Sanctions, and has policies, procedures and controls reasonably designed to promote compliance with Sanctions.

(w) Anti-Corruption Laws; and Anti-Money Laundering Laws. The Borrower, any Person directly or indirectly owning or controlling the Borrower (to the Borrower’s knowledge), any Person directly or indirectly owned or controlled by the Borrower, and any director, officer or employee of any the Borrower or such Person (i) has policies, procedures and controls reasonably designed to promote compliance with applicable Anti-Money Laundering Laws and Anti-Corruption Laws and (ii) are not, to the Borrower’s knowledge, under investigation for an alleged violation of Anti-Money Laundering Laws or Anti-Corruption Laws in any material respect by a Governmental Authority that enforces such laws.

(x) No Fraud. To the actual knowledge of any Responsible Officer of the Borrower, each Collateral Asset was originated without any fraud or material misrepresentation on the part of any party thereto.

(y) Broker/Dealer. The Borrower is not a broker/dealer or subject to the Securities Investor Protection Act of 1970.

(z) Ordinary Course. Each repayment of principal or interest in respect of the Advances under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs of the Borrower.

(aa) Beneficial Ownership Certification. As of the Closing Date, to the extent required to be delivered pursuant to Section 3.01(n), the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.02 Additional Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date and each other date expressly provided under this Agreement or the other Facility Documents on which such representations and warranties are required to be (or deemed to be) made, as follows:

(a) Information.

(i) Each Notice of Borrowing, each Monthly Report, each Borrowing Base Calculation Statement and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby (in each case, excluding financial projections, pro forma financial information and other forward-looking information), in each case, is true, complete and correct in all material respects (or, with respect to information of a general economic or general industry nature or information received from an Obligor or other third party, is true and correct in all material respects to the knowledge of the Borrower or the Collateral Manager) as of the date such information is stated or certified, in each case, after giving effect to all written updates provided by the Borrower or on its behalf to any such Secured Party.

(ii) With respect to any written information relating to financial projections, pro forma financial information other forward-looking information that has been delivered by or on behalf of the Borrower to any Secured Party, the Borrower represents only that such information represents the Borrower’s good faith estimates as of the date of preparation thereof, based upon assumptions the Borrower and, if applicable, the Collateral Manager believed to be reasonable and accurate at the time made, it being recognized by the Secured Parties that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and any of its Affiliates, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ from such projections and such differences may be material.

(iii) To the best knowledge of the Collateral Manager, all Collateral Assets included as Eligible Collateral Assets in the most recent calculation of the Borrowing Base Test required to be determined hereunder were Eligible Collateral Assets as of the date of such calculation and any other information contained in each Notice of Borrowing is an accurate and complete listing of all the Collateral Assets contained in the Collateral as of the related date such Collateral Asset was included in the Collateral and the information contained therein with respect to the identity of such item of Collateral and the amounts owing thereunder is true, complete and correct as of the related date such Collateral Asset was included in the Collateral.

(b) Representations Relating to the Collateral.

(i) The Borrower owns and has good and marketable and the legal (or, in the case of a Participation Interest, beneficial) title to all Collateral Assets and other Collateral free and clear of any Lien claim or encumbrance of any Person, other than Permitted Liens;

(ii) the Borrower has acquired its ownership in the Collateral Assets and other Collateral in good faith without notice of any adverse claim, other than Permitted Liens;

(iii) other than Permitted Liens, the Borrower has not pledged, assigned or sold (except as otherwise permitted under the Facility Documents), granted a security interest in, or otherwise conveyed (except as otherwise permitted under the Facility Documents) any of the Collateral;

(iv) the Borrower has full right to grant a security interest in and assign and pledge the Collateral to the Collateral Agent for the benefit of the Secured Parties (and has duly authorized such grant by all necessary action and the execution, delivery and performance of this Agreement and the other Facility Documents to which it is a party have been duly authorized by it by all necessary action);

(v) other than the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as expressly permitted hereunder, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral; the Borrower has not authorized the filing of and is not aware of any effective financing statements or any equivalent filing in any applicable jurisdiction against the Borrower that include a description of collateral covering the Collateral other than any financing statement or any equivalent filing in any applicable jurisdiction relating to the security interest granted to the Collateral Agent hereunder, and the Borrower is not aware of any judgment, PBGC liens or Tax lien filings against the Borrower or any of its assets;

(vi) the Collateral constitutes Money, Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities, “securities accounts” under Section 8-501(a) of the UCC, “deposit accounts” (as defined in Section 9-102 of the UCC) or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC) or supporting obligations;

(vii) all Covered Accounts constitute “securities accounts” under Section 8-501(a) of the UCC or “deposit accounts” as defined in Section 9-102 of the UCC;

(viii) this Agreement creates a valid, continuing and, upon Delivery of Collateral, execution of the Account Control Agreement and filing of the financing statements referenced in clause (xi) below, perfected security interest (as defined in Section 1-201(35) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens and claims (other than Permitted Liens) and is enforceable as such against creditors of and purchasers from the Borrower, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(ix) the Borrower has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

(x) with respect to the Collateral that constitutes Security Entitlements:

(A) all such Collateral has been and will have been credited to the applicable Covered Account;

(B) the Securities Intermediary for each Covered Account has agreed to treat all assets credited to the Covered Accounts as Financial Assets; and

(C) either (x) the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing) or (y)(A) the Borrower has delivered to the Collateral Agent a fully executed Account Control Agreement pursuant to which the Securities Intermediary has agreed to comply with all instructions originated by the Collateral Agent relating to the Covered Accounts without further consent of the Borrower or (B) the Borrower has taken all steps necessary to cause the Securities Intermediary to identify in its records the Collateral Agent as the Person having a Security Entitlement against the Securities Intermediary in each of the Covered Accounts; and

(xi) with respect to Collateral that constitutes accounts or general intangibles, the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder.

(c) Value Given. The Borrower has acquired each Collateral Asset in the ordinary course of its business and has given fair consideration and reasonably equivalent value to the seller of each Collateral Asset in exchange for the purchase or contribution of each such Collateral Asset. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to such seller and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

Section 4.03 Representations and Warranties of the Equityholder and the Collateral Manager

The Collateral Manager and the Equityholder, as applicable, each represents and warrants to each of the Secured Parties on and as of each Measurement Date and as of each other date expressly provided under this Agreement or the other Facility Documents on which such representations and warranties are required to be (or deemed to be) made, as follows:

(a) Due Organization. The Collateral Manager is a Maryland corporation, duly organized and validly existing under the laws of its jurisdiction of formation, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party. The Equityholder is a Maryland corporation, duly formed and validly existing under the laws of its jurisdiction of formation, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b) Due Qualification and Good Standing. Each of the Collateral Manager and the Equityholder is in good standing in its jurisdiction of formation. Each of the Collateral Manager and the Equityholder is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby, are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) Non-Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except in the case of clause (ii) or (iii) above, where such conflicts, breaches, violations or defaults would not reasonably be expected to have a Material Adverse Effect.

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all Governmental

Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, other than financing statements and other perfection matters to be effected in connection with the execution and delivery of the Facility Documents, and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f) Taxes. It has filed all U.S. federal income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all U.S. federal income taxes and all other material taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person, other than (x) any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established or (y) any such failure that would not reasonably be expected to have a Material Adverse Effect.

(g) Compliance with Laws, Etc. It has duly observed and complied with all Applicable Laws relating to the conduct of its business and its assets, except where the failure to so observe or comply would not reasonably be expected to have a Material Adverse Effect. It has preserved and kept in full force and effect its legal existence. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h) Eligibility. Each Collateral Asset included in a Monthly Report or a Borrowing Base Calculation Statement required to be delivered by it under this Agreement as an Eligible Collateral Asset was, to the best knowledge of the Borrower, an Eligible Collateral Asset at such time.

(i) Sanctions. None of the Collateral Manager, the Equityholder, any Person directly or indirectly owning or controlling the Collateral Manager or the Equityholder nor any Person directly or indirectly owned or controlled by the Collateral Manager or the Equityholder, and any director, officer or employee of the Collateral Manager, the Equityholder or such Person (i) is a Sanctioned Person; (ii) is owned or controlled by, or is acting on behalf of, directly or knowingly indirectly, a Sanctioned Person; (iii) is, to the Collateral Manager’s or the Equityholder’s knowledge, under investigation for an alleged breach of Sanction(s) by a Governmental Authority that enforces Sanctions; or (iv) will cause the funding of any repayment of the Obligations with proceeds derived, directly or knowingly indirectly, from any transaction that is prohibited by Sanctions or that would otherwise cause any Lender or any other party to this Agreement to be in violation of any Sanctions. To the Collateral Manager’s and the Equityholder’s knowledge, no investor in the Collateral Manager or the Equityholder is a Sanctioned Person. Each of Collateral Manager and the Equityholder is in compliance with all applicable Sanctions, and is subject to policies, procedures and controls reasonably designed to promote compliance with Sanctions.

Section 4.04 Representations and Warranties of the Collateral Agent, the Custodian and the Collateral Administrator

Each of the Collateral Agent, the Custodian and the Collateral Administrator represents and warrants in its individual capacity and as Collateral Agent, Custodian or Collateral Administrator, as applicable, as follows (and any successor Collateral Agent, Custodian or Collateral Administrator appointed in accordance with this Agreement represents and warrants as follows in its individual capacity and as Collateral Agent, Custodian or Collateral Administrator, as applicable):

(a) Organization and Corporate Power. The Collateral Agent and the Collateral Administrator are each a duly organized and validly existing national banking association in good standing under the Laws of the United States. The Custodian is a duly and organized and validly existing limited liability company under the Laws of the State of Delaware. Each of the Collateral Agent, the Custodian, and the Collateral Administrator has full power, authority and legal right to execute, deliver and perform its obligations as Collateral Agent, Custodian or Collateral Administrator, as applicable, under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein by each of the Collateral Agent, Collateral Administrator and Custodian have been duly authorized by all necessary action on each of their part, either in their individual capacity or as Collateral Agent, Custodian or Collateral Administrator, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof by the Collateral Agent, the Collateral Administrator and the Custodian (as applicable) will not conflict with, result in any breach of any of the material terms and provisions of or constitute (with or without notice or lapse of time or both) a default under any material indenture, contract, agreement, mortgage, deed of trust, or other instrument to which any of the Collateral Agent, the Collateral Administrator and the Custodian (as applicable) is a party or by which they or any of their property is bound.

(d) No Violation. Its execution and delivery of this Agreement, its performance of the transactions contemplated hereby and the fulfillment of the terms hereof by the Collateral Agent, Custodian and Collateral Administrator (as applicable) will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Agent, the Custodian or the Collateral Administrator required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, of the transactions contemplated hereby and the fulfillment by the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, of the terms hereof have been obtained.

(f) Validity, etc. This Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws or general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V

COVENANTS

Section 5.01 Affirmative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full):

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party.

(b) Enforcement.

(i) It shall not take any action that would release any Obligor from any of such Obligor’s covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Assets, (B) subject to the terms of this Agreement, (1) amendments, consents, waivers and other modifications of Collateral Assets in accordance with the Collateral Management Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Asset in accordance with the provisions hereof, and (C) other actions by the Collateral Manager required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(ii) It will not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons (other than the Collateral Manager and the Collateral Administrator) for the performance of actions and obligations to be performed by the Borrower or the Collateral Manager hereunder. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect to any such obligations. The Borrower will promptly perform, and use commercially reasonable efforts to cause the Collateral Manager to perform, all of their obligations and agreements contained in this Agreement or any other Facility Document to which such Person is a party.

(c) Further Assurances. It shall promptly upon the reasonable request of the Required Lenders (through the Administrative Agent), at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of the Required Lenders (through the Administrative Agent), the Borrower shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

(d) Financial Statements; Other Information. It (or the Collateral Manager on its behalf) shall provide to the Administrative Agent (which may be by electronic delivery, including by sharing a link to a data site such as Box):

(i) within 120 days (or such longer period permitted pursuant to any orders, declarations, laws, regulations or letters issued by the SEC or any other government or regulatory authority) after the end of each fiscal year of the Equityholder (commencing with the fiscal year ending 2023), an annual report of the Equityholder and its Subsidiaries, on a consolidated basis, containing an audited consolidated statement of assets and liabilities as of the end of such fiscal year, and audited consolidated statements of operations, changes in net assets and cash flows, for the fiscal year then ended, prepared in accordance with GAAP, each reported on by independent public accountants of recognized national standing; provided, that the financial statements required to be delivered pursuant to this clause (i) which are made available via EDGAR, or any successor system of the SEC, in the Equityholder’s annual report on Form 10-K, shall be deemed delivered to the Administrative Agent on the date such documents are made so available;

(ii) within 60 days (or such longer period permitted pursuant to any orders, declarations, laws, regulations or letters issued by the SEC or any other government or regulatory authority) after the end of each of the first three quarters of each fiscal year of the Equityholder, an unaudited financial report of the Equityholder and its Subsidiaries, on a consolidated basis, containing a consolidated statement of assets and liabilities, consolidated statements of operations, changes in net assets, and cash flows, and a condensed schedule of investments regarding the Equityholder’s investments, in each case for the period then ended, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the Equityholder and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the financial statements required to be delivered pursuant to this clause (ii) which are made available via EDGAR, or any successor system of the SEC, in the Equityholder’s quarterly report on Form 10-Q, shall be deemed delivered to the Administrative Agent on the date such documents are made so available;

(iii) within five (5) Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default, or (B) Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower or the Collateral Manager is taking or proposes to take with respect thereto;

(iv) to the extent actually available (and, if reasonably requested by the Administrative Agent, the Borrower shall request such information and use commercially reasonable efforts to obtain the same) to the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, on or prior to the related Acquisition Date, audited financial statements of the related Obligor for the three (3) year period most recently ended prior to such Acquisition Date with respect to the related Obligor;

(v) to the extent applicable, (A) copies of the underwriting and credit memos prepared by the Collateral Manager with respect to such Collateral Asset on or prior to the related Acquisition Date, and copies of any material updates or amendments thereto, within ten (10) Business Days after such updates or amendments become available; (B) each quarterly and annual financial reporting package received by the Borrower with respect to such Obligor and with respect to each Collateral Asset (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Collateral Asset), which delivery shall be made within twelve (12) Business Days after receipt by a Responsible Officer of the Borrower or the Collateral Manager (on behalf of the Borrower) as specified in the Related Documents and (C) the quarterly portfolio summary and quarterly internal valuations prepared by the Collateral Manager with respect to each Collateral Asset and Obligor, which delivery shall be made within thirty (30) days after the approval thereof by the Collateral Manager and which shall reflect the most current financial information received with respect to each Collateral Asset and Obligor at the time such portfolio summary or internal valuation is prepared (which shall include covenant and financial covenant testing as required pursuant to the related Underlying Loan Agreements);

(vi) within five (5) Business Days after the related Acquisition Date, financial reporting packages with respect to each Obligor thereof including (A) each Obligor’s (1) legal name and address, (2) jurisdiction, (3) tax identification number, (4) audited financial statements delivered under clause (iv) above and unaudited interim financial statements for the most recent fiscal year, (5) any internal credit memos produced by the Collateral Manager and (6) company forecasts including plans related to capital expenditures, (B) to the extent not otherwise included in clause (A) above, each Obligor’s (1) business model and company strategy, (2) details of the management team and (3) debt maturity schedule and any banking facility details with respect to other facilities and

(C) to the extent available to the Collateral Manager, such other information as any Lender may reasonably require for regulatory purposes relating to the Collateral Assets or the transactions contemplated hereby and so notified in writing to the Borrower;

(vii)  (A) with respect to any Broadly Syndicated Loan, to the extent requested by the Administrative Agent and reasonably available to the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, copies of any amendment, restatement, supplement, waiver or other modification to the Related Documents determined to be material by the Collateral Manager in accordance with the Collateral Management Standard and (B) with respect to any Middle Market Loan, to the extent reasonably available to the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, copies of ~~(x) in the case of any Middle Market Loan,~~ any amendment, restatement, supplement, waiver or other modification to the Related Documents determined to be material by the Collateral Manager in accordance with the Collateral Management Standard ~~or (y) in the case of any Broadly Syndicated Loan, any amendment, restatement, supplement, waiver or other modification to the Related Documents constituting a Material Modification~~, in each case, within ten (10) Business Days following the effectiveness of such amendment, restatement, supplement, waiver or other modification;

(viii) together with each Monthly Report delivered in accordance with Section 8.09, a Borrowing Base Calculation Statement and a certificate of a Responsible Officer of the Equityholder setting forth a calculation of the Tangible Net Worth of the Equityholder as of the end of the most recently ended fiscal quarter related to such financial statements; provided, that the Tangible Net Worth calculation required to be delivered pursuant to this clause (viii) which is made available via EDGAR, or any successor system of the SEC, in the Equityholder’s quarterly report on Form 10-Q, shall be deemed delivered to the Administrative Agent on the date such documents are made so available;

(ix) such other information as any Lender may reasonably require for regulatory purposes relating to the Collateral Assets or the transactions contemplated hereby and so notified in writing to the Borrower and the Collateral Manager; provided that such information is in the possession of the Borrower or the Collateral Manager, as applicable, or reasonably obtainable thereby without undue burden or expense and not subject to any applicable confidentiality restrictions prohibiting such disclosure to the Administrative Agent;

(x) promptly after written request therefor, such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of compliance or noncompliance with the Borrowing Base Test, the Collateral Quality Test or any Concentration Limitation) as the Required Lenders (through the Administrative Agent) may reasonably request;

(xi) promptly after a Responsible Officer of the Borrower, the Equityholder, or the Collateral Manager obtains actual knowledge thereof, notice of any action, suit, proceeding, dispute, offset, deduction, defense or counterclaim with respect to (x) the

Borrower, the Equityholder, or the Collateral Manager or (y) any Collateral that (A) is asserted by an Obligor with respect to such Obligor’s payment obligations under any Related Document with respect to any Collateral (or portion thereof) that would have a material adverse effect on the related Collateral Asset or (B) would reasonably be expected to have a Material Adverse Effect;

(xii) promptly after a Responsible Officer of the Borrower, the Equityholder, or the Collateral Manager obtains actual knowledge thereof, notice of the occurrence of any ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event;

(xiii) promptly after a Responsible Officer of the Borrower, the Equityholder, or the Collateral Manager obtains actual knowledge thereof, notice of any Asset Value Adjustment Event; and

(xiv) promptly, but no later than five (5) Business Days after a Responsible Officer’s obtaining knowledge or notice of the same, the Borrower shall notify the Administrative Agent and the Lenders in writing of any breach of any representation, warranty or covenant hereunder relating to Sanctions or Sanctioned Persons by itself that could reasonably be expected to (1) result in violation of Sanctions by any Lender, including, for the avoidance of doubt, becoming a Sanctioned Person, or (2) have a Material Adverse Effect.

(e) Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred and is continuing, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Administrative Agent or its designees; provided, further, that an officer or employee of the Borrower or the Collateral Manager shall have the opportunity to be present at any discussion between the Administrative Agent, any Lender or any other Person designated by the Administrative Agent, on the one hand, and the Borrower’s accountants, on the other hand. The Administrative Agent shall provide ten (10) Business Days’ prior notice to the Borrower and the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit.

(f) Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

(i) to fund or pay the purchase price of Eligible Collateral Assets or Eligible Investments owned or acquired by the Borrower in accordance with the terms and conditions set forth herein;

(ii) to fund additional extensions of credit under Delayed Drawdown Collateral Assets and Revolving Collateral Assets held by the Borrower, in each case in accordance with the terms of this Agreement;

(iii) to fund the Unfunded Reserve Account on or prior to the Commitment Termination Date to the extent the Unfunded Reserve Account is required to be funded pursuant to Section 8.05 (and the Borrower shall submit a Notice of Borrowing for a Borrowing Date falling no more than five and no less than one Business Day prior to the Commitment Termination Date with a Requested Amount sufficient to fully fund the Unfunded Reserve Account to the extent required under Section 8.05);

(iv) to make Restricted Payments to the extent permitted by Section 5.02(r); and

(v) to pay fees and expenses in connection with this Agreement and the other Facility Documents in accordance with the terms thereof;

provided that, Advances denominated in an Eligible Currency (other than Dollars) shall only be used to fund or pay the purchase price of Eligible Collateral Assets denominated in such Eligible Currency.

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X. Further, the Borrower shall not use the proceeds of any Advance in a manner that would cause such credit extension to become a “covered transaction” as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and Regulation W (12 C.F.R. Part 223), including any transaction where the proceeds of any Advance are used for the benefit of, or transferred to, a Person that the Borrower knows to be an “affiliate” (as defined in Regulation W) of a Lender.

(g) Information and Reports. Each Notice of Borrowing, each Monthly Report, each Borrowing Base Calculation Statement and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby (excluding financial projections, pro forma financial information and other forward-looking information, for which the Borrower only represents that such information was prepared in good faith and upon assumptions believed to be reasonable when so prepared) shall be true, complete and correct in all material respects as of the date such information is stated or certified (or, with respect to information of a general economic or general industry nature or information received from an Obligor or other third party not under the direction of the Borrower, the Collateral Manager or an Affiliate thereof, is true and correct in all material respects to the actual knowledge of the Borrower or the Collateral Manager), in each case after giving effect to all written updates provided by the Borrower or on its behalf to any such Secured Party.

(h) No Other Business. The Borrower shall not engage in any business or activity other than (i) borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Assets, Eligible Investments and the Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement and (ii) other activities that are incidental to the activities specified in clause (i).

(i)  Tax Matters.

(i) The Borrower shall (and each Lender hereby agrees to) treat the Advances and any Notes as debt for U.S. federal income tax purposes and will take no contrary position, unless otherwise required pursuant to a closing agreement with the IRS or a non-appealable judgment of a court of competent jurisdiction.

(ii) The Borrower shall pay and discharge when due all Taxes imposed on it or on its income or profits or any of its property, except for any Tax the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(iii) For U.S. federal income tax purposes, the Borrower shall (A) treat itself either (1) as a disregarded entity, for so long as it has a single equity owner for U.S. federal income tax purposes or (2) as a partnership in all other cases and (B) shall not make an election or permit any other action that would cause itself to be treated as a corporation for U.S. federal income tax purposes.

Notwithstanding any contrary agreement or understanding, the Equityholder, the Borrower, the Agents, the Collateral Administrator, the Custodian, the Securities Intermediary and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local Law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local Law.

(j) Collections. The Borrower (or the Collateral Manager on its behalf) shall direct any agent or administrative agent for any Collateral Asset or in the case of the Participation Interests (to the extent not elevated to a full assignment), the participation sellers, to remit all payments and collections with respect to such Collateral Asset and, if applicable, to direct the Obligor or participation seller with respect to such Collateral Asset to remit all such payments and collections with respect to such Collateral Asset directly to the Collection Account. The Borrower shall transfer, or cause to be transferred, all Collections to the appropriate Collection Account within two (2) Business Days following the date such Collections are received by the Borrower, the Equityholder, the Collateral Manager or any of their respective Affiliates.

(k) Priority of Payments. The Borrower shall instruct in writing (or cause the Collateral Manager to instruct in writing) the Collateral Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement.

(l) Acquisition of Collateral Assets from the Equityholder. Any acquisition of Collateral Assets by the Borrower from the Equityholder shall be effected pursuant to the Sale Agreement and subject in all respects to and the terms and conditions set forth therein and Section 10.02(vi).

(m) Anti-Corruption Laws and Anti-Money Laundering Laws. The Borrower shall, and the Borrower shall ensure that each Person directly or indirectly owning or controlling the Borrower and each Person directly or indirectly owned or controlled by the Borrower and, to the Borrower’s knowledge, any director, officer or employee of the foregoing shall: (i) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects, and shall maintain policies and procedures reasonably designed to promote compliance with such Anti-Money Laundering Laws and Anti-Corruption Laws; (ii) conduct any due diligence in connection with the transactions contemplated herein required to comply with such Anti-Money Laundering Laws; (iii) not, directly or knowingly indirectly, use any of the credit to fund, finance or facilitate any activities, business or transactions that are in violation of any such Anti-Corruption Laws or Anti-Money Laundering Laws; and (iv) not fund any repayment of the Obligations with proceeds that are directly or knowingly indirectly derived from any transaction or activity that is prohibited by any such Anti-Corruption Laws or Anti-Money Laundering Laws.

(n) [Reserved].

(o) Delivery of Loan Files. The Borrower shall comply, or cause the Collateral Manager on behalf of the Borrower to comply, with its obligations under Section 13.03.

(p) Beneficial Ownership Regulation. Promptly following any request therefor, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver to the Administrative Agent information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.

Section 5.02 Negative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full):

(a) Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents or to perform its obligations under the Facility Documents to which it is a party.

(b) Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets (other than dispositions permitted under this Agreement), or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the Payment in Full of the Obligations).

(c) Amendments to Constituent Documents, Etc. Without the consent of the Administrative Agent, it shall not (i) amend or modify its Constituent Documents, (ii) take any action inconsistent with its Constituent Documents and (iii) amend, modify or waive any non-ministerial term or provision in any Facility Document (other than in accordance with any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders).

(d) Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.

(e) Margin Requirements; Covered Transactions. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of Regulation U or Regulation X.

(f) Changes to Filing Information. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives not less than ten (10) days’ (or such shorter period as the Administrative Agent shall agree) prior written notice to the Administrative Agent and takes all actions that the Administrative Agent or the Required Lenders (through the Administrative Agent) reasonably request and determine to be necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral.

(g) Transactions with Affiliates. It shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale at par or for Fair Market Value shall be deemed to comply with this provision). The foregoing covenant (i) shall not apply to the execution, delivery and performance of the Facility Documents or the Borrower’s Constituent Documents, (ii) shall not prohibit the Borrower from making Restricted Payments permitted under Section 5.02(r) and (iii) shall not prohibit the Equityholder from transferring Collateral Assets, Cash or other assets to the Borrower in whole or in part as a capital contribution to the Borrower.

(h) Reserved.

(i) No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or assert any claim against any present or future Lender, by reason of the payment of any Taxes levied or assessed upon any part of the Collateral.

(j) Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any Indebtedness, obligations (including contingent obligations) or other liabilities, or issue any additional securities, whether debt or equity, in each case other than (i) the Obligations pursuant to or as expressly permitted by this Agreement and the other Facility Documents, (ii) pursuant to customary indemnification, expense reimbursement, funding obligations and similar provisions under the Related Documents, (iii) any commitment arising in the ordinary course of business to make a future investment or fund subsequent draws under Revolving Collateral Assets or Delayed Drawdown Collateral Assets or (iv) the issuance of additional ~~Capital Stock~~capital stock to the Equityholder. The Borrower shall not acquire any Collateral Asset or other property other than as expressly permitted hereunder.

(k) Validity of this Agreement. It shall not (i) permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenant or obligation with respect to this Agreement and (ii) except as permitted by this Agreement, take any action that would permit the Lien of this Agreement not to constitute a valid first-priority perfected security interest (subject to Permitted Liens) in the Collateral.

(l) Subsidiaries. It shall not have or permit the formation of any Subsidiaries; provided that this clause shall not apply to any Obligor that becomes a Subsidiary of the Borrower in connection with the receipt of equity securities with respect to a Collateral Asset, Eligible Investments or any exchange offer, a work-out or restructuring of a Collateral Asset or a bankruptcy of the related Obligor.

(m) Name. It shall not conduct business under any name other than its own.

(n) Employees. It shall not have any employees (other than any Responsible Officers and other officers and directors to the extent they are employees).

(o) ERISA. Except as would not constitute a Material Adverse Effect, neither it nor any member of its ERISA Group shall establish or contribute to any Plan or Multiemployer Plan. Neither its underlying assets nor the Collateral shall constitute “plan assets” (within the meaning of Section 3(42) of ERISA).

(p) Non-Petition. The Borrower shall not be party to any agreements under which it has any material obligation or liability (direct or contingent) without using commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for loan agreements, related loan documents, bond indentures and related bond documents, any agreements related to the purchase and sale of any Collateral Asset which contain customary (as determined by the Collateral Manager) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager) loan trading documentation, customary service contracts and engagement letters entered into in connection with the Collateral Assets and any agreement that does not impose a material obligation on the Borrower and that is of a type that customarily does not include “non-petition” or “limited recourse” provisions.

(q) Certificated Securities. The Borrower shall not acquire or hold any Certificated Securities in bearer form (other than securities not required to be in registered form under Section 163(f)(2)(A) of the Code) in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165-12(c) (as determined by the Collateral Manager).

(r) Restricted Payments. The Borrower shall not make any Restricted Payment other than (i) with respect to amounts received by the Borrower in accordance with Section 9.01 (in the case of Interest Proceeds and Principal Proceeds) or any other provision of this Agreement or the Facility Documents which expressly requires or permits payments to be made to or amounts to be reimbursed to the Equityholder, (ii) using Advance proceeds, (iii) on the date of any CLO Takeout and using the proceeds of such CLO Takeout, if the Borrowing Base Test is satisfied immediately prior to and immediately after giving effect to such distribution or (iv) using Principal Proceeds up to an amount equal to (A) the amount of any Advances repaid by the Borrower using one or more contributions from the Equityholder minus (B) any amounts described in clause (A) which have previously been distributed to the Borrower or the Equityholder pursuant to Section 9.01(a)(ii) or (v) using Principal Proceeds on any Business Day, so long as the Restricted Payment Condition is satisfied at the time of such distribution; provided that any Restricted Payment pursuant to clause (iv) shall be permitted only (x) within ninety (90) days of the date of the related contribution from the Equityholder or (y) if the Restricted Payment Condition is satisfied; provided, further, that any Restricted Payment made pursuant to clause (iii) ~~or~~, (iv) or (v) shall be permitted only so long as no Event of Default (or, solely in the case of clause (iv), any Default) is continuing and the Borrowing Base Test is satisfied after giving effect to such distribution.

(s)  Amendments to Collateral Assets. The Borrower (and the Collateral Manager on its behalf) shall not consent to any amendment or waiver of or supplement to any Collateral Asset or any Related Document for any Collateral Asset (i) that would result in a Default an Event of Default or (ii) after the occurrence and during the continuance of an Event of Default. ~~The Borrower (and the Collateral Manager on its behalf) shall not consent to any extension or postponement of the maturity date with respect to any Collateral Asset without the prior written consent of the Administrative Agent; provided that the Administrative Agent shall use reasonable efforts to reply to any such request for consent within seven (7) days of such request. It is understood and agreed that any failure to provide consent within seven (7) days shall not in any way prejudice the consent rights of the Administrative Agent hereunder.~~

(t) Obligor Payment Instructions. The Borrower shall not make any change, or permit the Collateral Manager to make any change, in its instructions to Obligors, agent banks or administrative agents on the Collateral Assets regarding payments to be made with respect to the Collateral Assets to the Collection Account, unless the Administrative Agent has consented to such change. The Borrower further agrees that it shall (or it shall cause the Collateral Manager

to) provide prompt notice to the Administrative Agent of any misdirected or errant payments made by any Obligor with respect to any Collateral Asset and direct such Obligor to make payments as required hereunder to the extent a Responsible Officer of the Borrower or the Collateral Manager, as applicable, has actual knowledge of such misdirected or errant payments.

(u) Sanctions. The Borrower shall not, and shall ensure that any Person directly or indirectly owning or controlling the Borrower or any Person directly or indirectly owned or controlled by the Borrower and, any director, officer or employee of any the Borrower will not, directly or knowingly indirectly, use the proceeds of any Advance hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund, finance, or facilitate any activities, business or transactions of or with a Sanctioned Person in violation of Sanctions, or (ii) in any other manner that is prohibited by Sanctions or that would otherwise cause any Lender to be in breach of any Sanctions. The Borrower shall, and shall ensure that any Person directly or indirectly owning or controlling the Borrower or any Person directly or indirectly owned or controlled by the Borrower and, any director, officer or employee of any the Borrower will, comply with all applicable Sanctions, and maintain policies and procedures reasonably designed to promote compliance with Sanctions. The Borrower shall not fund any repayment of the Obligations with proceeds derived, directly or knowingly indirectly, from any transaction that is prohibited by Sanctions or that would otherwise cause any Lender or any other party to this Agreement to be in breach of any Sanctions.

Section 5.03 Affirmative Covenants of the Equityholder and the Collateral Manager

The Collateral Manager, on behalf of itself and the Equityholder, covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full):

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply with all Applicable Laws relative to the conduct of its business or to its assets, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party and its Constituent Documents and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out (A) its business and (B) the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party, except, in the case of clause (v), where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b) Information and Reports.

(i) Each Notice of Borrowing, each Monthly Report, each Borrowing Base Calculation Statement and all other written information, reports, certificates and statements furnished by the Collateral Manager to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified.

(ii) The Collateral Manager shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender) from time to time such additional information regarding the Collateral (including reasonably detailed calculations of the Borrowing Base Test and the Collateral Quality Test) as the Required Lenders (through the Administrative Agent) may reasonably request in writing.

(iii) The Collateral Manager shall provide to the Collateral Administrator any information that the Collateral Manager is expressly required to provide to the Collateral Administrator under this Agreement in connection with the Collateral Administrator’s preparation of each Monthly Report and, to the extent reasonably available to the Collateral Manager, any other information that the Collateral Administrator may reasonably require in connection with the Collateral Administrator’s preparation of each Monthly Report.

(iv) The Collateral Manager shall comply (or cause the Borrower to comply) with its obligations under Section 13.03.

(v) The Collateral Manager shall promptly, but no later than five (5) Business Days after becoming aware thereof, notify the Administrative Agent and the Lenders in writing of any breach of any representation, warranty or covenant hereunder relating to Sanctions or Sanctioned Persons by itself that could reasonably be expected to (1) result in violation of Sanctions by any Lender, including, for the avoidance of doubt, becoming a Sanctioned Person, or (2) have a Material Adverse Effect.

(c) Notice of Default. Within five (5) Business Days after a Responsible Officer of the Collateral Manager or the Equityholder obtains actual knowledge of the occurrence and continuance of any (A) Default (provided that if such Default or Event of Default is subsequently cured within the time periods set forth herein, the failure to provide notice of such Default shall not itself result in an Event of Default hereunder) or (B) Event of Default, the Collateral Manager shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Collateral Manager setting forth the details thereof and the action which the Collateral Manager is taking or proposes to take with respect thereto; provided that the Collateral Manager shall not be obligated to deliver such certificate to the extent that a Responsible Officer of the Borrower delivers a certificate with respect to such Default or Event of Default pursuant to Section 5.01(d)(iii).

(d) Access to Records and Documents. It shall permit the Administrative Agent (or, if Independent Accountants are not engaged by the Collateral Manager or the Borrower, PricewaterhouseCoopers or another nationally recognized audit firm selected by the Administrative Agent with prior notice to the Borrower and subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, but, so long as no Event of Default has occurred and is continuing, no more than one (1) time per calendar year, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred and is continuing, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Administrative Agent or its respective designees; provided, further, that an officer or employee of the Collateral Manager shall have the opportunity to be present at any discussion between the Administrative Agent, any Lender or any other Person designated by the Administrative Agent, on the one hand, and the Collateral Manager’s accountants, on the other hand. The Administrative Agent shall provide ten (10) Business Days’ prior notice to the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit. Any such visit and inspection shall be made simultaneously with any visit and inspection pursuant to Section 5.01(e).

(e) Notice of Material Modification. Within seven (7) Business Days after a Responsible Officer of the Collateral Manager obtains actual knowledge of the occurrence of a Material Modification, the Collateral Manager shall deliver to the Administrative Agent (with a copy to the Collateral Administrator) a notice setting forth the details thereof and attaching a copy of the related amendment or waiver.

(f) Collections. The Collateral Manager shall direct any agent or administrative agent in respect of any Collateral Asset (or in connection with any Participation Interest to the extent not elevated to full assignment, any participation seller) to remit all payments and collections with respect to such Collateral Asset and, if applicable, to direct the Obligor with respect to such Collateral Asset to remit all such payments and collections with respect to such Collateral Asset directly to the Collection Account.

(g) Anti-Money Laundering Laws and Anti-Corruption Laws. Each of the Collateral Manager and the Equityholder shall, and shall ensure that each Person directly or indirectly owning or controlling the Collateral Manager or the Equityholder and each Person directly or indirectly owned or controlled by the Collateral Manager or the Equityholder and, to the Collateral Manager’s or the Equityholder’s knowledge, any director, officer or employee of the foregoing will: (i) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects, and maintain policies and procedures reasonably designed to promote compliance with Anti-Money Laundering Laws and Anti-Corruption Laws; (ii) conduct due diligence in connection with the transactions contemplated herein required to comply with such Anti-Money Laundering Laws; (iii) ensure that the Borrower does not, directly or knowingly indirectly, use the proceeds of any Advance hereunder to fund, finance, or facilitate any activities, business or transactions that are in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; and (iv) ensure that the Borrower does not fund any repayment of the Obligations with proceeds that are directly or knowingly indirectly derived from any transaction or activity that is prohibited by any Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 5.04 Negative Covenant of the Equityholder and the Collateral Manager

The Collateral Manager, on behalf of itself and the Equityholder, covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full):

(a) Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to perform its obligations under the Facility Documents to which it is a party.

(b) Sanctions. None of the Collateral Manager, the Equityholder, any Person directly or indirectly owning or controlling the Collateral Manager or the Equityholder, or any Person directly or indirectly owned or controlled by the Collateral Manager or the Equityholder and, any director, officer or employee of the Collateral Manager or the Equityholder will, directly or indirectly, use the proceeds of any Advance hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund, finance or facilitate any activities, business or transactions of or with a Sanctioned Person or (ii) in any manner that is prohibited by Sanctions or that would otherwise cause any Lender to be in breach of any Sanctions. Each of the Collateral Manager and the Equityholder shall, and shall ensure that any Person directly or indirectly owning or controlling the Collateral Manager and the Equityholder or any Person directly or indirectly owned or controlled by the Collateral Manager and the Equityholder and, any director, officer or employee of the Collateral Manager and the Equityholder will, comply with all applicable Sanctions, and shall maintain policies and procedures reasonably designed to promote compliance with Sanctions.

Section 5.05 Certain Undertakings Relating to Separateness

Without limiting any, and subject to all, other covenants of the Borrower, Collateral Manager and Equityholder contained in this Agreement:

(a) The Borrower shall maintain its bank accounts, books, accounting and other records separate from those of any other Person, except that the accounts of the Borrower may be included in the consolidated financial statements of the Equityholder as required by GAAP or Applicable Law.

(b) The Borrower shall not commingle or pool any of its funds or assets with those of any Affiliate or any other Person, and shall hold all of its assets in its own name, except as otherwise permitted or required under the Facility Documents.

(c) The Borrower shall pay its own debts, liabilities and expenses only out of its own assets as the same shall become due; provided that the Borrower may share overhead expenses with another Person so long as such expenses are allocated fairly and reasonably between the Borrower and such other Person.

(d) The Borrower has observed, and shall observe, in all material respects all (A) limited liability company formalities and (B) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence.

(e) The Borrower shall have at least one (1) Independent Director at all times; (it being understood that the Borrower shall not be in violation of the requirement to have at least one (1) Independent Director after the earlier of an Independent Director resigning or becoming deceased, incapacitated or disabled so long as a new Independent Director is appointed within thirty (30) days after a Responsible Officer of the Borrower has actual knowledge or receives written notice thereof).

(f) The Borrower shall not (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person, except, in each case, as permitted by or pursuant to the Facility Documents.

(g) The Borrower shall, at all times, hold itself out to the public as a legal and economic entity separate from any other Person, shall not identify itself as a division of any other Person and shall correct any known misunderstanding regarding its separate identity; provided that the assets, liabilities and operating results of the Borrower may be consolidated for accounting purposes and included in consolidated financial statements of the Equityholder as required by GAAP or Applicable Law.

(h) The Borrower shall not seek its dissolution or winding up in whole or in part or divide or permit any division of the Borrower.

(i) Any transaction between the Borrower and its Affiliates shall be on arm’s-length terms; provided that the foregoing (i) shall not apply to the execution, delivery and performance of the Facility Documents, the Borrower’s Constituent Documents, (ii) shall not prohibit the Borrower from making Restricted Payments permitted under Section 5.02(r) and (iii) shall not prohibit the Equityholder from transferring Collateral Assets, Cash or other assets to the Borrower in whole or in part as a capital contribution to the Borrower.

(j) Except as provided in the Facility Documents, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person.

(k) Except as provided in the Facility Documents, the Borrower shall not acquire any securities or debt instruments of the Equityholder, its Affiliates or any other Person (except for equity interests in Obligors in connection with the exercise of any remedies with respect to a Collateral Asset or any exchange offer, work-out or restructuring of a Collateral Asset).

(l) The Borrower shall not make loans or advances to any Person, except for the Collateral Assets and as permitted by or pursuant to the Facility Documents.

(m) The Borrower shall make no transfer of its Collateral Assets, except as permitted by or pursuant to the Facility Documents.

(n) The Borrower shall file its own Tax returns, if any, as may be required under Applicable Law, to the extent that the Borrower is (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a disregarded entity separate from its sole owner of another taxpayer for Tax purposes, within the meaning of Treasury Regulation Section 301.7701-3 and pay any Taxes so required to be paid by it under Applicable Law (other than Taxes which are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP).

(o) The Borrower shall, to the extent used in its business, use separate stationery, invoices and checks.

(p) The Borrower shall maintain adequate capital in light of its contemplated business operations; provided, however, that the foregoing shall not require the Equityholder to make capital contributions to the Borrower.

(q) The Borrower shall at all times be organized as a special purpose entity and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its Constituent Documents in a manner that would adversely affect the existence of the Borrower as a bankruptcy-remote special purpose entity.

(r) The Borrower shall at all times conduct its business so that any assumptions made with respect to the Borrower in any “true sale” and “substantive non-consolidation” opinion letter delivered in connection with the Facility Documents will continue to be true and correct, but solely to the extent that said opinion letters expressly require such assumptions to remain true and correct at all times in order for such letters’ underlying opinions to be valid.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default

“Event of Default”, wherever used herein, means the occurrence of any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative body or Governmental Authority):

(a) a default in the payment, when due and payable, of any Interest, Commitment Fee or other Obligations not specified in clause (b) below and such default has not been cured within three (3) Business Days after the due date of such payment; provided that, in the case of a default in payment resulting from a failure to disburse amounts solely due to an administrative error or omission of the Collateral Agent, such default will not cause an Event of Default unless such failure continues for five (5) Business Days after a Responsible Officer of the Borrower, the Equityholder or the Collateral Manager, as applicable, obtains actual knowledge of such default;

(b) (i) the Borrower fails to repay the Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been asserted) in full on the Final Maturity Date or (ii) the failure to make a payment in an amount necessary to satisfy the Mandatory Amortization Amount on the applicable Payment Date and such default has not been cured within three (3) Business Days after the due date of such payment; provided that, in the case of a default in payment under clause (ii) resulting from a failure to disburse amounts solely due to an administrative error or omission of the Collateral Agent, such default will not cause an Event of Default unless such failure continues for five (5) Business Days after a Responsible Officer of the Borrower, the Equityholder or the Collateral Manager, as applicable, obtains actual knowledge of such default;

(c) the Borrower or the pool of Collateral becomes, or becomes subject to regulation as, an “investment company” under Section 8 of the Investment Company Act;

(d) a default in any respect in the performance, or breach in any material respect, of any covenant or agreement of the Borrower, the Equityholder or the Collateral Manager under Section 5.01(a)(ii), 5.01(c), 5.01(d)(i), (ii) or (iii), 5.01(e), 5.01(f), 5.01(h), 5.01(j), 5.01(k), 5.01(p), 5.02, 5.03(a)(ii), 5.03(d), 5.03(f), 5.04 or 5.05;

(e)  except as otherwise provided in this Section 6.01, a default in any material respect in the performance, or breach in any material respect, of any covenant or agreement of the Borrower or the Equityholder under this Agreement or the other Facility Documents to which it is a party, or the failure of any representation or warranty of the Borrower or the Equityholder made in this Agreement or in any other Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty (30) days after the earlier of (i) written notice to the Borrower, the Collateral Manager and the Equityholder by the Administrative Agent, and (ii) actual knowledge of a Responsible Officer of the Borrower, the Equityholder or the Collateral Manager, as applicable; provided that the existence of a Borrowing Base Deficiency shall be subject to clause (n) below; provided, further, that any failure to satisfy a Collateral Quality Test shall not be considered an Event of Default; provided, further, that, any inaccurate representation that a Collateral Asset is an Eligible Collateral Asset hereunder or under the Sale Agreement shall cease to constitute an Event of Default if the Equityholder complies with Section 6.1 of the Sale Agreement;

(f) the rendering of one or more final judgments, decrees or orders against the Borrower or the Equityholder by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $1,000,000 (in the case of the Borrower) or $10,000,000 (in the case of the Equityholder) (in each case exclusive of judgment amounts to the extent covered by applicable insurance), and the Borrower or the Equityholder, as applicable, shall not have either (x) satisfied, discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within thirty (30) days from the date of entry thereof;

(g) the Borrower shall have made payments of amounts in excess of $1,000,000 in settlement of any litigation, claim or dispute (exclusive of settlement amounts fully covered by insurance);

(h) an Insolvency Event relating to the Borrower or the Equityholder occurs;

(i) (i) any Facility Document or any material provision thereof shall (except in accordance with its terms) terminate, cease to be effective or cease to be legally valid, binding and enforceable, (ii) the Borrower, the Equityholder, the Collateral Manager or any Governmental Authority shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first-priority perfected security interest of the Collateral Agent, except as otherwise expressly permitted in accordance with the applicable Facility Document;

(j) (i) the IRS shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any asset of the Borrower, and such Lien shall not have been released within five (5) Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any asset of the Borrower, and such Lien shall not have been released within five (5) Business Days;

(k) a Change of Control occurs;

(l) a Collateral Manager Default occurs;

(m) (i) failure of the Borrower to maintain at least one (1) Independent Director (it being understood that the Borrower shall not be in violation of the requirement to have at least one (1) Independent Director after the earlier of an Independent Director resigning or becoming deceased, incapacitated or disabled so long as a new Independent Director is appointed within thirty (30) days after a Responsible Officer of the Borrower has actual knowledge or receives written notice thereof), (ii) the removal of any Independent Director of the Borrower without “Cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower, (iii) an Independent Director of the Borrower that does not satisfy the criteria set forth in the definition of “Independent Director” shall be appointed without the consent of the Required Lenders or (iv) the Borrower shall otherwise fail to qualify as a bankruptcy-remote entity based upon the criteria set forth in this Agreement, such that reputable counsel of national standing could no longer render a substantive nonconsolidation opinion with respect to the Borrower, on the one hand, and the Equityholder and the Collateral Manager, on the other hand (it being understood and agreed that no such nonconsolidation opinion need to be delivered to satisfy this clause (m)(iv));

(n) a Borrowing Base Deficiency shall occur and be continuing after the end of the Borrowing Base Deficiency Cure Period; provided that, during the period of time that such event remains unremedied, any payments required to be made by the Collateral Manager on a Payment Date shall be made under Section 9.01(a)(iii);

(o) subject in each case to Section 9.01, the failure of the Borrower on any date to maintain an amount equal to the Unfunded Reserve Required Amount on deposit in the Unfunded Reserve Account in accordance with this Agreement and, solely during the Reinvestment Period, such failure shall continue for five (5) Business Days;

(p) the failure of the Borrower or the Equityholder to make any payment when due (after giving effect to any related notice period or requirement or grace period) under one or more agreements for borrowed money to which it is a party and the Indebtedness for borrowed money thereunder is in an amount in excess of $1,000,000 (in the case of the Borrower) or $10,000,000 (in the case of the Equityholder), individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such Indebtedness;

(q) the Equityholder shall fail to maintain a minimum Tangible Net Worth of at least $300,000,000 unless the Administrative Agent waives this clause (q) in its sole discretion; or

(r) the Equityholder fails to maintain its status as a “business development company” under the Investment Company Act.

With respect to any notice that may be furnished by an Agent to the Borrower pursuant to Sections 6.01(e), upon written request therefor to the applicable Agent, the Required Lenders may direct such Agent to provide such notice to the Borrower. Such Agent shall promptly thereafter provide such notice to the Borrower.

Section 6.02 Remedies

(a) Upon the occurrence and during the continuance of any Event of Default, subject to Section 6.04(e) in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including (and subject to) Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent shall, at the request of, or may with the consent of, the Required Lenders by notice to the Borrower (with a copy to the Collateral Agent), do any one or more of the following: (1) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, (2) declare the Final Maturity Date to have occurred, and (3) declare the principal of and the accrued interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (h) of Section 6.01 with respect to the Borrower, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action or notice by any party.

(b) Upon the occurrence and during the continuance of an Event of Default, subject to Section 6.04(e) the Administrative Agent may, or shall upon the direction of the Required Lenders, exercise (or direct the Collateral Agent, as applicable, to exercise) any and all rights with respect to the Collateral, including: (u) the exercise of the Collateral Manager’s rights and obligations under the Facility Documents (including the right to direct the Collateral Manager to exercise such rights), including its unilateral power to (A) consent to modifications to Collateral Assets, (B) take any discretionary action with respect to Collateral Assets and (C) direct the sales and other dispositions of Collateral Assets; (v) the termination of the Collateral Manager’s rights to exercise any rights or take any action with respect to the Collateral; (w) the transfer of the Collateral Manager’s rights and obligations under the Facility Documents to a successor Collateral Manager; provided that the Equityholder shall have the right to approve any such successor Collateral Manager, such approval not to be unreasonably withheld, conditioned or delayed (it being understood (a) the Equityholder may follow its customary procedures for obtaining approval from its board of directors prior to providing such approval and that any failure or delay in obtaining board approval shall not be deemed unreasonable and (b) any failure or delay of the Equityholder to approve a successor Collateral Manager due to the Equityholder or its board of directors taking any other steps or obtaining any other consents as required by Applicable Law shall not be considered unreasonable); (x) requiring the Collateral Manager to obtain the consent of the Administrative Agent before agreeing to any modification of any Collateral Asset, taking any discretionary action with respect to any Collateral Asset or causing the Borrower to sell or otherwise dispose of any Collateral Asset; (y) requiring the Collateral Manager to cause the Borrower to sell or otherwise dispose of any Collateral Asset as directed by the Administrative Agent pursuant to Section 7.03, and (z) with respect to any specific Collateral Asset, to require the Collateral Manager to take such discretionary action with respect to such Collateral Asset as directed by the Administrative Agent.

Section 6.03 Power of Attorney

(a) The Borrower hereby irrevocably appoints the Administrative Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Facility Document, (v) to give notice to the Obligors and related agents of the Collateral Agent’s interest in the Collateral and the obligation to make payments as directed by the Administrative Agent, and (vi) to exercise directly the Collateral Manager’s rights and obligations under this Agreement, including the exercise of rights set forth in Section 6.02(b), if and to the extent that the Collateral Manager has not complied with any direction given by the Administrative Agent in accordance with this Agreement within three (3) Business Days after the Business Day on which such direction was given to the Collateral Manager; provided that no such direction or lapse of time shall be required after the occurrence and during the continuance of a Collateral Manager Default. Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(b) No person to whom this power of attorney is presented as authority for the Administrative Agent to take any action or actions contemplated by clause (a) shall inquire into or seek confirmation from the Borrower as to the authority of the Administrative Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a), which is intended to grant to the Administrative Agent unconditionally the authority to take and perform the actions contemplated herein, and to the extent permitted by Applicable Law, the Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (a) is coupled with an interest and may not be revoked or canceled by the Borrower until all obligations of the Borrower under the Facility Documents have been Paid in Full and the Administrative Agent has provided its written consent thereto.

(c) Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 6.03 shall only be exercisable after the occurrence and during the continuance of an Event of Default.

Section 6.04 Sales

(a) Each of the Borrower and the Collateral Manager recognizes that an Agent may be unable to effect a public sale of any or all of the Collateral and may be compelled to resort to one or more private sales thereof. Each of the Borrower and the Collateral Manager acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of being a private sale.

(b) Each of the Borrower and the Collateral Manager further agrees that a breach of any of their covenants contained in this Section 6.04 will cause irreparable injury to the Agents, that the Agents have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.04 shall be specifically enforceable against the Borrower and the Collateral Manager, and each of the Borrower and the Collateral Manager hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that there has been a Payment in Full.

(c) Pursuant to the UCC, each of the Borrower and the Collateral Manager hereby specifically agrees (x) that it shall not raise any objection to a Secured Party’s purchase of the Collateral (through bidding on the obligations or otherwise) and (y) that a foreclosure sale conducted in conformity with the principles set forth in various no action letters promulgated by the SEC staff (1) shall be considered to be a “public” sale for purposes of the UCC and (2) shall be considered to be commercially reasonable notwithstanding that a Secured Party purchases the Collateral at such a sale.

(d) Each of the Borrower and the Collateral Manager agrees that the Collateral Agent shall not have any general duty or obligation to make any effort to obtain or pay any particular price for any Collateral sold by the Collateral Agent pursuant to this Agreement. The Collateral Agent may, at the direction of the Administrative Agent, among other things, accept the first bid received, or decide to approach or not approach any potential purchasers. Each of the Borrower and the Collateral Manager hereby agrees that the Collateral Agent shall have the right to conduct, and shall not incur any liability as a result of, the sale of any Collateral, or any part thereof, at any sale conducted in a commercially reasonable manner, it being agreed by the parties hereto that some or all of the Collateral is or may be of one or more types that threaten to decline speedily in value. The Borrower and the Collateral Manager hereby waive any claims against the Secured Parties arising by reason of the fact that the price at which any of the Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Borrower’s obligations under the Agreement, even if the Collateral Agent accepts the first bid received and does not offer any Collateral to more than one bidder. Without in any way limiting the Collateral Agent’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable, each of the Borrower and the Collateral Manager hereby agrees that any foreclosure sale conducted in accordance with the following provisions shall be considered a commercially reasonable sale, and each of the Borrower and the Collateral Manager hereby irrevocably waives any right to contest any such sale conducted in accordance with the following provisions:

(i)  the Collateral Agent conducts such foreclosure sale in the State of New York;

(ii)  such foreclosure sale is conducted in accordance with the Laws of the State of New York; and

(iii) not more than thirty days before, and not less than five (5) Business Days in advance of such foreclosure sale, the Collateral Agent notifies the Borrower and the Collateral Manager at the address set forth herein of the time and place of such foreclosure sale.

(e) Notwithstanding anything to the contrary herein or in any Facility Document, in connection with any liquidation or disposition of the Collateral, including without limitation, upon the termination of the Commitments following the occurrence and during the continuation of an Event of Default, the Equityholder or any of its Affiliates, any fund managed by the Equityholder or any of its Affiliates, and/or any third party designees shall have the right to purchase the Collateral subject to such liquidation or at a purchase price at least equal to the sum of the then accrued and outstanding Obligations, as reasonably determined by the Administrative Agent. Any such party may exercise such right by delivering written notice to the Administrative Agent (an “Exercise Notice”) which shall include a proposed purchase price and be delivered not later than three (3) Business Days after the date on which the Borrower receives notice from the Administrative Agent of the occurrence of such Event of Default and termination of the Commitments, as applicable, and the intent of the Administrative Agent to liquidate or dispose of the Collateral, and which Exercise Notice shall set forth evidence reasonably satisfactory to the Administrative Agent that the Equityholder has access to sufficient capital to consummate such purchase in accordance with this clause (e). Once an Exercise Notice is delivered to the Administrative Agent, the delivering party (or its designated Affiliate or managed fund) shall be obligated, irrevocably and unconditionally, to purchase the Collateral, at the price referenced above, for settlement within the normal settlement period for such Collateral. The cash purchase price must be received no later than ten (10) Business Days following delivery of the Exercise Notice. Neither the Collateral Agent, the Administrative Agent nor any Lender shall assert any right or remedy in respect of the Collateral, including any right described in Section 6.02(b) or Section 7.03, or cause the removal of the Collateral

Manager pursuant to Section 14.08, or cause the liquidation or disposition of the Collateral Assets to occur, in each case during the time that the Equityholder and its Affiliates are entitled to provide an Exercise Notice and purchase the Collateral pursuant to this Section 6.04(e).

ARTICLE VII

PLEDGE OF COLLATERAL;

RIGHTS OF THE COLLATERAL AGENT

Section 7.01 Grant of Security

(a) The Borrower hereby grants, pledges and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(i) all Collateral Assets and Related Documents, both now and hereafter owned, including all Collections and other Proceeds thereon or with respect thereto;

(ii) each Covered Account and all Money and all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii) all interest, dividends, stock dividends, stock splits, distributions and other Money or property of any kind distributed in respect of the Collateral Assets of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of all Collateral Assets;

(iv) each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(v) all Cash or Money;

(vi) all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(vii) all securities, loans and investments, and all other property of any type or nature in which the Borrower has an interest (including the equity interests of each Subsidiary of the Borrower), and all property of the Borrower which is delivered to the Custodian by or on behalf of the Borrower (whether or not constituting Collateral Assets or Eligible Investments);

(viii) all Liens, Related Security, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(ix) all Proceeds of any and all of the foregoing.

(b) All terms used in this Section 7.01 but not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC as applicable.

Section 7.02 Release of Security Interest

If and only if all Obligations have been Paid in Full, the Administrative Agent shall provide notice of the same to the Collateral Agent, the Collateral Agent’s Lien over the Collateral on behalf of the Secured Parties shall be automatically terminated and the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall prepare and reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral; provided that the Collateral Agent shall also promptly release or terminate the Secured Parties’ security interest in the Collateral in connection with any sale of Collateral permitted under this Agreement. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately and automatically terminate without further act, the Administrative Agent shall promptly provide notice of the same to the Collateral Agent, and the Collateral Agent shall, on behalf of the Secured Parties and at the expense of the Borrower, execute, deliver and authorize for filing such instruments as the Borrower shall prepare and reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03 Rights and Remedies

(a) The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, and subject to Section 6.04(e), the Collateral Agent or its designees shall, acting solely at the written direction of the Administrative Agent or the Required Lenders acting through the Administrative Agent, (i) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other document relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the Proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower promptly take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) make copies of all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. In the absence of written direction of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), the Collateral Agent shall take no action. The Collateral Agent shall not be liable to the Administrative Agent, the Required Lenders or any other party for any action taken or omitted to be taken at the direction of the Administrative Agent or the Required Lenders (acting through the Administrative Agent) or any inaction in the absence thereof.

(b) The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, and subject to Section 6.04(e), at the request of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (a) through (b) of this Section 7.03 the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable until the Obligations are Paid in Full), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as expressly required by Applicable Law, without notice to the Borrower. Such appointment shall in no way impose upon the Collateral Agent any obligation to take any such action unless specifically directed to do so and subject to the receipt of an indemnity from the Lenders reasonably satisfactory to it.

Section 7.04 Remedies Cumulative

Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05 Related Documents

(a) Each of the Borrower and the Collateral Manager hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of the Administrative Agent, promptly forward to the Administrative Agent all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral, and (ii) upon the written request of the Administrative Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent (in its reasonable discretion).

(b) The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee. In addition, in accordance with this Agreement, promptly (and in any event within five (5) Business Days) following its acquisition of any Collateral Asset, the Borrower shall deliver (or cause to be delivered) to the Custodian the Required Loan Documents (to the extent in the possession of the Collateral Manager or the Borrower, or otherwise available to the Collateral Manager on the relevant deal site).

Section 7.06 Borrower Remains Liable

(a) Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements to which it is a party included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b) No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, or the transactions contemplated hereby or thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of Law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.

Section 7.07 Protection of Collateral

The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements and continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary to secure the rights and remedies of the Secured Parties hereunder and to:

(a) grant security more effectively on all or any portion of the Collateral;

(b) maintain, preserve and perfect any grant of security made or to be made by this Agreement including the first-priority nature of the Lien (subject to Permitted Liens) or carry out more effectively the purposes hereof;

(c) perfect or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary or desirable as a result of changes in Applicable Law);

(d) enforce any of the Collateral or other instruments or property included in the Collateral;

(e) preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the other Secured Parties in the Collateral against the claims of all third parties; and

(f) pay or cause to be paid any and all Taxes levied or assessed upon all or any part of the Collateral (other than Taxes which are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP).

If the Borrower fails to prepare and file any instrument or to take any action required pursuant to this Section 7.07 within ten (10) Business Days after the Administrative Agent’s request and written instruction therefor, the Borrower hereby designates the Collateral Agent as its agent to prepare and file such instrument and take such action required pursuant to this Section 7.07. The Borrower further authorizes, but does not obligate, the Collateral Agent to file UCC-1 financing statements and continuation statements therefor, that name the Borrower as debtor and the Collateral Agent as secured party and that describes “all assets in which the debtor now or hereafter has rights” (or words of similar effect) as the Collateral in which the Collateral Agent has a grant of security hereunder. Such designation shall not impose upon the Collateral Agent or the Administrative Agent or any other Secured Party, or release or diminish, the Borrower’s obligations under this Section 7.07.

Notwithstanding the generality of the foregoing, the Borrower shall, not earlier than six (6) months and not later than one (1) month prior to the fifth (5th) anniversary of the date of filing of any financing statement filed pursuant to this Agreement authorize, deliver and file or cause to be filed an appropriate continuation statement with respect to each such financing statement.

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01 Collection of Money

Except as otherwise expressly provided herein, the Administrative Agent may and the Collateral Agent shall at the direction of the Administrative Agent (or the Required Lenders

acting through the Administrative Agent) demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be established and maintained under the Account Control Agreement with a Qualified Institution. Any Covered Account may contain any number of subaccounts for the convenience of the Collateral Agent or as required by the Collateral Manager for convenience in administering the Covered Accounts or the Collateral.

Section 8.02 Collection Account

(a) In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Bank two (2) segregated non-interest bearing trust accounts in the name of the Borrower, one of which will be designated the “Interest Collection Account” and one of which designated the “Principal Collection Account” (collectively, the “Collection Account”), which shall be maintained by the Borrower with the Bank in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The Collateral Agent shall from time to time deposit into the Interest Collection Account promptly upon receipt thereof all Interest Proceeds received by the Collateral Agent and identified as such by the Collateral Manager. The Collateral Agent shall from time to time deposit into the Principal Collection Account promptly upon receipt thereof all Principal Proceeds (unless simultaneously reinvested in additional Collateral Assets in accordance with Article X or required to be deposited in the Unfunded Reserve Account pursuant to Section 8.05) received by the Collateral Agent and identified as such by the Collateral Manager. All funds deposited from time to time in the Collection Account pursuant to this Agreement shall be held on behalf of the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided.

(b) At any time when reinvestment is permitted pursuant to Article X, the Collateral Manager on behalf of the Borrower (subject to compliance with Article X) may, by delivery of written instructions (which may be a .pdf or similar file sent by email) of a Responsible Officer of the Collateral Manager to the Collateral Agent and the Collateral Administrator, direct the Collateral Agent to, and upon receipt of such instructions the Collateral Agent shall, withdraw funds on deposit in the Collection Account representing Principal Proceeds (together with accrued interest received with regard to any Collateral Asset and Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Asset) and reinvest such funds in additional Collateral Assets in accordance with such instructions. If at any time the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Reserve Required Amount, the Collateral Manager (on behalf of the Borrower) may, by delivery of written instructions (which may be a .pdf or similar file sent by email) of a Responsible Officer of the Collateral Manager to the Collateral Agent and the Collateral Administrator, direct the Collateral Agent to, and upon receipt of such instructions the Collateral Agent shall, withdraw funds on deposit in the Collection Account representing Principal Proceeds and remit such funds as so directed by the Collateral Manager to meet the Borrower’s funding obligations in respect of Delayed Drawdown Collateral Assets or Revolving Collateral Assets.

Section 8.03 The Payment Account

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Bank one (1) segregated trust account, which shall be designated as the “Payment Account”, which shall be maintained by the Borrower with the Bank in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Payment Account shall be in accordance with the provisions of this Agreement. All funds on deposit in the Payment Account will remain in un-invested.

Section 8.04 Reserved

Section 8.05 The Unfunded Reserve Account; Fundings

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at State Street Bank and Trust Company one (1) segregated non-interest bearing trust account in the name of the Borrower, which shall be designated as the “Unfunded Reserve Account”, which shall be maintained by the Borrower with the Bank in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Unfunded Reserve Account shall be in accordance with the provisions of this Agreement.

On the Acquisition Date of any Delayed Drawdown Collateral Asset, Revolving Collateral Asset, and on any Payment Date, the Collateral Manager shall instruct the Collateral Agent to withdraw funds from the Collection Account for deposit into the Unfunded Reserve Account, to the extent required so that the amount of funds on deposit in the Unfunded Reserve Account is equal to the Unfunded Reserve Required Amount.

During the Reinvestment Period, fundings of Delayed Drawdown Collateral Assets and Revolving Collateral Assets shall be made using, first, amounts on deposit in the Unfunded Reserve Account (in an amount equal to the amount on deposit therein with respect to such Delayed Drawdown Collateral Asset or Revolving Collateral Asset), then available Principal Proceeds and finally, borrowing of Advances under Section 2.01.

During the Amortization Period, Principal Proceeds received by the Borrower (or the Collateral Manager on its behalf) in respect of Revolving Collateral Assets (to the extent not accompanied by a permanent reduction in the related commitments) shall be deposited by the Borrower (or the Collateral Manager on its behalf) into the Unfunded Reserve Account to the extent the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Reserve Required Amount.

Amounts on deposit in the Unfunded Reserve Account will be available solely to cover drawdowns on Delayed Drawdown Collateral Assets and Revolving Collateral Assets; provided that, to the extent that the aggregate amount of funds on deposit therein at any time exceeds the Unfunded Reserve Required Amount, the Collateral Agent shall remit such excess to the Collection Account.

Section 8.06 Reserved

Section 8.07 Account Control Agreement

The provisions of Sections 8.02 and 8.05 are subject to the terms of the Account Control Agreement.

Section 8.08 Funds in Covered Accounts; Reports by Collateral Agent

(a) By delivery of a certificate of a Responsible Officer (which may be in the form of standing instructions), the Borrower (or the Collateral Manager on behalf of the Borrower) shall at all times direct the Collateral Agent to, and, upon receipt of such certificate, the Collateral Agent shall, invest all funds on deposit in the Collection Account and the Unfunded Reserve Account in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein). If no Event of Default has occurred and is continuing and the Borrower shall not have given any such investment directions, the Collateral Agent shall seek instructions from the Collateral Manager within three (3) Business Days after transfer of any funds to such accounts and shall have no obligation to invest any funds until it shall receive written instructions from the Collateral Manager. After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall invest and reinvest such funds as fully as practicable in Eligible Investments as described in clause (a) of the definition thereof or as otherwise directed by the Collateral Manager maturing not later than the earlier of (i) thirty (30) days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). Except to the extent expressly provided otherwise herein, all interest, gain, loss and other income from such investments shall be deposited, credited or charged (as applicable) in and to the Collection Account. Absent its timely receipt of such instruction from the Collateral Manager or Administrative Agent, as applicable, in accordance with the foregoing, the Collateral Agent shall not be under an obligation to invest (or pay interest on) funds held hereunder. The Collateral Agent shall in no way be liable for any insufficiency in a Covered Account resulting from any loss relating to any such investment.

(b) The Collateral Agent agrees to give the Borrower and the Collateral Manager prompt notice if any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Bank or any sub-custodian of the Bank.

(c) The Collateral Agent shall supply, in a timely fashion, to the Borrower and the Collateral Manager any information regularly maintained by the Collateral Agent that the Borrower or the Collateral Manager may from time to time reasonably request with respect to the Collateral Assets, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Agent and required to be provided by Section 8.09 or to permit the Collateral Manager to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Collateral Manager. The Collateral Agent shall promptly forward to the Collateral Manager copies of notices, periodic financial reports and other writings received by it from the Obligor of any Collateral Asset or from any Clearing Agency with respect to any Collateral Asset.

Section 8.09 Accountings

(a) Monthly. As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the last calendar day of the prior calendar month. Not later than the fifteenth (15th) Business Day after the Monthly Report Determination Date (commencing with the Monthly Report Determination Date in July 2023) (the “Monthly Reporting Date”), the Borrower shall compile and provide (or cause to be compiled and provided) (A) to the Administrative Agent and the Equityholder, a monthly report (each, a “Monthly Report”), which includes a Borrowing Base Calculation Statement prepared by the Collateral Manager and provided to the Collateral Administrator for inclusion in the Monthly Report, in accordance with this Section 8.09, and (B) to the Administrative Agent and the Collateral Administrator, a loan data file (the “Data File”) for the previous monthly period ending on the Monthly Report Determination Date (containing such information agreed upon by the Borrower (or the Collateral Manager on its behalf), the Collateral Administrator and the Administrative Agent). The Monthly Report for a calendar month shall be in substantially the form attached hereto as Exhibit I and shall contain the information with respect to the Collateral Assets and Eligible Investments included in the Collateral set forth in Schedule 2, and shall be determined as of the Monthly Report Determination Date for such calendar month.

(b) In addition, for each Monthly Report Determination Date immediately preceding a Payment Date, the Borrower shall provide in the related Monthly Report (or supplement thereto) an accounting determined as of the close of business on each Determination Date preceding a Payment Date.

(c) The Borrower shall provide a Borrowing Base Calculation Statement on any date that is not otherwise a Measurement Date within a reasonable amount of time following a request by the Administrative Agent for such Borrowing Base Calculation Statement; provided that the Administrative Agent may not make such a request more than once per month.

(d)  ~~(c)~~ Failure to Provide Accounting. If the Collateral Agent shall not have received any accounting provided for in this Section 8.09 on the first Business Day after the date on which such accounting is due to the Collateral Agent, the Collateral Agent shall notify the Borrower, who shall use reasonable efforts to obtain such accounting by the applicable Payment Date.

For the avoidance of doubt, the Borrower has engaged the Collateral Administrator pursuant to Article XV hereof to compile and provide the information and reports to be provided in this Section 8.09; provided, however, that the Collateral Administrator’s obligation to compile and provide such information and reports is subject to the receipt of the information necessary to do so from the Collateral Manager and the Administrative Agent.

Section 8.10 Release of Collateral

(a) If no Event of Default has occurred and is continuing, the Borrower may, by delivery of a certificate of a Responsible Officer of the Collateral Manager delivered to the Collateral Agent and the Custodian one day prior to the settlement date for any sale of any item of Collateral certifying that the sale of such Collateral is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01, direct the Collateral Agent (or the Custodian on its behalf) to release or cause to be released such item from the Lien of this Agreement and, upon receipt of such certificate, the Collateral Agent (or Custodian, as applicable) shall deliver any such item, if in physical form, duly endorsed to the broker or purchaser designated in such certificate or, if such item is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Manager in such certificate; provided that the Collateral Agent (or the Custodian on its behalf) may deliver any such item in physical form for examination in accordance with street delivery custom; provided, further, that neither the Collateral Agent nor the Custodian will be deemed to have notice of an Event of Default unless it has received notice thereof. Notwithstanding the foregoing, a trade ticket or other confirmation of trade in respect of such sale of Collateral delivered by the Borrower (or the Collateral Manager on its behalf) to the Collateral Agent and the Custodian shall constitute certification as to the matters described in this Section 8.10, and the Collateral Agent and the Custodian may conclusively rely on such certification.

(b) The Collateral Agent (or Custodian, as applicable) shall, upon the receipt of a certificate of the Borrower, by delivery of a certificate of a Responsible Officer of the Collateral Manager, deliver any Collateral in accordance with such certificate, and execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release or cause to be released such security from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

(c) As provided in Section 8.02(a), the Collateral Agent (and its designees) shall deposit any proceeds received by it from the disposition of a Collateral Asset in the Collection Account as instructed by the Collateral Manager, unless simultaneously applied to the purchase of additional Collateral Assets as permitted under and in accordance with the requirements of this Article VIII and Article X.

(d) The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower certifying that there are no Commitments outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been Paid in Full, execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release any remaining Collateral from the Lien of this Agreement.

(e) Any security, Collateral Asset or amounts that are released pursuant to Section 8.10(a) or (b) shall be automatically released from the Lien of this Agreement.

(f) Any direction received by the Collateral Agent or the Custodian, as applicable, on or prior to 3:30 (p.m.) on any Business Day shall be effective on such Business

Day and any direction received by the Collateral Agent or the Custodian, as applicable, after 3:30 (p.m.) on any Business Day, or at any time on any day that is not a Business Day, shall be effective in each case on the next succeeding Business Day.

Section 8.11 Reports by Independent Accountants

(a) The Collateral Manager will appoint PricewaterhouseCoopers or another independent audit or consulting firm specializing in securitization transactions (together with its successors, the “Independent Accountants”) reasonably acceptable to the Administrative Agent to review and deliver the reports of such accountants required by this Agreement. The fees of such Independent Accountants and any successor shall be payable by the Borrower.

(b) The Collateral Manager shall cause the Independent Accountants to furnish to the Administrative Agent (with a copy to the Collateral Agent) within 120 days following the end of each fiscal year beginning with the fiscal year ending on December 31, 2023 (each such date, a “Report Date”), a report relating to a selection of two (2) Monthly Reports (as agreed by the Collateral Manager and the Administrative Agent), delivered during the twelve (12) months immediately preceding such Report Date, to the effect that such firm has applied certain agreed-upon procedures approved by the Administrative Agent as of the Closing Date (it being understood that the Borrower shall cause such Independent Accountants to comply with updates to such agreed-upon procedures from time to time in response to reasonable requests of the Administrative Agent to the extent such the Borrower is able in good faith to cause such compliance without undue burden or expense) with respect to such reports from the related period and, with respect to the Collateral Manager’s performance hereunder, to assist the Administrative Agent in determining that the Monthly Reports for the related period were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report (including, with respect to any such exceptions, an explanation of how each such exception arose and reflecting the input/explanation of the Collateral Manager thereto). Such reports pursuant to this clause (b) shall be at the expense of the Borrower.

(c) In the event the Independent Accountants require the Collateral Agent or the Collateral Administrator, as applicable, to agree to the procedures performed by such Independent Accountants with respect to any of the reports, statements of such Independent Accountants, or sign any agreement in connection therewith, the Collateral Agent or the Collateral Administrator, as applicable, is hereby directed by the Borrower, to so agree to the terms and conditions requested by such Independent Accountants as a condition to receiving documentation required by this Agreement; it being understood and agreed that the Collateral Agent and the Collateral Administrator shall deliver such agreement in conclusive reliance on such direction and shall make no inquiry or investigation as to, and shall have no obligation or responsibility in respect of, the terms of the engagement of such Independent Accountants by the Borrower or the sufficiency, validity or correctness of the agreed upon procedures in respect of such engagement. The Collateral Agent and the Collateral Administrator may require the delivery of additional written direction to the execution of any such agreement required for the delivery of any report or statement of such Independent Accountants to the Collateral Agent and the Collateral Administrator under this Agreement. The Collateral Agent and the Collateral Administrator are hereby authorized, without liability on their part, to execute and deliver any such agreement with such Independent Accountants, which agreement, to the extent so directed by the Borrower (or the Collateral Manager on behalf of the Borrower), may include, amongst other things, (i) an acknowledgement that the Borrower has agreed that the procedures by such Independent Accountants are sufficient for the relevant purposes, (ii) releases by the Collateral Agent and the Collateral Administrator of any claims, liabilities and expenses arising out of or relating to such Independent Accountant’s engagement, agreed-upon procedures or any report or statement issued by such Independent Accountants under any such engagement and acknowledgement of other limitations of liability in favor of such Independent Accountants and (iii) restrictions or prohibitions on the disclosure of any such reports, statements or other information or documents provided to it by such Independent Accountants.

ARTICLE IX

APPLICATION OF FUNDS

Section 9.01 Disbursements of Funds from Collection Account

(a) Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, the Collateral Agent, based solely upon the Monthly Report, shall disburse amounts from the Payment Account pursuant to Section 8.02 in accordance with the following priorities (the “Priority of Payments”):

(i) One Business Day before each Payment Date, so long as no Event of Default has occurred and is continuing or would result therefrom, Interest Proceeds on deposit in the Interest Collection Account, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account and on each Payment Date will be applied from the Payment Account in the following order of priority:

(A) pro rata to each applicable Person, to pay Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that the amount in this clause (A) shall not exceed the Administrative Expense Cap for such Payment Date;

(B) to the Collateral Manager to pay the Senior Collateral Management Fee, plus any Senior Collateral Management Fee that remains due and unpaid in respect of any prior Payment Dates as a result of waiver or insufficient funds, except, in each case, to the extent that the Collateral Manager elects to waive or defer such current or previously due Senior Collateral Management Fee pursuant to this Agreement;

(C) (1) first, to the Administrative Agent, to pay any fees, expenses, indemnities and other amounts payable to the Administrative Agent pursuant to the Administrative Agent Fee Letter and any other Facility Documents and (2) second, pro rata to each Lender (based on such Lender’s Percentage), to pay accrued and unpaid Interest on the Advances, Commitment Fees and Prepayment Fees, if any, and other fees, expenses, indemnities and amounts due to each such Lender under the Facility Documents;

(D) the Equityholder as a Permitted RIC Distribution as directed by the Collateral Manager;

(E) pro rata to each Lender (based on such Lender’s Percentage) to pay principal of the Advances in an aggregate amount required to (x) cure any Borrowing Base Deficiency and (y) cause the Borrower Interest Coverage Ratio to be at least ~~1.20~~1.10 to 1.00;

(F) during the Amortization Period, pro rata to each Lender (based on such Lender’s Percentage) to pay principal of the Advances in an amount equal to any outstanding Mandatory Amortization Amount on such applicable Payment Date;

(G) for deposit into the Unfunded Reserve Account until the amount on deposit therein equals the Unfunded Reserve Required Amount;

(H) to the Collateral Manager to pay (1) any Senior Collateral Management Fee not paid pursuant to clause (B) above and (2) the Subordinated Collateral Management Fee, plus any Subordinated Collateral Management Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds, except, in each case, to the extent that the Collateral Manager elects to waive or defer such current or previously due Subordinated Collateral Management Fee pursuant to this Agreement;

(I) (1) first, to any applicable Persons, to the payment or application of amounts referred to in clause (A) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause; and (2) second, to any applicable Persons, to pay all other Obligations then due and owing (other than Advances Outstanding); and

(J) (1) if a Default has occurred and is continuing, or would result therefrom, to remain in the Interest Collection Account or (2) otherwise, to be allocated at the discretion of the Collateral Manager (as set forth in the Monthly Report) to any one or more of the following payments: (1) to prepay the Advances, (2) during the Reinvestment Period, to the Principal Collection Account as Principal Proceeds for the purchase of additional Collateral Assets and the funding of Delayed Drawdown Collateral Assets and Revolving Collateral Assets, or (3) so long as no Default or Event of Default has occurred and is continuing, to the Borrower or its designee, which amounts may be distributed to the Equityholder.

(ii) One Business Day before each Payment Date, so long as no Event of Default has occurred and is continuing or would result therefrom, Principal Proceeds on deposit in the Principal Collection Account (excluding any amounts necessary to fund the acquisition of any Collateral Asset that the Borrower has committed to purchase and with respect to which the trade date has occurred) to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account and on each Payment Date will be applied from the Payment Account in the following order of priority:

(A) to the payment of unpaid amounts under clauses (A) through (H) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder;

(B) during the Amortization Period, pro rata to each Lender (based on such Lender’s Percentage) to pay principal of the Advances until the Advances are paid in full; provided that if the amount on deposit in the Unfunded Reserve Account equals or exceeds the amount of outstanding Advances, the Borrower (or the Collateral Manager on its behalf) may elect to withdraw such amounts from the Unfunded Reserve Account and repay the Advances pursuant to this clause (B);

(C) to the payment of unpaid amounts under clause (I) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder; and

(D) (1) during the Reinvestment Period, (A) if a Default has occurred and is continuing, or would result therefrom, to remain in the Principal Collection Account or (B) otherwise at the discretion of the Collateral Manager, all remaining amounts shall be allocated to any one or more of the following payments: (I) to the Principal Collection Account for the purchase of additional Collateral Assets and the funding of Delayed Drawdown Collateral Assets and Revolving Collateral Assets, (II) for deposit into the Unfunded Reserve Account until the amount on deposit therein equals the Unfunded Reserve Required Amount and/or (III) if the Restricted Payment Condition is satisfied after giving effect to such payment, the remaining Principal Proceeds on deposit in the Principal Collection Account to the Borrower or its designee, which amounts may be distributed to the Equityholder; provided that the Restricted Payment Condition shall not apply in the event of any distribution of Principal Proceeds up to the amount of any Advances repaid by the Borrower using one or more contributions from the Equityholder that have not previously been distributed pursuant to Section 5.02(r) if such distribution occurs within ninety (90) days of the date of the related contribution from the Equityholder; or (2) during the Amortization Period, to the Borrower or its designee, which amounts may be distributed to the Equityholder.

(iii) One Business Day before each Payment Date after the occurrence and during the continuance of an Event of Default, or if an Event of Default would result from the application of Collections pursuant to the preceding clause (i) or (ii), all Collections on deposit in the Collection Account (excluding any amounts necessary to fund the acquisition of any Collateral Asset that the Borrower has committed to purchase and with respect to which the trade date has occurred), to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account and on each Payment Date will be applied from the Payment Account in the following order of priority:

(A) pro rata to each applicable Person, to pay Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that the amount in this clause (A) shall not exceed the Administrative Expense Cap for such Payment Date;

(B) (1) first, to the Administrative Agent, to pay any fees, expenses, indemnities and other amounts payable to the Administrative Agent pursuant to the Administrative Agent Fee Letter and any other Facility Documents and (2) second, pro rata to each Lender (based on such Lender’s Percentage), to pay accrued and unpaid Interest on the Advances, Commitment Fees and Prepayment Fees, if any, and other fees, expenses, indemnities and amounts due to each such Lender under the Facility Documents;

(C) pro rata to each Lender (based on such Lender’s Percentage) to pay principal of the Advances until the Advances are paid in full;

(D) to the Equityholder as a Permitted RIC Distribution as directed by the Collateral Manager;

(E) for deposit into the Unfunded Reserve Account until the amount on deposit therein equals the Unfunded Reserve Required Amount;

(F) to the payment or application of amounts referred to in clause (A) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause;

(G) to the Collateral Manager to pay the Collateral Management Fee, plus any Collateral Management Fee that remains due and unpaid in respect of any prior Payment Dates as a result of waiver, deferral or insufficient funds, except, in each case, to the extent that the Collateral Manager elects to waive or defer such current or previously due Collateral Management Fee pursuant to this Agreement;

(H) (1) first, to the applicable Person, to the payment or application of amounts referred to in clause (A) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause; and (2) second, to the applicable Person, to pay all other Obligations then due and owing; and

(I) to the Borrower or its designee, which amounts may be distributed to the Equityholder.

(b) If on any Payment Date the amount available in the Collection Account is insufficient to make the full amount of the disbursements required by the Monthly Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

ARTICLE X

SALE OF COLLATERAL ASSETS;

PURCHASE OF ADDITIONAL COLLATERAL ASSETS

Section 10.01 Sales of Collateral Assets

(a) Sales of Collateral Assets. Subject to the satisfaction (or waiver, by the Administrative Agent) of the conditions specified in ~~Sections~~Section 10.04, the Borrower may, but will not be required to, sell any Collateral Asset if such sale meets each of the requirements set forth below:

(i) no Default or Event of Default is continuing or would result upon giving effect thereto, to all other sales or purchases of Collateral Assets previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Assets, unless such Default or Event of Default will be cured upon giving effect to such transactions and the application of the proceeds thereof; provided that, notwithstanding the foregoing, this clause (i) shall not prohibit (x) any sale of a Collateral Asset the trade date of which was prior to the occurrence of a Default or Event of Default, and the settlement date of which is scheduled to occur on a date following such Default or Event of Default, or (y) any sale of a Collateral Asset at a price at least equal to the greater of (A) its Asset Value and (B) its Fair Market Value;

(ii) upon giving effect thereto, to all other sales or purchases of Collateral Assets previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Assets and to the application of the proceeds thereof, each of the Collateral Quality Tests and the Concentration Limitations is satisfied or, if it is not satisfied, it is maintained or improved;

(iii) such sale is made for Cash;

(iv) if such sale is made to an Affiliate of the Borrower, the Equityholder or the Collateral Manager, either (a) such sale is for a price at least equal to the Asset Value of such Collateral Asset (or, to the extent the Fair Market Value is less than the Asset Value, at a price equal to the Fair Market Value plus a contribution of cash by Equityholder to Borrower reflecting the difference between the Fair Market Value and Asset Value) or (b) the Administrative Agent has provided its prior written consent to such sale in its sole discretion;

(v) no selection procedures intended to be adverse were employed by the Borrower or the Collateral Manager in selecting such Collateral Asset for sale; provided that this clause (v) shall not prohibit the sale of any Collateral Asset (i) which has been subject to an Asset Value Adjustment Event that resulted in the Collateral Asset having an Asset Value below its Original Asset Value or (ii) which is an Ineligible Collateral Asset; and

(vi) upon giving effect thereto, to all other sales or purchases of Collateral Assets previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Assets and to the application of the proceeds thereof, the Borrowing Base Test is satisfied;

provided that, notwithstanding the foregoing, the following sales of Collateral Assets shall be permitted without restriction: (1) any Collateral with an Asset Value of zero (subject to the limitations in Section 10.04 for sales to the Equityholder or its Affiliates), (2) sales made for the purpose of curing a Borrowing Base Deficiency (subject to the limitations in Section 10.04 for sales to the Equityholder or its Affiliates), (3) sales in connection with a prepayment or optional redemption of the Obligations outstanding in full ~~and~~, (4) ~~and~~ sales in connection with a CLO Takeout (provided that the Administrative Agent shall consent to any such CLO Takeout~~)~~ and (5) to the extent approved by the Administrative Agent in its sole discretion and no Default or Event of Default is continuing, sales made on the Second Amendment Closing Date.

(b) Sales of Equity Securities. The Borrower may sell any Equity Security at any time without restriction, and shall use its commercially reasonable efforts to effect the sale of any Equity Security, regardless of price, within forty-five (45) days of receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law or contract, in which case such Equity Security should be sold as soon as such sale is permitted by Applicable Law or contract. The Borrower may also sell any Ineligible Collateral Asset or any portion of any Collateral Asset that is allocated to the Excess Concentration Amount at any time unless an Event of Default has occurred and is continuing (but otherwise without restriction).

(c) Application of Proceeds of Sales. The Collateral Manager on behalf of the Borrower shall deposit the proceeds of any sale effected pursuant to this Section 10.01 into the Collection Account for disbursement in accordance with Section 9.01, optional repayment of Advances pursuant to Section 2.05(a), reinvestment in additional Collateral Assets in accordance with Section 10.02 or as a distribution to the Equityholder in accordance with Section 5.02(r).

Section 10.02 Purchase of Additional Collateral Assets

During the Reinvestment Period, the Collateral Manager on behalf of the Borrower may, if the conditions specified in this Section 10.02 and Section 10.05 are met (or waived by the Administrative Agent), invest Principal Proceeds (and accrued interest received with respect to any Collateral Asset to the extent used to pay for accrued interest on additional Collateral Assets) in additional Collateral Assets; provided that no Collateral Asset may be purchased unless each of the following conditions is satisfied as of the date such Collateral Asset is added to the Collateral:

(i) such obligation is an Eligible Collateral Asset;

(ii) upon giving effect thereto, to all other sales or purchases of Collateral Assets previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Assets and to the application of the proceeds thereof, the Borrowing Base Test is satisfied;

(iii) upon giving effect thereto, to all other sales or purchases of Collateral Assets previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Assets and to the application of the proceeds thereof, each Collateral Quality Test and Concentration Limitation is satisfied or, if it is not satisfied, maintained or improved;

(iv) no Default or Event of Default is continuing or would result upon giving effect thereto, to all other sales or purchases of Collateral Assets previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Assets, unless such Default or Event of Default will be cured upon giving effect to such transactions and the application of the proceeds thereof; provided that, notwithstanding the foregoing, this clause (iv) shall not prohibit any purchase of a Collateral Asset the trade date of which was prior to the occurrence of a Default or Event of Default, and the settlement date of which is scheduled to occur on a date following such Default or Event of Default;

(v) such Principal Proceeds shall be denominated in the same Eligible Currency (or converted to such Eligible Currency pursuant to Section 2.15(c)(iii)) as the Collateral Asset acquired; and

(vi) on or prior to the Initial Conveyance Date (as defined in the Sale Agreement), the Lenders and the Administrative Agent shall have received a legal opinion (addressed to each of the Secured Parties) of counsel to the Borrower and the Equityholder, covering the true sale nature of any transfers to the Borrower of Collateral Assets from the Equityholder (it being understood that the form of true sale opinion reviewed by the Administrative Agent prior to the Closing Date shall be deemed acceptable).

The Borrower shall deliver to the Administrative Agent (with a copy to the Collateral Agent) on the date of such purchase a Borrowing Base Calculation Statement.

Section 10.03 Substitution and Transfer of Loans

(a) Substitutions. The Borrower may replace any Collateral Asset with another Collateral Asset (a “Substitute Loan”), subject to the satisfaction (or waiver, by the Administrative Agent) of the conditions set forth in clause (b) below and in Section 10.05.

(b) Conditions to Substitution. No substitution of a Collateral Asset with a Substitute Loan shall occur unless each of the following conditions is satisfied (or waived by the Administrative Agent) as of the date of such substitution, after giving effect to such substitution, all other substitutions of Collateral Assets occurring substantially concurrently and all sales or purchases of Collateral Assets previously or substantially concurrently committed to:

(i) such Substitute Loan is an Eligible Collateral Asset;

(ii) each Collateral Quality Test is satisfied or, if it is not satisfied, maintained or improved and (y) the Borrowing Base Test is satisfied;

(iii) [reserved];

(iv) no Default or Event of Default has occurred and is continuing (before or after giving effect to such substitution of Collateral Assets, all other substitutions occurring substantially concurrently and all sales or purchases of Collateral Assets previously or substantially concurrently committed to), unless such Default or Event of Default will be cured upon giving effect to such transactions and the application of the proceeds thereof;

(v) the Borrower (or the Collateral Manager acting on its behalf) shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any such substitution and shall deliver to the Custodian the Required Loan Documents for such Substitute Loan;

(vi) upon confirmation of the delivery of a Substitute Loan for each applicable Collateral Asset being substituted for (the date of such confirmation or delivery, the “Retransfer Date”), each applicable Collateral Asset being substituted for shall be removed from the Collateral and the applicable Substitute Loan(s) shall be included in the Collateral. On the Retransfer Date of a Collateral Asset, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release and transfer to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under such Collateral Asset being substituted for. The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Borrower, execute such documents and instruments of transfer as may be prepared by the Collateral Manager, on behalf of the Borrower, and take such other actions as shall reasonably be requested by the Borrower to effect the release and transfer of such Collateral Asset pursuant to this Section 10.03; and

(vii) the Borrower shall deliver to the Administrative Agent on the date of such substitution a Borrowing Base Calculation Statement.

Section 10.04 Limitations on Sales and Substitutions

No Equityholder Collateral Asset may be sold pursuant to Section 10.01(a) or substituted pursuant to Section 10.03 to the Equityholder or an Affiliate thereof without the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required so long as the Aggregate Principal Balance of all Equityholder Collateral Assets (other than Warranty Collateral Assets or Collateral Assets transferred pursuant to a CLO Takeout) sold or distributed without such consent pursuant to this clause (iv) in any twelve-month period does not exceed 15% of the Aggregate Asset Value of all Eligible Collateral Assets plus Principal Proceeds on deposit in the Principal Collection Account in effect on the date of such sale (or such higher percentage as may be agreed to by the Administrative Agent in its sole discretion) and and such sale or distribution is made at a price at least equal to (x) during the Reinvestment Period, the Asset Value of the Equityholder Collateral Asset being sold or (y) after the end of the Reinvestment Period, the outstanding principal amount of such Equityholder Collateral Asset (or at a price that is less than the outstanding principal amount of such Equityholder Collateral Asset but not less than the Fair Market Value of such Equityholder Collateral Asset and the Borrower receives a contribution to capital from the Equityholder at least equal to the difference between such outstanding principal amount and such price and such amount shall be deposited into the Principal Collection Account no later than five (5) Business Days before the related settlement date).

Section 10.05 Conditions Applicable to All Sale and Purchase Transactions

(a) Any transaction effected under this Article X or in connection with the acquisition of additional Collateral Assets if effected with the Equityholder or a Person that is an Affiliate of the Equityholder (or with an account or portfolio for which the Equityholder or any of its Affiliates serves as investment adviser), shall be, in each case except as otherwise expressly permitted under the Facility Documents, (i) for Fair Market Value, (ii) on terms no less favorable to the Borrower than would be the case if such Person were not an Affiliate or as otherwise expressly permitted in this Agreement, (iii) effected in accordance with all Applicable Laws, and (iv) no selection procedures intended to be adverse shall be employed by the Borrower (or the Collateral Manager on behalf of the Borrower) in selecting the Collateral Assets for acquisition.

(b) Upon each acquisition by the Borrower of a Collateral Asset (i) all of the Borrower’s right, title and interest to such Collateral Asset shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Asset shall be Delivered to the Custodian on behalf of the Collateral Agent.

(c) For purposes of this Article X, the term “substantially concurrent” or similar phrase shall include, without limitation, any sale, purchase or substitution (each, a “reference transaction”), any other sale, purchase or substitution (or commitment with respect thereto) occurring within the cure period for a Borrowing Base Deficiency as set forth in Section 6.01(n).

Section 10.06 Additional Equity Contributions

The Equityholder may, but shall have no obligation to, at any time or from time to time, make a capital contribution to the Borrower for any purpose, including for the purpose of curing any Default or Event of Default, satisfying the Borrowing Base Test, enabling the acquisition or sale of any Collateral Asset, satisfying the Mandatory Amortization Amount on the applicable Payment Date or satisfying any conditions under Section 3.02. Each contribution shall either be made (a) in Cash, (b) by assignment and contribution of an Eligible Investment and/or (c) by assignment and contribution of an Eligible Collateral Asset (which may be via participation); including any assignment or contribution of a Collateral Asset to cure a Borrowing Base Deficiency as set forth in Section 2.05(c). All Cash contributed or loaned to the

Borrower shall be treated as Principal Proceeds, except to the extent that the Equityholder specifies that such Cash shall constitute Interest Proceeds, and shall be deposited into a Collection Account in accordance with Section 8.02 as designated by the Equityholder.

Section 10.07 Transfer of Warranty Collateral Assets

The Borrower may transfer any Warranty Collateral Asset to the Equityholder, or to any third party at the Equityholder’s direction, to consummate the sale or substitution of such Warranty Collateral Asset pursuant to, and in accordance with the terms of, Article VI of the Sale Agreement.

ARTICLE XI

THE AGENTS

Section 11.01 Authorization and Action

(a) Each Lender (and, in the case of the Collateral Agent, the Administrative Agent) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents to which it is a party or any fiduciary relationship with any Secured Party and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement or any other Facility Document and the transactions contemplated hereby or thereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or, with respect to the Collateral Agent, the Administrative Agent); provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner.

(b) Neither the Collateral Agent nor any officer, agent or representative thereof shall be personally liable for any action taken by any such Person in accordance with any notice given by the Administrative Agent or the Required Lenders pursuant to the terms of this

Agreement or any other Facility Document even if, at the time such action is taken by any such Person, the Administrative Agent or the Required Lenders or Persons purporting to be the Administrative Agent or the Required Lenders are not entitled to give such notice, unless a Responsible Officer of the Collateral Agent shall have actual knowledge of the same or unless the Collateral Agent acts in breach of its standard of care hereunder. If any dispute or disagreement shall arise as to the allocation of any sum of money received by the Collateral Agent hereunder or under any Facility Document, the Collateral Agent shall have the right to deliver such sum to a court of competent jurisdiction and therein commence an action for interpleader.

(c) If in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, it may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.

(d) Instructions to Collateral Agent.

(i) The Collateral Agent shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Collateral Manager on the Borrower’s behalf) the Required Lenders or the Administrative Agent, as applicable, as it reasonably deems necessary. In the absence of gross negligence, fraud or willful misconduct by the Collateral Agent, the Collateral Agent shall have no liability for any action (or forbearance from action) taken pursuant to the terms of this Agreement or any other Facility Document or pursuant to any Proper Instruction of the Borrower, the Collateral Manager, the Required Lenders or the Administrative Agent, as applicable.

(ii) Whenever the Collateral Agent is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Collateral Agent it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii) In case any reasonable question arises as to its duties hereunder, the Collateral Agent may, so long as no Event of Default has occurred and is continuing, request written instructions from the Collateral Manager and may, after the occurrence and during the continuance of an Event of Default, request written instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received written instructions from the Collateral Manager or the Administrative Agent, as applicable. The Collateral Agent shall, in the absence of gross negligence, fraud or willful misconduct by the Collateral Agent, have no liability, risk or cost for any action taken pursuant to and in compliance with the written instruction of the Administrative Agent.

(e) General Standards of Care for the Collateral Agent. Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Agent of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i) The Collateral Agent shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Collateral Agent or unless (and then only to the extent) received in writing by the Collateral Agent and specifically referencing this Agreement. The Collateral Agent shall not be charged with knowledge of any notices, documents, instruments or reports delivered or prepared by the Collateral Administrator. The Collateral Agent is not responsible for or chargeable with knowledge of any terms or conditions contained in any other agreement to which it is not a party referred to herein. It is hereby acknowledged that the Collateral Agent shall have no responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document.

(ii) No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Agent to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(iii) The permissive right of the Collateral Agent to take any action hereunder shall not be construed as a duty.

(iv) The Collateral Agent may act or exercise its duties or powers hereunder through agents or attorneys-in-fact, and the Collateral Agent shall not be liable or responsible for the actions, omissions, negligence or misconduct of any such agent or attorney-in-fact selected by it with reasonable care.

(v) The Collateral Agent shall have no obligation to determine the Interest Rate or whether an asset is an Eligible Collateral Asset or otherwise satisfies any eligibility requirements hereunder. None of the Collateral Agent, the Custodian or the Collateral Administrator shall be under any obligation to (i) monitor, determine or verify the unavailability or cessation of the applicable Benchmark or Benchmark Replacement, the Prime Rate, Federal Funds Rate or other Base Rate, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date, (ii) select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or determine whether any conditions to the designation of such a rate have been satisfied, or (iii) determine whether or what Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. None of the Collateral Agent, the Custodian or the Collateral Administrator shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or other Facility Document to the extent such inability, failure or delay is a result of the unavailability of any Benchmark (or other applicable rate) and absence of a designated Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement or other Facility Document and reasonably required for the performance of such duties.

(i) If at any time the Collateral Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), the Collateral Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if the Collateral Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Collateral Agent shall not be liable to any of the parties hereto or to any other person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(ii) The Collateral Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Agreement. The Collateral Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Collateral Agent or for any third person or dealing as principal for its own account. The Collateral Agent shall not be deemed to be providing any investment supervision, recommendations, or advice.

Section 11.02 Delegation of Duties

(a) Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(b) Without limiting the generality of Section 11.02(a), the Administrative Agent may at any time or from time to time designate one or more of its Affiliates to execute any of its duties under this Agreement and each other Facility Document.

Section 11.03 Agents’ Reliance, Etc.

(a) Neither Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence, fraud or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Collateral Manager or any of their Affiliates) and independent public accountants and other experts selected by it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by such Agent in good faith in accordance with such opinion and shall not be liable for any action taken, suffered or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain, or investigate as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents, any Related Document or any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing on the part of the Borrower, the Collateral Manager or any other Person or to inspect the property (including the books and records) of the Borrower or the Collateral Manager; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of any Collateral (or the validity, perfection, priority or enforceability of the Liens on the Collateral), this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including, for the avoidance of doubt, the Borrowing Base Calculation Statement), instruction or waiver, report, statement, opinion, direction, electronic communication or other instrument or writing (which may be delivered by email, if acceptable to it) reasonably believed by it to be genuine and believed by it to be signed or sent by the proper party or parties; (vi) shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default; and (vii) shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto. No Agent shall have any liability to the Borrower, any Lender or any other Person for the Borrower’s, the Collateral Manager’s, any Lender’s, or any other Person’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b) No Agent shall be liable for the actions or omissions of any other Agent (including concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Agent with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties hereunder or thereunder. Each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including each Notice of Borrowing received hereunder). No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders (or with respect to the Collateral Agent, the Administrative Agent) to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders (or with respect to the Collateral Agent, the Administrative Agent), as applicable). No Agent shall be liable for any error of judgment made in good faith unless it is proven by a non-appealable court of competent jurisdiction that such Agent was grossly negligent in ascertaining the relevant facts or engaged in fraud or willful misconduct. Nothing herein or in any Facility Document or Related Document shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. No Agent shall be liable for any indirect, special, punitive or consequential damages (including lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. No Agent shall be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of such Agent, or unless and to the extent written notice of such matter is received by such Agent at its address in accordance with Section 12.02. Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act. Neither Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. Neither Agent shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(c) No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control; provided that such Agent takes commercially reasonable efforts to resume performance after the cessation of such acts. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(d) The delivery of reports and other documents and information to the Collateral Agent hereunder or under any other Facility Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Facility Documents to which it is a party. Whether or not expressly stated in such Facility Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(e) Each Lender acknowledges that, except as expressly set forth in this Agreement, neither Agent has made any representation or warranty to it, and that no act by either Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any Secured Party as to any matter. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Collateral Manager, and made its own decision to enter into this Agreement and the other Facility Documents to which it is a party. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Collateral Manager. Neither Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or Collateral Manager which may come into the possession of such Agent.

Section 11.04 Indemnification

Each of the Lenders (on a pro rata basis based on its percentage of the Commitments) agrees to indemnify and hold the Administrative Agent harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 12.04 or otherwise) from and against any and all Liabilities which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Facility Document or any Related Document; provided that no Lender shall be liable to the Administrative Agent for any portion of such Liabilities resulting from the Administrative Agent’s gross negligence or willful misconduct; provided, further, that each Lender shall be fully liable to the Administrative Agent for gross negligence and willful misconduct. The rights of the Administrative Agent and obligations of the Lenders under or pursuant to this Section 11.04 shall survive the termination of this Agreement, and the earlier removal or resignation of the Administrative Agent hereunder.

Section 11.05 Successor Agents

(a) Subject to the terms of this Section 11.05, each Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent or the Collateral Agent, as applicable. In addition, if at any time Citibank, N.A.’s Percentage of Advances is less than fifty-one (51%), so long as no Default or Event of Default has occurred and is continuing, the Borrower may, upon thirty (30) days’ notice, remove Citibank, N.A. as Administrative Agent. If an Agent shall resign or be removed, then the Required Lenders shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation or removal, such Agent may appoint, or petition a court of competent jurisdiction at the Borrower’s expense to appoint, a successor agent; provided that no such successor agent may be a Defaulting Lender without the prior written consent of the Borrower.

(b) Any successor Administrative Agent and any successor Collateral Agent shall be a U.S. Person (within the meaning of Section 7701(a)(30) of the Code) and shall be a bank with an office in the United States of America or an Affiliate of such bank and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 (as in effect on the date hereof). The appointment of any successor Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if an Event of Default shall have occurred and is continuing. Any resignation or removal of an Agent shall be effective upon the appointment of a successor agent pursuant to this Section 11.05. After the effectiveness of any retiring or removed Agent’s resignation or removal hereunder as Agent, the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XI shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents.

(c) Subject to the terms of this Section 11.05(c) the Administrative Agent may, upon thirty (30) days’ notice to the Collateral Manager, the Equityholder, the Collateral Agent, the Lenders and the Borrower, remove and discharge the Collateral Agent from the performance of its obligations under this Agreement and under the other Facility Documents for cause at any time. If the Collateral Agent shall be removed pursuant to this Section 11.05(c), then the Administrative Agent during such thirty (30) day period shall appoint a successor Collateral Agent. The appointment of any successor Collateral Agent pursuant to this Section 11.05(c) shall be subject to the prior written consent of the Borrower (provided that no Event of Default has occurred and is continuing) and the Required Lenders. If the Collateral Agent is removed pursuant to this Section 11.05(c), the Collateral Agent shall be removed in all other capacities in which it serves under this Agreement and under any of the other Facility Documents, but not in its capacities as Administrative Agent or Lender, if applicable. Any removal of the Collateral Agent pursuant to this Section 11.05(c) shall be effective upon the appointment of a successor Collateral Agent pursuant to this Section 11.05(c) and the acceptance of such appointment by such successor. After the effectiveness of any removal of the Collateral Agent pursuant to this Section 11.05(c), the Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (but not in its capacities as Administrative Agent or Lender, if applicable) and the provisions of this Article XI and Section 11.05(c) shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement and under the other Facility Documents. In the event a successor Collateral Agent shall not be appointed within such thirty (30) day period, the Collateral Agent may petition a court of competent jurisdiction at the Borrower’s expense for the appointment of a successor Collateral Agent.

Section 11.06 Merger, Conversion, Consolidation or Succession to Business of Agents

Any organization or entity into which any Agent may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of such Agent, shall be the successor of such Agent hereunder and any other Facility Document to which it is a party, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 11.07 Erroneous Payments

(a)  (i) If the Administrative Agent notifies a Lender, Secured Party or other recipient that is an affiliate thereof that the Administrative Agent has determined in its sole discretion that any funds received by such recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such recipient (whether or not known to such recipient) (any such funds whether as a payment, prepayment or repayment of principal, interest, fees or other amounts; a distribution or otherwise; individually and collectively, a “Payment” and any such recipient, an “Unintended Recipient”) and demands the return of such Payment (or a portion thereof), such Unintended Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Unintended Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(ii) To the extent permitted by applicable law, each party hereto and each Secured Party shall not assert any right or claim to the Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(iii) A notice of the Administrative Agent to any Unintended Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)  If an Unintended Recipient receives a Payment from the Administrative Agent (or any of its Affiliates):

(i) that is in a different amount than, or on a different date from, that specified in a notice of payment or calculation statement sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”),

(ii) that was not preceded or accompanied by a Payment Notice, or

(iii) that such Unintended Recipient otherwise becomes aware was transmitted, or received, in error or mistake (in whole or in part) or such Payment is otherwise inconsistent with such recipient’s or market expectations, in each case, an error shall be presumed to have been made with respect to such Payment absent written confirmation from the Administrative Agent to the contrary. Upon demand from the Administrative Agent, such Unintended Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

ARTICLE XII

MISCELLANEOUS

Section 12.01 No Waiver; Modifications in Writing

(a) No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Facility Document and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower, the Collateral Manager or the Equityholder in any case shall entitle the Borrower, the Collateral Manager or the Equityholder to any other or further notice or demand in similar or other circumstances.

(b) No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Collateral Manager, the Equityholder, the Administrative Agent and the Required Lenders; provided that:

(i) except for an amendment pursuant to clause (c) below, any Fundamental Amendment shall require the written consent of each Lender directly affected thereby; and

(ii) no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of any Agent, the Custodian or the Collateral Administrator hereunder without the prior written consent of such Agent, the Custodian or the Collateral Administrator, as the case may be.

(c) Benchmark Replacement.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document, upon the occurrence of a Benchmark Transition Event with respect to any then-current Benchmark, the Administrative Agent and the

Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has provided notice of such proposed amendment to the Collateral Manager and each Lender. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 12.01(c)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Conforming Changes. In connection with the implementation and administration of any Benchmark Replacement, the Administrative Agent, in consultation with the Collateral Manager, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 12.01(c) may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 12.01(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 12.01(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if a then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent, in consultation with the Borrower, in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent, in consultation with the Borrower, may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent, in consultation with the Borrower, may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to any then-current Benchmark, (A) the Borrower may revoke any pending request for an Advance in the applicable currency during any Benchmark Unavailability Period and (B) all Advances in such currency shall bear interest at the Base Rate. During a Benchmark Unavailability Period for any then-current Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon such Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi) Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, SONIA, Term SOFR or other rates in the definition of “Applicable Reference Rate”, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, SONIA, Term SOFR, any other rates in the definition of “Applicable Reference Rate” or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, SONIA, any other rates in the definition of “Applicable Reference Rate”, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, SONIA, any other rates in the definition of “Applicable Reference Rate” or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in the

Facility Documents as a result of the unavailability of any interest rate hereunder and absence of a designated Base Rate or Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of the Facility Documents and reasonably required for the performance of such duties.

Section 12.02 Notices, Etc.

(a) Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing, unless otherwise expressly specified herein, and shall be (i) personally delivered or sent by registered, certified or express mail or postage prepaid, or by prepaid courier service, or by electronic mail (if the recipient has provided an email address) to the address or email address, as applicable, set forth with respect to such party on Schedule 6 (or, if not provided on Schedule 6 with respect to any party, such address or email address provided by such party in writing to the Administrative Agent), or (ii) in the case of notices to any Lender, posted to an electronic system approved by or set up by or at the direction of the Administrative Agent, and shall in each case be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof or posted in accordance with the provisions of this Section 12.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective email addresses) indicated in Schedule 6 (or, if not provided on Schedule 6 with respect to any party, such address or email address provided in writing by such party to the Administrative Agent), and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 6 (or, if not provided on Schedule 6 with respect to any party, such telephone number or numbers provided in writing by such party to the Administrative Agent). Each party shall notify the Administrative Agent in writing of any changes in the address, telephone number or email address to which notices to such Person should be directed, and of such other administrative information as the Administrative Agent shall reasonably request. Notwithstanding anything herein to the contrary, when any notice is sent or delivered to the Borrower in accordance with this Agreement, reasonable efforts shall be made to also send a copy of such notice to the Collateral Manager.

(b) Each of the Collateral Agent, the Custodian and the Collateral Administrator hereby agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail (or .pdf files of executed documents) or other similar unsecured electronic methods; provided that any person providing such instructions or directions shall provide to any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, an incumbency certificate listing such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If any party hereto elects to give any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable or e-mail (or .pdf files of executed documents), the Collateral Agent’s, the Custodian’s or the Collateral Administrator’s understanding of such instructions actually received by any of the Collateral Agent, the Custodian or the Collateral

Administrator, as applicable, shall be deemed controlling in the event that such instructions are ambiguous; provided that prior to acting in response to any such instructions that it deems to be ambiguous, the Collateral Agent, Custodian or Collateral Administrator shall use commercially reasonable efforts to contact the instructing party and obtain from such instructing party any necessary clarifications with respect to such instructions. Each of the other parties hereto understands and agrees that none of the Collateral Agent, the Custodian or the Collateral Administrator can determine the identity of the actual sender of such instructions and that the Collateral Agent, the Custodian or the Collateral Administrator shall conclusively presume that directions that purport to have been sent by an officer listed on the incumbency certificate provided to it have been sent by such officer. The other parties hereto shall be responsible for ensuring that only authorized officers transmit such instructions to the Collateral Agent, the Custodian or the Collateral Administrator and that each such party is solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by it. None of the Collateral Agent, the Custodian or the Collateral Administrator shall be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s, the Custodian’s or the Collateral Administrator’s, as applicable, reasonable, good faith reliance upon and compliance with such instructions, notwithstanding that such directions conflict with or are inconsistent with a subsequent written instruction, subject to the duty of care applicable to such Person acting in such capacity. Each of the other parties hereto agrees (i) to assume all risks arising out of its respective use of such electronic methods to submit instructions and directions to any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, including without limitation the risk of any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, acting on unauthorized instructions, and the risk of interception and misuse by third parties, (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Collateral Agent, the Custodian or the Collateral Administrator and that there may be more secure methods of transmitting instructions than the method(s) selected by it, (iii) that the security procedures (if any) to be followed in connection with its transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances and (iv) to notify the Collateral Agent, the Custodian or the Collateral Administrator immediately upon learning of any compromise or unauthorized use of the security procedures.

(c) By executing this Agreement, the parties hereto hereby acknowledge and agree, and direct the Collateral Agent, the Custodian and the Collateral Administrator to acknowledge and agree and the Collateral Agent, the Custodian and the Collateral Administrator do hereby acknowledge and agree, that execution of this Agreement, any instruction, direction, notice, form or other document executed by any party to this Agreement or the Facility Documents in connection with this Agreement or such other Facility Documents, by electronic signatures (whether by Orbit, Adobe Fill & Sign, Adobe Sign, DocuSign, or any other similar platform identified by such party and reasonably available at no undue burden or expense to the Collateral Agent, the Custodian or the Collateral Administrator) shall be permitted hereunder notwithstanding anything to the contrary herein and such electronic signatures shall be legally binding as if such electronic signatures were handwritten signatures. Any electronically signed document delivered via email from a person purporting to be a Responsible Officer shall be considered signed or executed by such Responsible Officer on such party’s behalf. To the extent received from a Responsible Officer, the parties hereto also hereby acknowledge and agree that the Collateral Agent, the Custodian and the Collateral Administrator shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 12.03 Taxes

(a) Any and all payments by, or on account of any obligation of the Borrower under any Facility Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by the Borrower, the Collateral Agent or the Administrative Agent, then the Borrower, the Collateral Agent or the Administrative Agent (as applicable) shall be entitled to make such deduction or withholding and shall pay on the following Payment Date the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is a Non-Excluded Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Secured Party receives an amount (such amount, an “Additional Amount”) equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Borrower agrees to pay (or at the option of the Administrative Agent, reimburse it for the payment of) on the following Payment Date any present or future stamp, court or documentary, intangible, recording or filing Taxes or any other or similar Taxes that arise from any payment made hereunder, under the Notes or under any other Facility Document, or from the execution, delivery, performance, enforcement or registration of from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, the Notes or under any other Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (collectively, the “Other Taxes”).

(c) The Borrower agrees to indemnify, within ten (10) days after demand therefor, each Secured Party for (i) the full amount of Non-Excluded Taxes (including any Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section 12.03) paid or payable by any Secured Party (or required to be withheld or deducted from payments to a Secured Party) and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability will be promptly delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or other Secured Party and shall be conclusive absent manifest error.

(d) As soon as practicable after the date of any payment of Taxes pursuant to this Section 12.03, the Borrower will furnish to each Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to such Agent).

(e) If any party determines, in its sole discretion exercised in good faith, that it has received a refund (for this purpose, including credits elected by such party in lieu of a refund) of any Taxes as to which it has been indemnified pursuant to this Section 12.03 (including by the payment of Additional Amounts pursuant to this Section 12.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or Additional Amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Each Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any Facility Document shall deliver to the Borrower and each Agent, at the time or times reasonably requested by the Borrower or such Agent, such properly completed and executed documentation reasonably requested by the Borrower or such Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Secured Party, if reasonably requested by the Borrower or any Agent, shall deliver such other documentation reasonably requested by the Borrower or such Agent as will enable the Borrower or such Agent to determine whether or not such Secured Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in sub-clauses (A), (B) and (D) of Section 12.03(f)(i)) shall not be required if, in the Secured Party’s reasonable judgment, such completion, execution or submission would subject such Secured Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Secured Party.

(i) Without limiting the generality of the foregoing.

(A) any Secured Party that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Agents on or prior to the date on which such Secured Party becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agents), executed copies of IRS Form W-9 certifying that such Secured Party is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a “United States person” under Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a party to under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or an Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(C)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of
Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agents), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agents to determine the withholding or deduction required to be made; and

(D) if a payment made to a Secured Party under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Secured Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code as applicable), such Secured Party shall deliver to the Borrower and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agents such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agents as may be necessary for the Borrower and the Agents to comply with their obligations under FATCA and to determine that such Secured Party has complied with such Secured Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Secured Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect it shall update such form or certification or promptly notify the Borrower and the Agents in writing of its legal inability to do so.

(g) Nothing in this Section 12.03 shall be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) Each Lender shall severally indemnify each Agent, within ten (10) days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified such Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this clause (h).

(i) Each party’s obligations under this Section 12.03 shall survive the resignation or replacement of an Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Facility Documents.

(j) For purposes of this Section, the term “Applicable Law” includes FATCA.

Section 12.04 Costs and Expenses; Indemnification

(a) The Borrower agrees to promptly pay on written demand all reasonable and documented out-of-pocket costs and expenses of the Agents, the Custodian, the Securities Intermediary and the Collateral Administrator in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including (but limited, in the case of legal fees and expenses, to) the reasonable and documented fees and disbursements of one outside counsel for the Administrative Agent plus, if necessary, one additional local counsel, one outside counsel for the Collateral Agent, the Securities Intermediary and the Collateral Administrator, one additional local counsel, if necessary for the Collateral Agent, and one outside counsel and one additional local counsel, if necessary for the Custodian, for costs and expenses of creating, perfecting, releasing or enforcing the Collateral Agent’s security interests in the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, UCC filing fees, and the equivalent thereof in any foreign jurisdiction, and all other related fees and expenses in connection therewith, and in connection with the administration and any modification or amendment of this Agreement, the Notes or any other Facility Document and advising the Agents, the Custodian, the Securities Intermediary and the Collateral Administrator as to their respective rights, remedies and responsibilities. The Borrower agrees to promptly pay on written demand all reasonable and documented out-of-pocket costs and expenses of each of the Secured Parties in connection with the enforcement of this Agreement (including the enforcement of this Section 12.04), the Notes or any other Facility Document, including all reasonable and documented out-of-pocket costs and expenses incurred by any Secured Party in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of any Secured Party or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable and documented fees and disbursements of attorneys (subject to the limitations set forth in the first sentence of this clause (a)), accountants, auditors, consultants, appraisers and other professionals engaged by any Secured Party. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Secured Parties are intended to constitute expenses of administration under any applicable insolvency Law.

(b) The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party (limited, solely in the case of Liabilities owing to the Administrative Agent in respect of attorney’s fees and expenses, to the reasonable and documented out-of-pocket fees and expenses of one outside counsel and one local counsel in each applicable jurisdiction), in each case arising out of or in connection with or by reason of the execution, delivery, enforcement (including the enforcement of this Section 12.04), performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby or the use of proceeds of any Advance (and regardless of whether or not any such transactions are consummated) and regardless of whether or not arising out of a suit, claim or other action brought by the Borrower, the Collateral Manager, the Equityholder or any third party, except (A) to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) with respect to the Collateral Agent, Custodian, Collateral Administrator or the Securities Intermediary, the gross negligence or willful misconduct of such Indemnified Party or (ii) with respect to any other Indemnified Party, the gross negligence, bad faith or willful misconduct of such Indemnified Party, any of its Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing or (B) in the case of any Indemnified Party (other than the Custodian, Collateral Administrator, Collateral Agent, the Securities Intermediary or their respective Affiliates, officers, directors, employees, agents, managers or controlling Persons) to the extent any such Liability results from a claim brought by the Borrower against an Indemnified Party for a material breach of such Indemnified Party’s obligations hereunder or under any other Facility Document, if the Borrower has obtained a final, non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of the Borrower’s equityholders or creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto. The Borrower shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party (or, in the case of a threatened proceeding, could reasonably have been expected to be a party if such proceeding had been brought) and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party or (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding. This Section 12.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Neither the Borrower nor any Indemnified Party shall have any liability for any special, indirect, consequential or punitive damages relating to this Agreement or any other Facility Document or arising out of its activities in connection herewith or therewith (whether before or after the date hereof).

Section 12.05 Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Signature pages provided in the form of a “pdf” or similar imaged document transmitted by electronic transmission (including .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Collateral Administrator, Custodian or Collateral Agent) shall be deemed original signatures for all purposes hereunder. Any electronically signed document delivered via email from a person purporting to be an Authorized Person shall be considered signed or executed by such Authorized Person on behalf of the applicable Person. To the extent received by a Responsible Officer, none of the Collateral Administrator, Custodian or Collateral Agent shall have a duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 12.06 Assignability

(a) Subject to the conditions set forth in this Section 12.06, each Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed (it being understood that the Borrower’s failure to consent to an assignment to a Competitor shall not be deemed unreasonable)) and the Administrative Agent, assign to any Person all or a portion of its rights and obligations under this Agreement (including all or a portion of its Advances Outstanding or interests therein owned by it, together with ratable portions of its Commitment); provided that such consent shall be deemed to have been granted by the Borrower if the Borrower shall not have objected in writing within seven (7) Business Days of receipt of any such request for consent; provided, further, that:

(i) neither the Borrower’s nor the Administrative Agent’s consent to any such assignment shall be required if the assignee is (A) a Lender or any of its Affiliates or (B) managed by a Lender or any of its Affiliates (so long as such assignee is not a Competitor);

(ii) the Borrower’s consent to any such assignment pursuant to this Section 12.06(a) shall not be required if an Event of Default shall have occurred and be continuing; provided that in no event shall an assignment be made to a Competitor without the Borrower’s prior written consent unless an Event of Default arising pursuant to clause (a), clause (b) or clause (h) of Section 6.01 shall have occurred and be continuing; and

(iii) notwithstanding anything herein to the contrary, each Lender may make an assignment to any Person (other than a Competitor) with notice to, but without the consent of, the Borrower or the Administrative Agent if such Lender makes a reasonable determination that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law;

provided that, the Administrative Agent shall not disclose any information to a Competitor after the Collateral Manager notifies the Administrative Agent that it has determined in good faith to be competitively sensitive, including without limitation, portfolio company financials, internal credit memos, investment committee memos and any proprietary analysis or similar information prepared by the Collateral Manager or any of its affiliates.

The parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Collateral Agent and, in the case of an Assignment and Acceptance, to the Borrower) an Assignment and Acceptance and the applicable tax forms required by Sections 12.03(f), together with administrative details for the applicable assignee (if such assignee is not a current Lender or an Affiliate of Citibank, N.A.). Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.06(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement, and to the extent of the interest assigned by such assigning Lender, have the rights and obligations of a Lender under this Agreement. Notwithstanding any other provision of this Section 12.06, (x) no assignment may be made to the Borrower, the Collateral Manager, the Equityholder or any of their respective Affiliates and (y) no assignment shall be made to any Defaulting Lender, a natural person or any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y).

(b) The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.

(c) (i) Any Lender may, without the consent of (but with notice to) the Borrower, sell participations to Participants in all or a portion of such Lender’s rights and obligations under this Agreement to any Person other than a Competitor; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents, the Collateral Administrator, the Custodian and the Securities Intermediary and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) each Participant shall have agreed to be bound by this Section 12.06(c), Section 12.06(e), Section 12.09 and Section 12.16. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09 and 12.03 (subject to the requirements and limitations therein, including the requirements under Section 12.03(f) (it being understood that the documentation required under Section 12.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment under clause (a) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 2.09 or 12.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.20 with respect to any Participant.

(ii) In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as non-fiduciary agent for the Borrower shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”). An Advance may be

participated in whole or in part only by registration of such participation on the Participant Register (and each Note, if any, shall expressly so provide). No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any rights and obligations hereunder) to any Person except to the extent necessary to establish that such rights and obligations are in registered form under Section 5f.103-1 of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) The Administrative Agent, on behalf of and acting solely for this purpose as the non-fiduciary agent of the Borrower, shall maintain at its address specified in Section 12.02 or such other address as the Administrative Agent shall designate in writing to the Lenders, a copy of this Agreement, each signature page hereto, each Assignment and Acceptance delivered to and accepted by it, and a register (the “Register”) for the recordation of the names, addresses and wiring instructions of the Lenders and the aggregate outstanding principal amount of the Advances Outstanding maintained by each Lender under this Agreement (and any stated interest thereon). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Collateral Manager, the Agents, the Collateral Administrator, the Custodian, the Securities Intermediary and the Lenders shall treat each Person whose name is recorded in the Register as a Lender and the owner of the amounts owing to it under the Facility Documents as reflected in the Register for all purposes of the Facility Documents. The Register shall be available for inspection by the Borrower, the Collateral Manager, the Collateral Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note with respect to the Advances, if any, shall expressly so provide) and compliance with this Section 12.06.

(e) Notwithstanding anything to the contrary set forth herein or in any other Facility Document and each Lender hereunder, and each Participant, must at all times be an “accredited investor” as defined in paragraphs (1), (2), (3), and (7) of Rule 501(a) under the Securities Act (an “Accredited Investor”) and a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”). Each Lender severally represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is an Accredited Investor and a Qualified Purchaser.

(f) Notwithstanding any other provision of this Section 12.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

Section 12.07 Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 12.08 Severability of Provisions

Any provision of this Agreement or any other Facility Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.09 Confidentiality

The Borrower, the Equityholder and the Collateral Manager, shall hold in confidence, and not disclose to any Person, the identity of any Lender or the terms of any fees payable in connection with this Agreement except they may disclose such information (i) to their officers, directors, employees, agents, rating agencies, counsel, accountants, auditors, advisors, prospective lenders, equity investors (including the Equityholder and its direct or indirect equity investors) or representatives, (ii) with the consent of such Lender, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through such Person, (iv) to the extent the Borrower, the Equityholder or the Collateral Manager or any Affiliate of any of them should be required by any law or regulation applicable to it (including securities laws) or requested by any Governmental Authority to disclose such information, or (v) solely with respect to the existence of this Agreement and the identity of the parties hereto and other information necessary to effect the transfer of assets and the administration of its financing facilities (but for the avoidance of doubt, not any economic terms hereof), to current or prospective lenders to the Equityholder or its subsidiaries.

Each Secured Party agrees to keep confidential all information provided to it by the Borrower, the Collateral Manager or the Equityholder with respect to the Borrower, its Affiliates, the Collateral, the Related Documents, the Obligors, the Collateral Manager, the Equityholder or any other information furnished to such Secured Party under or in connection with this Agreement (collectively, the “Borrower Information”); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) as reasonably required to comply with the provisions of this Agreement and the other Facility Documents (i) to any Secured Party or any Affiliate of a Secured Party or (ii) any of their respective Affiliates, employees, officers, directors, auditors, agents, attorneys, accountants and other professional advisors (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential, (b) subject to an agreement to comply with the provisions of this Section and to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, to any actual or bona fide prospective permitted assignees and Participants (other than any Competitor (x) if the Borrower’s consent is required hereunder for such assignment or participation and has not yet been received or (y) with respect to any Borrower Information that constitutes internal, proprietary memoranda or analysis of the Borrower, the Collateral Manager or the Equityholder) in any of the Secured Parties’ interests under or in connection with this Agreement (including in connection with any pledge or grant of a security interest permitted pursuant to Section 12.06(f)) or any actual or prospective party (or its Secured Party Representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (c) to any Governmental Authority with jurisdiction over any Secured Party or its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law, (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative in violation of this Agreement, (f) in connection with the performance of the terms of this Agreement and the exercise of any remedy hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (g) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Secured Party Representatives (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (provided that, in the case of clause (d) or (g) such Secured Party will, to the extent permitted and reasonably practicable, endeavor to promptly notify the Borrower and the Collateral Manager in advance of such pending disclosure), (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (i) with the written consent of the Borrower and the Collateral Manager.

Section 12.10 Merger

This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders (or any other Secured Party, as applicable) taken as a whole incorporate the entire agreement between the parties hereto and thereto concerning the subject matter hereof and thereof and this Agreement and such other Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 12.11 Survival

All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.09, 2.10, 2.12, 2.23, 12.03, 12.04, 12.09, 12.16, 12.17, 12.18, 13.09(d), 14.06(b), and this Section 12.11 shall survive the termination of this Agreement in whole or in part, the Payment in Full of the principal of and interest on the

Advances, any foreclosure under, or modification, release or discharge of, any or all of the Related Documents and the resignation or replacement of any Agent; provided that the agreements in Section 12.09 shall survive for a period of one year following the termination of this Agreement.

Section 12.12 Submission to Jurisdiction; Waivers; Etc.

(a) The Borrower, the Collateral Manager and the Equityholder each hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York County, New York in any action or proceeding arising out of or relating to any Facility Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. The Custodian, Collateral Agent, Securities Intermediary, the Collateral Administrator, the Administrative Agent and the Lenders each hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York County, New York in any action or proceeding arising out of or relating to any Facility Document or for recognition or enforcement of any judgment. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Facility Document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Facility Document against the Borrower, the Collateral Manager or the Equityholder or its respective properties in the courts of any jurisdiction.

(b) Each party hereto hereby irrevocably and unconditionally consents that any such action or proceeding may be brought in any court described in Section 12.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

(c) Each party hereto other than the Collateral Agent, the Collateral Administrator, the Securities Intermediary and the Custodian agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 12.02 or at such other address as may be permitted hereunder. Each party hereto hereby also agrees that nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

(d) Each party hereto waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages.

Section 12.13 IMPORTANT WAIVERS

(a) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM HEREIN OR THEREIN OR RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE COLLATERAL MANAGER, THE BORROWER, THE EQUITYHOLDER, THE AGENTS, THE COLLATERAL ADMINISTRATOR, THE CUSTODIAN, THE SECURITIES INTERMEDIARY OR ANY OTHER AFFECTED PERSON. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER FACILITY DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER FACILITY DOCUMENT.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF THE BORROWER OR THE COLLATERAL MANAGER PURSUANT TO THE FACILITY DOCUMENTS. NO PARTY OR INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY FACILITY DOCUMENT OR THE TRANSACTIONS.

(c) EACH PARTY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY OR AN INDEMNIFIED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR AN INDEMNIFIED PARTY WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 12.13 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES. THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL—ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE FACILITY DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY.

(d) EACH PARTY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 12.13 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE FACILITY DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE FACILITY DOCUMENTS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT TO THE EXTENT PERMITTED BY APPLICABLE LAW, IT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(e) THE WAIVERS IN THIS SECTION 12.13 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE FACILITY DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(f) THE PROVISIONS OF THIS SECTION 12.13 SHALL SURVIVE TERMINATION OF THE FACILITY DOCUMENTS AND THE INDEFEASIBLE PAYMENT IN FULL OF THE OBLIGATIONS.

Section 12.14 PATRIOT Act Notice

Each Agent, the Collateral Administrator, the Custodian, the Securities Intermediary and each Lender hereby notifies the Borrower, the Collateral Manager and each other Agent and Lender that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify, update and record information that identifies the Borrower, the Collateral Manager and each other Agent and Lender, which information includes the name and address of the Borrower and other information that will allow such Agent, the Collateral Administrator, the Custodian, the Securities Intermediary or such Lender to identify the Borrower, the Collateral Manager and each other Agent and Lender in accordance with the PATRIOT Act. The Borrower, the Collateral Manager and each other Agent and Lender shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender, the Collateral Administrator, the Custodian, the Securities Intermediary or any Agent in order to assist such Lender, the Collateral Administrator, the Custodian, the Securities Intermediary or such Agent, as applicable, in maintaining compliance with the PATRIOT Act.

Section 12.15 Legal Holidays

In the event that the date of prepayment of Advances or the Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any other Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 12.16 Non-Petition

Each Secured Party hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy, insolvency or similar Laws until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the Payment in Full of all outstanding Obligations and the termination of all Commitments; provided that nothing in this Section 12.16 shall preclude, or be deemed to prevent, any Secured Party (a) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect, in (i) any case or proceeding voluntarily filed or commenced by the Borrower or (ii) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any such Secured Party, or (b) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy, insolvency or similar Laws.

Section 12.17 Waiver of Setoff

To the extent permitted by Applicable Law, each of the Borrower, the Collateral Manager and the Equityholder hereby waives any right of setoff it may have or to which it may be entitled under this Agreement or any Applicable Law from time to time against the Administrative Agent, any Lender or its respective assets.

Section 12.18 Reserved

Section 12.19 Recognition of the U.S. Special Resolution Regimes.

To the extent that the Facility Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”) the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Facility Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Lender that is party to a Supported QFC (each a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in the property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the Facility Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such default rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Facility Documents were governed by the laws of the United States or a state of the United Sates. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE XIII

CUSTODIAN

Section 13.01 Appointment of Custodian

(a) Appointment and Acceptance. The Borrower and the Administrative Agent each hereby appoints the Custodian as document custodian of any Loan Files delivered to it for all Collateral Assets owned by the Borrower at any time during the term of this Agreement, on the terms and conditions set forth in this Agreement (which shall include any addendum hereto which is hereby incorporated herein and made a part of this Agreement), and the Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement with respect to it, subject to and in accordance with the provisions hereof.

(b) Instructions. The Borrower agrees that it shall from time to time provide, or cause to be provided, to the Custodian all necessary instructions and information, and shall respond promptly to all inquiries and requests of the Custodian as may reasonably be necessary to enable the Custodian to perform its duties hereunder.

(c) Custodian. The Custodian shall take and retain custody of the Loan Files delivered by the Borrower hereunder in accordance with the terms and conditions of this Agreement, all for the benefit of the Collateral Agent and the other Secured Parties, in order to perfect under the UCC the Collateral Agent’s security interest therein for the benefit of the Secured Parties. In taking and retaining custody of the Loan Files, the Custodian shall be deemed to be acting as the agent of Collateral Agent for the benefit of the Secured Parties; provided that the Custodian makes (a) no warranty or representation and shall have no responsibility for the enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Assets and (b) no representation as to the existence, perfection or priority of any lien on the Collateral Assets or the Required Loan Documents. It is expressly agreed and acknowledged that the Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Assets.

Section 13.02 Duties of Custodian. From the Closing Date until its removal or resignation pursuant to the terms of this Agreement, the Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations.

(a) Segregation. All Loan Files held by the Custodian for the account of the Borrower hereunder shall be (a) subject to the lien of the Collateral Agent on behalf of the Secured Parties, (b) physically segregated from other loans and non-cash property in the possession of the Custodian and (c) identified by the Custodian as subject to this Agreement.

(b) All Loan Files (to the extent physical copies have been delivered to the Custodian) shall be held in safekeeping by the Custodian, individually segregated from the securities and investments of any other Person and marked so as to clearly identify such Loan Files as the property of the Borrower as set forth in this Agreement.

Section 13.03 Delivery of Collateral Assets to Custodian

(a) The Collateral Manager (on behalf of the Borrower) shall deliver, or cause to be delivered (which may be via email, except for the original Underlying Note, if any) promptly (and in any event within five (5) Business Days of receipt) to the Custodian all of the Loan Files for each Collateral Asset owned by the Borrower at any time during the term of this Agreement at the address identified herein; provided, however, that all documents (other than the original Underlying Notes) shall be transmitted in electronic format and the Custodian shall only be required to retain the original Underlying Note, if any. The Custodian shall not be responsible for any Collateral Asset or related Loan File until actually received by it. The Custodian shall notify the Collateral Administrator of the Custodian’s receipt of any sealed envelopes described in Section 5.01(o) purporting to contain any original assignment of any Collateral Asset or any original executed Underlying Note with respect to any Collateral Asset. In connection with each delivery of a Loan File to the Custodian, the Borrower shall represent and warrant that the Loan Files delivered to the Custodian are, to its knowledge, complete in all material respects.

(b) Notwithstanding anything herein to the contrary, delivery of the Collateral Assets acquired by the Borrower which constitute Noteless Loans or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, shall be made by delivery to the Custodian of a copy of the loan register with respect to such Noteless Loan evidencing registration of such Collateral Asset on the books and records of the applicable Obligor or bank agent to the name of the Borrower (or its nominee) or a copy (which may be an email copy) of an assignment agreement in favor of the Borrower as assignee. Any duty on the part of the Custodian with respect to the custody of such Collateral Assets shall be limited to the exercise of reasonable care by the Custodian in the physical custody of the related Loan Files delivered to it.

(c) In the absence of gross negligence, fraud or willful misconduct of the Custodian, the Custodian may assume the genuineness of any document in a Loan File it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each document it may receive is what it purports to be on its face. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the

UCC, respectively, is or shall be or become available with respect to any Collateral Asset to be held by the Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Custodian, and the Custodian shall not be under any obligation at any time to determine whether any such original “security” or “instrument” has been or is required to be issued or made available in respect of any Collateral Asset or to compel or cause delivery thereof to the Custodian.

Section 13.04 Release of Documents/Control By Agents

(a) The Custodian shall release and ship for delivery, or direct its agents or sub-custodians to release and ship for delivery, as the case may be, Loan Files of the Borrower held by the Custodian, its agents or its sub-custodians from time to time upon receipt of a Request for Release and Receipt (substantially in the form of Exhibit H and specifying, among other things, the Collateral Assets and Loan Files to be released and delivery instructions and other information as may be necessary to enable the Custodian to release and ship such Loan Files), which may be standing instructions (in a form acceptable to the Custodian) in accordance with this Agreement.

(b) Upon receipt by the Custodian from the Administrative Agent or the Collateral Agent (acting at the direction of the Administrative Agent), of written notice of the occurrence of an Event of Default that is continuing, stating that such notice is a “Notice of an Event of Default” and indicating the Administrative Agent’s intent to prohibit the Custodian from accepting instructions from or on behalf of the Borrower (each such notice, a “Block Notice”), the Custodian shall no longer accept or act upon any Request for Release and Receipt, Proper Instructions or other instructions from the Borrower (or the Collateral Manager on its behalf) hereunder with respect to the Collateral Assets or the Loan Files. From and after its receipt of a Block Notice, the Custodian shall only comply with Requests for Release and Receipt and Proper Instructions from the Collateral Agent (acting at the direction of the Administrative Agent) or Administrative Agent. In the absence of receipt of the Block Notice, the Custodian may conclusively assume that there is no Event of Default unless it has actual knowledge of such occurrence.

Section 13.05 Records

The Custodian shall create and maintain complete and accurate records relating to its activities under this Agreement with respect to the Collateral Assets or other property of the Borrower held for the benefit of the Collateral Agent and the other Secured Parties under this Agreement. All such records shall be the property of the Borrower and, upon reasonable advance notice, shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Borrower, the Collateral Agent and the Administrative Agent.

Section 13.06 Reporting

(a) If requested by the Borrower, the Collateral Agent or the Administrative Agent, the Custodian shall render an itemized report of the Loan Files held pursuant to this Agreement as of the end of each month and such other matters as the parties may agree from time to time in form and substance reasonably satisfactory to the Borrower, the Collateral Agent and the Administrative Agent. With respect to each Collateral Asset, the Custodian shall deliver to the Administrative Agent within ten (10) Business Days of the end of each month, notice of any Required Loan Documents that have not been provided to the Borrower or the Collateral Manager.

(b) The Custodian shall have no duty or obligation to undertake any market valuation of the Collateral Assets under any circumstance.

Section 13.07 Certain General Terms

(a) No Duty to Examine Related Documents. Nothing herein shall obligate the Custodian to review or examine the terms of any underlying instrument, certificate, credit agreement, indenture, loan agreement, promissory note or any other document contained in the Loan Files evidencing or governing any Collateral Asset to determine the validity, sufficiency, marketability or enforceability of any Collateral Asset (and shall have no responsibility for the genuineness or completeness thereof) or otherwise.

(b) Resolution of Discrepancies. In the event of any discrepancy between the information set forth in any report provided by the Custodian to the Borrower and any information contained in the books or records of the Borrower, the Borrower (or the Collateral Manager, on behalf of the Borrower) shall promptly notify the Custodian thereof and the parties shall cooperate to diligently resolve the discrepancy.

(c) Improper Instructions. Notwithstanding anything herein to the contrary, the Custodian shall not be obligated to take any action (or forebear from taking any action), which it reasonably determines to be contrary to the terms of this Agreement or Applicable Law. In no instance shall the Custodian be obligated to provide services on any day that is not a Business Day.

(d) Proper Instructions.

(i) Each of the Administrative Agent, the Collateral Manager and the Borrower will give written notice to the Custodian, in a form acceptable to the Custodian, specifying the names and specimen signatures of Persons authorized to give Proper Instructions (collectively, “Authorized Persons” and each, an “Authorized Person”) which notice shall be signed by an Authorized Person set forth on Schedule 7 or otherwise previously certified to the Custodian. The Custodian shall be entitled to rely upon the identity and authority of such Persons until it receives written notice from an Authorized Person of the Borrower, the Administrative Agent or the Collateral Manager, as applicable, to the contrary. The initial Authorized Persons are set forth on Schedule 7 (as such Schedule 7 may be modified from time to time by written notice from the Borrower, the Administrative Agent and the Collateral Manager as applicable, to the Custodian).

(ii) The Custodian shall have no responsibility or liability to the Borrower (or any other Person) and shall be indemnified and held harmless by the Borrower in the event that a subsequent written confirmation of an oral instruction fails to conform to the oral instructions received by the Custodian. The Custodian shall not have an obligation to act in accordance with purported instructions to the extent that they conflict with Applicable Law or regulations. The Custodian shall not be liable for any loss resulting from a delay while it obtains clarification of any Proper Instruction.

(e) Evidence of Authority. The Custodian shall be protected in acting upon any instruction, notice, request, consent, certificate instrument or paper reasonably believed by it to be genuine and to have been properly executed or otherwise given by or on behalf of the Borrower, the Collateral Manager or Administrative Agent, as applicable, by an Authorized Person thereof. The Custodian may receive and accept a certificate signed by any Authorized Person as conclusive evidence of:

(i) the authority of any Person to act in accordance with such certificate; or

(ii) any determination or of any action by such Person as described in such certificate;

and such certificate may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary from an Authorized Person of the Borrower, the Collateral Manager or Administrative Agent, as applicable.

(f) Receipt of Communications. Any communication received by the Custodian on a day which is not a Business Day or after 5:00 p.m. (or such other time as is agreed by the Borrower and the Custodian from time to time) on a Business Day will be deemed to have been received on the next Business Day; provided that in the case of communications so received after 5:00 p.m. on a Business Day the Custodian will use its commercially reasonable efforts to process such communications as soon as possible after receipt.

(g) In the event that (i) the Borrower, the Administrative Agent, the Collateral Manager, the Custodian or the Collateral Agent shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Loan File or a document included within a Loan File or (ii) a third party shall institute any court proceeding by which any Loan File or a document included within a Loan File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian shall, to the extent permitted by Law, continue to hold and maintain all the Loan Files that are the subject of such proceedings pending a final, non-appealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Custodian shall dispose of such Loan File or a document included within such Loan File as directed by the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Custodian incurred as a result of such proceedings shall be borne by the Borrower.

Section 13.08 Compensation and Reimbursement of Custodian

(a) Fees. The Custodian shall be entitled to compensation for its services in accordance with the terms of the Custodian Fee Letter.

(b) Expenses. The Borrower agrees to pay or reimburse to the Custodian upon its request from time to time all reasonable and documented costs, disbursements, advances, and expenses (but limited, in the case of legal fees and expenses, to the reasonable fees and expenses of one firm of outside legal counsel, plus, if necessary, one additional local counsel) incurred in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Custodian of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Custodian to collect any amounts owing to it under this Agreement).

(c) Priority of Payments. Amounts owing to the Custodian hereunder shall be payable in accordance with the Priority of Payments.

Section 13.09 Responsibility of Custodian

(a) General Duties. The Custodian shall have no duties, obligations or responsibilities under this Agreement or with respect to the Collateral Assets, except for such duties as are expressly and specifically set forth in this Agreement, and the duties and obligations of the Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Custodian.

(b)  Instructions.

(i) The Custodian shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Collateral Manager on the Borrower’s behalf), the Administrative Agent or the Collateral Agent, as applicable, as it reasonably deems necessary, and shall be entitled to require, upon notice to the Borrower, the Administrative Agent or the Collateral Agent, as applicable, that Proper Instructions to it be in writing. In the absence of gross negligence, fraud or willful misconduct of the Custodian, the Custodian shall have no liability for any action (or forbearance from action) taken pursuant to this Agreement or any other Facility Document or pursuant to any Proper Instruction of the Borrower, the Collateral Manager, the Administrative Agent or the Collateral Agent, as applicable, except in the case of the Custodian’s own gross negligence, fraud or willful misconduct.

(ii) Whenever the Custodian is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Custodian it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii) In case any reasonable question arises as to its duties hereunder, the Custodian may, so long as no Event of Default has occurred and is continuing, request instructions from the Collateral Manager and may, after the occurrence and during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.

(c) General Standards of Care. Notwithstanding any terms herein contained to the contrary, the acceptance by the Custodian of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i) The Custodian may conclusively rely on and shall be fully protected in acting or refraining from acting upon any written notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document furnished to it (including any of the foregoing provided to it by telecopier or electronic means), not only as to its due execution and validity, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine and signed or presented by the proper person (which in the case of any instruction from or on behalf of the Borrower shall be an Authorized Person); and the Custodian shall be entitled to presume the genuineness and due authority of any signature appearing thereon. The Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document; provided that if the form thereof is specifically prescribed by the terms of this Agreement, the Custodian shall examine the same to determine whether it substantially conforms on its face to such requirements hereof. The Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of the Administrative Agent, and no party shall have any right of action whatsoever against the Custodian as a result of the Custodian acting or (where so instructed) refraining from acting hereunder in accordance with the instructions of the Administrative Agent.

(ii) Neither the Custodian nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or Law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence, fraud or willful misconduct on its part and in breach of the terms of this Agreement. Subject to the foregoing, the Custodian shall not be liable for any action taken, suffered or omitted by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(iii) In no event shall the Custodian be liable for any indirect, special, punitive or consequential damages (including lost profits) whether or not it has been advised of the likelihood of such damages.

(iv) The Custodian may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Custodian in good faith in accordance with the opinion and directions of such counsel; the reasonable cost of such services shall be reimbursed pursuant to Section 13.08(b) and (c) above.

(v) The Custodian shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Custodian or unless (and then only to the extent) received in writing by a Responsible Officer of the Custodian and specifically referencing this Agreement.

(vi) No provision of this Agreement shall require the Custodian to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(vii) The permissive right of the Custodian to take any action hereunder shall not be construed as a duty.

(viii) The Custodian may act or exercise its duties or powers hereunder through agents or attorneys, and the Custodian shall not be liable or responsible for the actions, omissions, negligence or misconduct of any such agent or attorney selected by it with reasonable care.

(ix) The Custodian shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control; provided that the Custodian takes commercially reasonable efforts to resume performance after the cessation of such acts. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(x) All indemnifications contained in this Agreement in favor of the Custodian shall survive the termination of this Agreement and the resignation or removal of the Custodian.

(xi) Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI shall be afforded to the Custodian.

(xii) The Custodian shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement or any other Facility Document or Related Document. The Custodian shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document. The Custodian shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default. The Custodian shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.

(xiii) The Custodian shall have no responsibilities or duties with respect to any Collateral Asset while such Collateral Asset is not in its possession or control or in the possession or control of any agent or bailee.

(d)  Collateral Agent’s Lien.

Each of the Borrower, the Collateral Agent and the Custodian hereby agrees that the Loan Files in respect of the Collateral Assets are being held by the Custodian hereunder to perfect the lien of the Collateral Agent, on behalf of the Secured Parties, in the Collateral Assets in accordance with this Agreement.

Section 13.10 Resignation and Removal; Appointment of Successor

(a) Except as set forth in clause (d) below, no resignation or removal of the Custodian and no appointment of a successor Custodian pursuant to this Article XIII shall become effective until the acceptance of such appointment by the successor Custodian under Section 13.11 and the assumption by such successor Custodian of the duties and obligations of the Custodian hereunder.

(b) The Custodian may, at any time, resign under this Agreement by giving not less than thirty (30) days advance written notice thereof to the Borrower, the Collateral Manager, the Collateral Agent and the Administrative Agent.

(c) The Custodian may be removed at any time by the Administrative Agent (i) upon thirty (30) days’ notice (with the prior written consent of the Collateral Manager) or (ii) at any time if (A) an Event of Default shall have occurred and be continuing or (B) the Custodian shall become incapable of acting or shall become the subject of an Insolvency Event. Written notice of any such removal shall be sent by the Administrative Agent to the Custodian, the Borrower, the Lenders and the Collateral Manager.

(d) If the Custodian shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Custodian for any reason, the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor custodian by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Custodian and one copy to the successor Custodian, together with a copy to the Administrative Agent and the Lenders; provided that such successor Custodian shall be appointed only upon the prior written consent of the Administrative Agent and, if no Event of Default or Collateral Manager Default has occurred and is continuing, the Collateral Manager (in each case which consent shall not be unreasonably withheld, conditioned or delayed). If no successor custodian has accepted appointment as the Custodian by the date thirty (30) days following a resigning Custodian’s notice of resignation or removal by the Administrative Agent, the resigning or removed Custodian’s resignation or removal, as applicable, shall nevertheless thereupon become effective, and the Collateral Agent (or its designee) shall perform the duties of the Custodian hereunder until such time, if any, as a successor custodian is appointed pursuant to the terms of this Agreement.

(e) Upon termination of this Agreement or resignation of the Custodian, the Borrower shall pay to the Custodian such compensation, and shall likewise reimburse the Custodian for its reasonable and documented costs, expenses and disbursements, as may be due as of the date of such termination or resignation (or removal, as the case may be) all in accordance with the Priority of Payments. All indemnifications in favor of the Custodian under this Agreement shall survive the termination of this Agreement, or any resignation or removal of the Custodian.

(f) In the event of any resignation or removal of the Custodian, the Custodian shall provide to the Borrower a complete final report or data file transfer of any confidential information as of the date of such resignation or removal.

Section 13.11 Acceptance and Appointment by Successor

Each successor Custodian appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Collateral Manager, the Administrative Agent, the Lenders and the retiring Custodian an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Custodian shall become effective and such successor Custodian, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Custodian; but, on request of the Borrower, the Collateral Manager, the Administrative Agent or the successor Custodian, such retiring Custodian shall (i) execute and deliver an instrument transferring to such successor Custodian all the rights, powers and trusts of the retiring Custodian and (ii) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Custodian hereunder. Upon request of any such successor Custodian, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Custodian all such rights, powers and trusts.

Section 13.12 Merger, Conversion, Consolidation or Succession to Business of Custodian

Any organization or entity into which the Custodian may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Custodian, shall be the successor of the Custodian hereunder and any other Facility Document to which the Custodian is a party, without the execution or filing of any document or any further act on the part of any of the parties hereto.

ARTICLE XIV

COLLATERAL MANAGEMENT

Section 14.01 Designation of the Collateral Manager

(a) Initial Collateral Manager. The servicing, administering and collection of the Collateral shall be conducted by the collateral manager in accordance with the Facility Documents (such Person, the “Collateral Manager”). Blue Owl ~~Rock~~ Technology Income Corp. is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities, of Collateral Manager pursuant to the terms hereof.

(b) Subcontracts. The Collateral Manager may, with the prior written consent of the Administrative Agent (which consent shall not be required in the case of Affiliates of the Collateral Manager or with respect to ministerial duties), subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Collateral Manager shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such Person, (ii) the Collateral Manager shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be subject to the provisions hereof.

Section 14.02 Duties of the Collateral Manager

(a) Duties. The Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with the Collateral Management Standard. Without limiting the foregoing, the duties of the Collateral Manager shall include the following (it being understood that the following shall not be construed to expand the scope of any express covenant of the Collateral Manager set forth in the Facility Documents, and shall be subject to all exceptions and qualifications set forth in such express covenants):

(i) directing the acquisition, sale or substitution of Collateral in accordance with Article X;

(ii) supervising the Collateral, including (A) communicating with Obligors or, if applicable, the administrative agents on the Collateral Assets; (B) subject to the provisos to this subclause (B), executing amendments or other modifications, providing consents and waivers, exercising voting rights, enforcing and collecting on the Collateral; provided that the Collateral Manager shall not consent to any amendment or other modification of any Collateral Asset or any Related Document for any Collateral Asset that would violate the provisions of Section 5.02(s); and (C) otherwise managing the Collateral on behalf of the Borrower;

(iii) preparing and submitting claims to Obligors, or if applicable, the administrative agents on the Collateral Assets, on each Collateral Asset;

(iv) maintaining appropriate books of account and servicing records with respect to the Collateral (including copies of the Related Documents) reasonably necessary or advisable for the services to be performed hereunder;

(v) promptly delivering to the Administrative Agent or the Collateral Agent, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent or the Collateral Agent may from time to time reasonably request;

(vi) notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (A) that is or is threatened to be asserted by an Obligor with respect to any Collateral Asset (or portion thereof) of which it has actual knowledge or has received notice (provided that, if such threat is not in writing, then the Collateral Manager shall use reasonable efforts to notify the Administrative Agent of such threat); or (B) that could reasonably be expected to have a Material Adverse Effect:

(vii) using commercially reasonable efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(viii) instructing the Obligors or, if applicable, the administrative agents on the Collateral Assets to make payments directly into the Collection Account;

(ix) complying with such other duties and responsibilities as required of the Collateral Manager by this Agreement;

(x) providing to the Borrower, each Lender, the Administrative Agent, the Collateral Administrator and the Collateral Agent the reports required to be delivered by the Collateral Manager under this Agreement; and

(xi) directing the Collateral Agent to convert amounts denominated in any Eligible Currency to any other Eligible Currency for any permitted purpose hereunder.

It is acknowledged and agreed that the Borrower possesses only such rights with respect to the enforcement of rights and remedies with respect to the Collateral Assets and the underlying assets securing such Collateral Assets under the Related Documents as have been transferred to the Borrower with respect to the related Collateral Asset, and therefore, for all purposes under this Agreement, the Collateral Manager shall perform its administrative and management duties hereunder only to the extent that, as a lender under the Related Documents, the Borrower has the right to do so.

(b) The Administrative Agent, each Lender, the Collateral Agent and the other Secured Parties shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager hereunder.

(c) The Collateral Manager shall not be responsible or liable for delays or failures in performance resulting from acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 14.03 Authorization of the Collateral Manager

The Borrower hereby authorizes the Collateral Manager to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Collateral Manager and not inconsistent with the pledge of the Collateral by the Borrower to the Collateral Agent, on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including endorsing its name on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Collateral Manager could have done if it owned such Collateral. In furtherance of the foregoing, the Borrower hereby irrevocably appoints the Collateral Manager as its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Collateral Manager reasonably deems appropriate or necessary in connection with the performance of its duties provided for herein. The Borrower shall furnish the Collateral Manager (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its collateral management duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Collateral Manager be entitled to make the Collateral Agent, the Administrative Agent, any Lender or any other Secured Party a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the Administrative Agent’s consent. Following the occurrence and during the continuance of an Event of Default (unless otherwise waived by the Lenders in accordance with Section 12.01), the Administrative Agent (acting in its sole discretion or at the direction of the Required Lenders) may provide notice to the Collateral Manager (with a copy to the Collateral Agent) that the Secured Parties are exercising their control rights with respect to the Collateral in accordance with Section 6.02(b). Notwithstanding the foregoing, the Collateral Manager shall act solely on behalf of the Borrower as an independent contractor for the sole purpose of providing the services described herein.

Section 14.04 Separateness Provisions of the Borrower

The Collateral Manager shall not in any way interfere with or frustrate the Borrower’s compliance with the provisions of Section 5.05 of this Agreement.

Section 14.05 Compensation

As compensation for its administrative and management activities hereunder, the Collateral Manager or its designee shall be entitled to receive the Collateral Management Fee pursuant to the Priority of Payments, and the Collateral Manager hereby directs the Collateral Management Fee be paid to the Equityholder and such payment to the Equityholder shall satisfy the obligation to pay the Collateral Management Fee pursuant to the Priority of Payments. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Facility Document, Blue Owl ~~Rock~~ Technology Income Corp. hereby agrees that it will irrevocably waive the Collateral Management Fees on each Payment Date so long as it acts as Collateral Manager hereunder and will not be owed such waived Collateral Management Fees at any time while acting as the Collateral Manager hereunder; provided that, for the avoidance of doubt, any successor collateral manager shall be entitled to all or any portion of the Collateral Management Fee that accrues while such successor collateral manager acts as Collateral Manager hereunder, pursuant to the terms hereof and payable in accordance with the Priority of Payments.

If and to the extent that there are insufficient funds to pay any Collateral Management Fee in full on any Payment Date or if any Collateral Management Fee has accrued but is not yet due and payable, the amount due or accrued and unpaid will be deferred and will be payable on such later Payment Date on which funds are available in accordance with the Priority of Payments.

Section 14.06 Expenses; Indemnification

(a) The Collateral Manager shall be responsible for its expenses incurred by it in the performance of its obligations under this Agreement to the extent not otherwise reimbursed by the Borrower.

(b) The Collateral Manager agrees to indemnify and hold harmless each Indemnified Party from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with any (i) acts or omissions of the Collateral Manager constituting bad faith, gross negligence or willful misconduct on the part of the Collateral Manager in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), (ii) breach of any representation or warranty under this Agreement, any other Facility Document or any Related Document by the Collateral Manager or (iii) failure by the Collateral Manager to comply with any term, provision or covenant contained in this Agreement, any other Facility Document or any Related Document; except to the extent (i) any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith, or willful misconduct of such Indemnified Party, any of its Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing, (ii) resulting from the performance of the Collateral Assets (including without limitation any change in the market value of such Collateral Asset) or (iii) any loss in value of any Eligible Investment. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Collateral Manager, any of the Collateral Manager’s equityholders or creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto. The Collateral Manager shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party (or, in the case of a threatened proceeding, could reasonably have been expected to be a party if such proceeding had been brought) and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party, or (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding. This Section 14.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 14.07 The Collateral Manager Not to Resign; Assignment

(a) The Collateral Manager shall not resign from the obligations and duties hereby imposed on it without the prior written consent of the Administrative Agent; provided that the Collateral Manager may resign without any such consent if the Collateral Manager determines that (a) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (b) there is no reasonable action that the Collateral Manager could take to make the performance of its duties hereunder permissible under Applicable Law.

(b) The Collateral Manager may not assign its rights or obligations hereunder or any interest herein (other than an assignment to ~~Owl Rock Capital Advisors LLC~~any Permitted Collateral Manager) without the prior written consent of the Administrative Agent.

Section 14.08 Appointment of Successor Collateral Manager

(a) Upon (x) the occurrence and during the continuance of a Collateral Manager Default, notwithstanding anything herein to the contrary, but subject to Section 6.04(e), the Administrative Agent (as directed by the Required Lenders) with notice to the Borrower, the Equityholder, the Collateral Agent and the Lenders, may terminate all of the rights and obligations of the Collateral Manager as “Collateral Manager” under this Agreement and appoint a successor Collateral Manager (the “Successor Collateral Manager”) or (y) the resignation of the Collateral Manager, then, in either case, the Administrative Agent, with the consent of the Borrower and the Equityholder (not to be unreasonably withheld) and upon notice to the Collateral Agent and the Lenders, may appoint a Successor Collateral Manager, which, in each case and for the avoidance of doubt may be the Administrative Agent or any Lender, and, in each case, such Successor Collateral Manager shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent in its sole discretion. Until a Successor Collateral Manager is appointed as set forth above, the Collateral Manager shall (i) unless otherwise notified by the Administrative Agent, continue to act in such capacity in accordance with Section 14.02 and (ii) as requested by the Administrative Agent in its sole discretion (A) terminate some or all of its activities as Collateral Manager hereunder by the Administrative Agent in its sole discretion as necessary or desirable, (B) provide such information as may be requested by the Administrative Agent to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof and (C) take all other actions requested by the Administrative Agent, in each case to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof.

(b) Upon its appointment, the Successor Collateral Manager shall be the successor in all respects to the Collateral Manager with respect to collateral management functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Collateral Manager by the terms and provisions hereof, and all references in this Agreement to the Collateral Manager shall be deemed to refer to the Successor Collateral Manager; provided that the Successor Collateral Manager shall have (i) no liability with respect to any action performed by the terminated Collateral Manager prior to the date that the Successor Collateral Manager becomes the successor to the Collateral Manager or any claim of a third party based on any alleged action or inaction of the terminated Collateral Manager, (ii) no obligation to pay any taxes required to be paid by the Collateral Manager; provided that the Successor Collateral Manager shall pay any income taxes for which it is liable, (iii) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (iv) no liability or obligation with respect to any Collateral Manager indemnification obligations of any prior Collateral Manager, including the original Collateral Manager.

(c) Notwithstanding anything contained in this Agreement to the contrary, a Successor Collateral Manager is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Collateral Manager relating to the Collateral Assets (collectively, the “Predecessor Collateral Manager Work Product”) without any audit or other examination thereof, and such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Collateral Manager. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Collateral Manager Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Collateral Manager making or continuing any Errors (collectively, “Continued Errors”), such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Collateral Manager agrees to use its best efforts to prevent further Continued Errors. In the event that the Successor Collateral Manager becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors.

ARTICLE XV

THE COLLATERAL ADMINISTRATOR

Section 15.01 Designation of Collateral Administrator

(a) Initial Collateral Administrator. Until a successor Collateral Administrator is appointed in accordance with this Article XV, the Bank is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of Collateral Administrator pursuant to the terms hereof and of the other Facility Documents to which the Collateral Administrator is a party.

(b) Successor Collateral Administrator. Upon the Collateral Administrator’s receipt of written notice from the Administrative Agent of the designation of a successor Collateral Administrator pursuant to the provisions of Section 15.05, the Collateral Administrator agrees that it will terminate its activities as Collateral Administrator hereunder. Notwithstanding such termination, the Collateral Administrator shall be entitled to receive all accrued and unpaid Collateral Administration and Agency Fees and Administrative Expenses due and owing to it at the time of such termination.

Section 15.02 Certain Duties and Powers

(a) The Collateral Administrator shall assist the Borrower and the Collateral Manager in connection with monitoring the Collateral by maintaining a database on certain characteristics of the Collateral on an ongoing basis and providing to the Borrower and the Collateral Manager (and, where applicable, the Borrower’s independent public accountants) certain reports, schedules, calculations all as more particularly described in this Section 15.02 below (in each case, such reports, schedules and calculations shall be prepared in such form and content, and in such greater detail, as may be mutually agreed upon by the parties hereto from time to time and as may be required by the Agreement) based upon information and data received from the Borrower and/or the Collateral Manager, as required to be prepared and delivered (or which are necessary to be prepared and delivered in order that certain other reports, schedules and calculations can be prepared and delivered) under Article VIII of this Agreement. The Collateral Administrator’s duties and authority to act as Collateral Administrator hereunder are limited to the duties and authority specifically provided for in this Agreement. The Collateral Administrator shall not be deemed to assume the obligations of the Borrower or the Collateral Manager hereunder or any other Facility Document, and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or Liabilities of the Borrower or the Collateral Manager under or pursuant to this Agreement or any other Facility Document. Without limiting the foregoing, the Collateral Administrator shall perform the following functions:

(i) create a collateral database of certain characteristics (to the extent required for the performance of its obligations hereunder, and otherwise as reasonably agreed to between the Collateral Administrator and the Collateral Manager) of the Collateral Assets and Eligible Investments credited from time to time to the Covered Accounts (the “Collateral Database”); within five (5) Business Days of the Closing Date;

(ii) permit access to the information in the Collateral database by the Collateral Manager and the Borrower;

(iii) update the Collateral Database promptly for ratings changes and for Collateral Assets, Equity Securities and Eligible Investments acquired or sold or otherwise disposed of and for any amendments or changes to Collateral Asset amounts or interest rates and, if direct online viewing access to the foregoing is unavailable, report any updates as of the close of business on the preceding Business Day to the Collateral database to the Administrative Agent no later than 5:00 p.m. on each Business Day, in each case based upon, and to the extent of, information furnished to the Collateral Administrator by or on behalf of the Borrower or the Collateral Manager as may be reasonably required by the Collateral Administrator, or by the agents for the obligors from time to time;

(iv) track the receipt and daily allocation of cash to the Collection Account and any withdrawals therefrom (including the applicable Interest Rates provided to the Collateral Administrator by the Administrative Agent) and, if direct online viewing access to the foregoing is unavailable, report the balances of the Collection Account to the Administrative Agent no later than 5:00 p.m. on each Business Day as of the close of business on the preceding Business Day;

(v) draft and make available to the parties required under this Agreement each of the Monthly Reports which are required to be provided pursuant to Section 8.09(a) of this Agreement by the time specified in this agreement and on the basis of the information contained in the Collateral Database or as provided to the Collateral Administrator by the Borrower, Collateral Manager or Administrative Agent; and

(vi) provide the Collateral Manager with such other information as may be reasonably requested in writing by the Collateral Manager and as is within the possession of the Collateral Administrator.

(b) No provision of this Agreement shall be construed to relieve the Collateral Administrator from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct or fraud, except that:

(i) this subsection shall not be construed to limit the effect of subsection (a) of this Section 15.02;

(ii) the Collateral Administrator shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Collateral Administrator, unless it shall be proven that the Collateral Administrator was grossly negligent in ascertaining the pertinent facts or engaged in fraud or willful misconduct;

(iii) no provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary services under this Agreement; and

(iv) in no event shall the Collateral Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Collateral Administrator has been advised of the likelihood of such damages and regardless of the form of such action.

(c) Upon request of the Collateral Administrator, the Borrower and the Collateral Manager shall cooperate with the Collateral Administrator in connection with the matters described herein, including calculations and information relating to the Monthly Reports or as otherwise reasonably requested hereunder. Nothing herein shall obligate the Collateral Administrator to determine independently the correct characterization or categorization of any item of Collateral under this Agreement (it being understood that any such characterization or categorization shall be based exclusively upon the determination and notification received by the Collateral Administrator from the Collateral Manager). To the extent the Collateral Manager becomes actually aware that the information with respect to any Collateral Asset in any report, instruction or certificate required to be delivered by the Collateral Administrator conflicts with information, data or calculations in the records of the Collateral Manager, the Collateral Manager shall notify the Collateral Administrator of such discrepancy and use commercially reasonable efforts to assist the Collateral Administrator in reconciling such discrepancy. The Collateral Administrator shall cooperate with the Collateral Manager in connection with the Collateral Manager’s review of the contents of the aforesaid reports, instruction and certificates and will use commercially reasonable efforts to provide such items to the Collateral Manager within a reasonably sufficient time (as agreed between the Collateral Manager and the Collateral Administrator) prior to any applicable due date to enable such review.

(d) The Collateral Administrator shall have no obligation to determine the Asset Value or the price of any Collateral in connection with any actions or duties under this Agreement. Nothing herein shall prevent the Collateral Administrator or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any Person.

(e) The Collateral Administrator shall in no event have any liability for the actions or omissions of the Borrower, the Collateral Manager, the Administrative Agent, the Custodian (but only if not the same Person as the Collateral Administrator) or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Collateral Manager, the Custodian (but only if not the same Person as the Collateral Administrator) or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Administrator’s own willful misconduct, gross negligence or fraud. The Collateral Administrator shall not be liable for failing to perform or any delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Collateral Manager, the Administrative Agent, the Custodian (but only if not the same Person as the Collateral Administrator) or any other Person in furnishing necessary, timely and accurate information to the Collateral Administrator.

(f) It is expressly acknowledged by the Borrower and the Collateral Manager that application and performance by the Collateral Administrator of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data and information provided to it by the Collateral Manager (and/or the Borrower) with respect to the Collateral, and the Collateral Administrator shall have no responsibility for the accuracy of any such information or data provided to it by such Persons. Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any obligor under the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons and to provide certain reports and other deliveries, as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services.

(g) Nothing herein shall obligate the Collateral Administrator to determine independently any characteristic of a Collateral Asset, or to evaluate or verify the Collateral Manager’s characterization of any Collateral Asset, including whether any item of Collateral is a Revolving Collateral Asset, Delayed Drawdown Collateral Asset, Fixed Rate Obligation, Noteless Loan, PIK Loan, DIP Loan, Eligible Collateral Asset, Ineligible Collateral Asset, Equity Security, Middle Market Loan, MRR Loan, First Lien Last Out Loan, Floor Obligation, Broadly Syndicated Loan, Second Lien Loan, Structured Finance Obligation, Certificated Security, Covenant Lite Loan or Uncertificated Security, any such determination being based exclusively upon notification the Collateral Administrator receives from the Collateral Manager or from (or in its capacity as) the Collateral Agent (based upon notices received by the Collateral Agent from the obligor, trustee or agent bank under an underlying governing document, or similar source) and nothing herein shall obligate the Collateral Administrator to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Collateral Asset in order to verify, confirm, audit or otherwise determine any characteristic thereof.

Section 15.03 Certain Rights of Collateral Administrator

Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Administrator of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(a) The Collateral Administrator may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Collateral Manager acting on behalf of the Borrower as to the appropriate course of action desired by it. If the Collateral Administrator does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action; provided that the Collateral Administrator shall, as soon as practicable thereafter, notify the Collateral Manager of which course of action, if any, it has decided to take. The Collateral Administrator shall act in accordance with instructions received after such two-Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.

(c) Neither the Collateral Administrator nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or Law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence, fraud, bad faith or willful misconduct on its part and in breach of the terms of this Agreement. The Collateral Administrator shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(d) The Collateral Administrator may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Collateral Administrator in good faith in accordance with the opinion and directions of such counsel, the reasonable cost of such services shall be reimbursed pursuant to Section 15.04 below.

(e) The Collateral Administrator shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Collateral Administrator or unless (and then only to the extent) received in writing by the Collateral Administrator and specifically referencing this Agreement.

(f) No provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Administrator to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(g) The permissive right of the Collateral Administrator to take any action hereunder shall not be construed as a duty.

(h) The Collateral Administrator may act or exercise its duties or powers hereunder through agents or attorneys, and the Collateral Administrator shall not be liable or responsible for the actions or omissions of any such agent or attorney selected by it with reasonable care.

(i) The Collateral Administrator shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control; provided that the Collateral Administrator takes commercially reasonable efforts to resume performance after the cessation of such acts. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(j) All indemnifications contained in this Agreement in favor of the Collateral Administrator shall survive the termination of this Agreement.

(k) Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI shall be afforded to the Collateral Administrator.

(l) The Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement or any other Facility Document or Related Document. The Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document. The Collateral Administrator shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default. The Collateral Administrator shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.

Section 15.04 Compensation and Reimbursement of Collateral Administrator

(a) The Borrower agrees to pay, and the Collateral Administrator shall be entitled to receive, as compensation for the Collateral Administrator’s performance of the duties called for herein, the amounts set forth in the Collateral Administration and Agency Fee Letter.

(b) The Borrower agrees to pay or reimburse to the Collateral Administrator upon its request from time to time all reasonable and documented costs, disbursements, advances, and expenses (but limited, in the case of legal fees and expenses, to the reasonable fees and expenses of one firm of outside legal counsel, plus, if necessary, one additional local counsel) incurred in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Collateral Administrator of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Collateral Administrator to collect any amounts owing to it under this Agreement).

(c) All payments hereunder, including, but not limited to indemnities, shall be paid in accordance with Section 9.01.

Section 15.05 Resignation and Removal; Appointment of Successor

(a) Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Collateral Administrator and no appointment of a successor Collateral Administrator pursuant to this Article XV shall become effective until the acceptance of such appointment by the successor Collateral Administrator under Section 15.06 and the assumption by such successor Collateral Administrator of the duties and obligations of the Collateral Administrator hereunder.

(b) The Collateral Administrator may resign at any time by giving written notice thereof to the Borrower, the Administrative Agent, the Collateral Manager and the Lenders not less than thirty (30) days prior to such resignation.

(c) The Collateral Administrator may be removed at any time by the Administrative Agent (i) upon thirty (30) days’ notice (with the prior written consent of the Collateral Manager) or (ii) at any time if (A) an Event of Default shall have occurred and be continuing, or (B) the Collateral Administrator shall become incapable of acting or shall become the subject of an Insolvency Event. Notice of any such removal shall be sent by the Administrative Agent to the Collateral Administrator, the Borrower, the Lenders and the Collateral Manager.

(d) The Collateral Administrator may be removed at any time by the Collateral Manager upon thirty (30) days’ notice (with the prior written consent of the Administrative Agent).

(e) If the Collateral Administrator shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Collateral Administrator for any reason (other than resignation), the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor collateral administrator by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Collateral Administrator and one copy to the successor Collateral Administrator, together with a copy to the Administrative Agent and the Lenders; provided that such successor Collateral Administrator shall be appointed only upon the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and, so long as no Collateral Manager Default shall have occurred and be continuing, the Collateral Manager (in each case which consent shall not be unreasonably withheld, conditioned or delayed). In the case of a resignation by the Collateral Administrator, if no successor Collateral Administrator shall have been appointed and an instrument of acceptance by a successor Collateral Administrator shall not have been delivered to the resigning or removed Collateral Administrator and the Administrative Agent within thirty (30) days after the giving of such notice of resignation or removal, the Administrative Agent may appoint a successor Collateral Administrator or the resigning or removed Collateral Administrator may petition any court of competent jurisdiction at the expense of the Borrower to appoint a successor Collateral Administrator.

Section 15.06 Acceptance and Appointment by Successor

Each successor Collateral Administrator appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Collateral Manager, the Administrative Agent, the Lenders and the retiring Collateral Administrator an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Collateral Administrator shall become effective and such successor Collateral Administrator, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Collateral Administrator; but, on request of the Borrower, the Collateral Manager, the Administrative Agent or the successor Collateral Administrator, such retiring Collateral Administrator shall (i) execute and deliver an instrument transferring to such successor Collateral Administrator all the rights, powers and trusts of the retiring Collateral Administrator and (ii) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Collateral Administrator hereunder. Upon request of any such successor Collateral Administrator, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Collateral Administrator all such rights, powers and trusts.

Section 15.07 Merger, Conversion, Consolidation or Succession to Business of Collateral Administrator

Any organization or entity into which the Collateral Administrator may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Administrator shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Administrator, shall be the successor of the Collateral Administrator hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 15.08 Certain Duties of Collateral Administrator Related to Delayed Payment of Proceeds

In the event that in any month the Collateral Administrator shall not have received any payment (or is unable to identify whether any payment consists of Principal Proceeds or Interest Proceeds) with respect to any Collateral Asset pursuant to the applicable Related Documents, (a) the Collateral Administrator shall promptly notify the Administrative Agent, the Borrower, and the Collateral Manager and (b) unless within three (3) Business Days (or the end of the applicable grace period for such payment, if longer) after such notice such payment shall have been received by the Custodian (or such Collections shall have been identified), the Collateral Manager shall request the applicable Obligor or designated paying agent, as applicable, to make such payment (or identify such Collections) as soon as practicable after such request but in no event later than three (3) Business Days after the date of such request. In the event that such payment is not made (or such Collections are not identified) within such time period, the Collateral Administrator, subject to the provisions of this Article XV, shall take such reasonable action at the Borrower’s expense as the Collateral Manager shall direct. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Agreement. All Collections that the Collateral Administrator is unable to identify as Principal Proceeds or Interest Proceeds shall be held in the Collection Account.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TECH INCOME FUNDING II LLC, as Borrower

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

BLUE OWL ~~ROCK~~ TECHNOLOGY INCOME CORP., as Collateral Manager and as Equityholder

By:
Name: Title:

[Signature Page to Credit and Security Agreement]

CITIBANK, N.A., as Administrative Agent and as a Lender

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

STATE STREET BANK AND TRUST COMPANY, as Collateral Agent and as Collateral Administrator

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

~~ALTER DOMUS (US) LLC~~STATE STREET BANK AND TRUST COMPANY, as Custodian

By:
Name:
Title: